As filed with the Securities and Exchange Commission on March 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SkyWater Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	37-1839853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2401 East 86th Street

Bloomington, Minnesota 55425

(952) 851-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Sonderman

President and Chief Executive Officer

SkyWater Technology, Inc.

2401 East 86th Street

Bloomington, Minnesota 55425

(952) 851-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin K. Greenslade William J. Curtin Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (703) 610-6189	Steve Manko Chief Financial Officer SkyWater Technology, Inc. 2401 East 86th Street Bloomington, Minnesota 55425 (952) 876-8504	Heidi E. Mayon Julia R. White Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 (650) 752-3100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)(2)	AMOUNT OF REGISTRATION FEE
Common stock, par value $0.01 per share	$75,000,000	$8,182.50

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Prior to the effectiveness of this registration statement, CMI Acquisition, LLC, a Delaware limited liability company, will convert into a Delaware corporation and change its name to SkyWater Technology, Inc., which we refer to as the Corporate Conversion. As a result of the Corporate Conversion, the members of CMI Acquisition, LLC will become holders of shares of common stock of SkyWater Technology, Inc. Except as otherwise disclosed in the accompanying prospectus, the consolidated financial statements and selected historical consolidated financial data and other financial information included in this registration statement are those of CMI Acquisition, LLC and its subsidiaries and do not give effect to the Corporate Conversion. Shares of common stock of SkyWater Technology, Inc. are being offered by the prospectus that forms a part of this registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated March 22, 2021

            Shares

Common Stock

This is our initial public offering. We are offering             shares of our common stock.

We expect that the public offering price will be between $         and $         per share. No public market currently exists for the shares. We intend to apply to list our common stock on the Nasdaq Capital Market under the trading symbol “SKYT.”

Following this offering, Oxbow Industries, LLC and its affiliates will own approximately     % of our outstanding common stock (or approximately     % if the underwriters exercise their over-allotment option in full), and will therefore control more than a majority of the voting power of our outstanding common stock. As a result, we expect to be a “controlled company” for purposes of the marketplace rules of the Nasdaq Capital Market.

We are an “emerging growth company” under the federal securities laws and are eligible to comply with reduced disclosure requirements for this prospectus and our public company filings.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14.

	PRICE TO PUBLIC	UNDERWRITING DISCOUNTS AND COMMISSIONS (1)	PROCEEDS TO SKYWATER TECHNOLOGY, INC.
Per Share	$	$	$
Total	$	$	$

(1)	See “Underwriting” on page 119 for additional information regarding underwriting compensation.

The underwriters have an option to purchase a maximum of             additional shares of common stock from us solely to cover over-allotments of shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about                     , 2021.

Jefferies		Cowen

Piper Sandler

The date of this prospectus is                     , 2021.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any related free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside the United States.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “SkyWater,” “we,” “us,” “our” and similar references refer, prior to the Corporate Conversion discussed elsewhere in this prospectus, to CMI Acquisition, LLC, a Delaware limited liability company, and its subsidiaries, taken as a whole, and after the Corporate Conversion, to SkyWater Technology, Inc., a Delaware corporation, and its subsidiaries, taken as a whole. We own various unregistered trademarks and servicemarks, including our corporate logo. The name “SkyWater Technology,” the SkyWater Technology logos and the other trade names, trademarks or service marks of SkyWater Technology appearing in this prospectus are the property of SkyWater Technology. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the owner of such trademarks and trade names will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various third-party sources, including reports from Gartner, Inc., or Gartner, Infiniti Research, AMA Research & Media LLP, or AMA, IC Insights, Inc., or IC Insights, Databeans, Inc., or Databeans, the U.S. Department of Defense, or DoD, Mind Commerce, Yole Développement SA, or Yole Développement, MarketsandMarkets Research Private Ltd., or MarketsandMarkets, Statista, Inc., or Statistica, and Semiconductor Equipment and Materials International, or SEMI, on assumptions we have made based on such data and other similar sources and on our knowledge of the markets for our solution. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe the data from such third-party sources to be reliable. While we are not aware of any misstatements regarding the market or industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

The Gartner content described herein, “Semiconductor Forecast Database, Worldwide, 2Q20 Update,” Ben Lee, et al, 30 June 2020 (the Gartner Content), represents research opinions or viewpoints published, as part of a syndicated subscription service, by Gartner, and are not representations of fact. The Gartner Content speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Content are subject to change without notice.

iii

PROSPECTUS SUMMARY

This summary highlights information presented elsewhere in this prospectus and is qualified in its entirety by such information. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide whether to invest in our common stock, you should read and carefully consider the entire prospectus, including our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties, as discussed under “Special Note Regarding Forward-Looking Statements.”

SKYWATER TECHNOLOGY, INC.

Our Business

We are a U.S. investor-owned, independent, pure-play technology foundry that offers advanced semiconductor development and manufacturing services from our fabrication facility, or fab, in Minnesota and advanced packaging services from our Florida facility. In our technology as a service model, we leverage a strong foundation of proprietary technology to co-develop process technology IP with our customers that enables disruptive concepts through our Advanced Technology Services for diverse microelectronics (integrated circuits, or ICs) and related micro- and nanotechnology applications. In addition to differentiated technology development services, we support customers with volume production of ICs for high-growth markets through our Wafer Services.

The combination of semiconductor development and manufacturing services we provide our customers is not available to them from a conventional fab. In addition, following this offering, our status as a publicly-traded, U.S.-based, U.S. investor-owned pure-play technology foundry with Defense Microelectronics Activity, or DMEA, Category 1A accreditation from the U.S. Department of Defense, or DoD, is expected to position us well to provide distinct, competitive advantages to our customers. These advantages include the benefits of enhanced IP security and easy access to a U.S. domestic supply chain. In September 2019, we entered into a contract with the DoD to receive up to $170 million to expand and upgrade our manufacturing capabilities, specifically to build next-generation radiation hardened, or rad-hard, wafer solutions for the aerospace and defense sector which will have significant benefits for other commercial markets. Our fab expansion supporting this project began operations in October 2020. In January 2021, we entered into an agreement with Osceola County, Florida to take over operation of the Center for NeoVation facility in Kissimmee, Florida to accelerate pure-play advanced packaging services for differentiated technologies.

We primarily focus on serving diversified, high-growth, end users in numerous vertical markets, including (1) advanced computation, (2) aerospace and defense, or A&D, (3) automotive and transportation, (4) bio-health, (5) consumer and (6) industrial/internet of things, or IoT. By housing both development and manufacturing in a single operation, we rapidly and efficiently transition newly-developed processes to high-yielding volume production, eliminating the time it would otherwise take to transfer production to a third-party fab. Through our Advanced Technology Services, we specialize in co-creating with our customers advanced solutions that directly serve our end markets, such as superconducting ICs for quantum computing, integrated photonics, carbon nanotube technologies, or CNTs, microelectromechanical systems, or MEMS, technologies for biomedical and imaging applications, and advanced packaging. Our Wafer Services include the manufacture of silicon-based analog and mixed-signal ICs for our end markets. Our focus on the differentiated analog and mixed-signal and complementary metal-oxide-semiconductor, or CMOS, markets supports long product life-cycles and requirements that value performance over cost-efficiencies, and leverages our portfolio of IP. Our Advanced Technology Services and Wafer Services customers total 36 active accounts, and include Infineon, D-Wave, L3Harris, Leonardo DRS, Microsoft, MGI and Steifpower, compared to 11 customers in 2014.

Before we began independent operations, our fab was owned and operated by Cypress Semiconductor Corporation, or Cypress, as a captive manufacturing facility for 20 years. We have leveraged the Cypress system, manufacturing technology and process development capabilities to advance our product offerings. We became an independent company in March 2017 when we were acquired by Oxbow Industries, LLC, or Oxbow, as part of a divestiture from Cypress. Our multi-year Foundry Services Agreement, or FSA, with Cypress, which ended in June 2020, created a runway for us to operate the foundry at a high utilization rate while continuing to expand and diversify the customer base transferred by Cypress.

Our Industry

Semiconductor designs require sophisticated manufacturing expertise and large capital investments for fab build-outs. This had led to the creation of pure-play technology foundries, which focus exclusively on providing semiconductor manufacturing based on processes and technologies that are developed for other semiconductor companies to utilize. Pure-play technology foundries neither offer nor design their own semiconductor products, and spread the cost of the fab across multiple customers.

We seek to help meet the growing and significant demand for specialty ICs. Electronics have become increasingly sophisticated and connected, increasing demand for analog and mixed-signal and specialty microelectronics, such as rad-hard, discrete power devices, superconducting, photonics, MEMS, carbon nanotubes and silicon interposers/advanced packaging solutions. These semiconductors and specialty microelectronics require higher levels of customization and are produced in lower volumes than other electronics. Traditional pure-play foundries generally have been unwilling or unable to manufacture these products either for financial reasons or because they do not possess the necessary IP. Security and IP protection also have become important as governments focus on developing their domestic supply chains.

The demand for these specialty ICs continues to grow due to demand from advanced computing, A&D, automotive and transportation, bio-health, consumer and industrial/IoT markets.

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Advanced Computing. The volume of data produced globally is growing at a 35% compound annual growth rate, or CAGR, as the IoT landscape develops. Statistica projects that the volume of data produced by IoT connections worldwide in 2025 will be 79 zettabytes or 2,500 terabytes per second. New solutions such as chip accelerators, optical computing and transmission technologies and quantum computing are being explored to handle the new data volume requirements. We believe our superconducting process flows, silicon interposers and advanced packaging, 3-dimensional system on a chip technology, or 3DSoC, and silicon photonics and Advanced Technology Services are well-suited to enable these new solutions.

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Aerospace & Defense. Microelectronics provide critical capabilities for avionics, communications, space and weapon systems that support national security objectives. Domestic sourcing has become important as security and assured access needs have become U.S. governmental priorities. Rad-hard capabilities are required to successfully operate in extreme environments. We believe that, following this offering, our status as a publicly-traded, U.S.-based, U.S. investor-owned pure-play technology foundry with DMEA Category 1A accreditation through the DoD and our Advanced Technology Services and Wafer Services will enable us to deliver the next-generation capabilities needed for applications operating in extreme environments.

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Automotive & Transportation. According to IC Insights, the automotive and transportation market for integrated circuits in 2019 was $35 billion and is forecasted to grow at 8.5% annually for the next five years, with the analog sub-category growing 10.2% annually over the same period. Growth will be driven by the increasing amounts of customer-specific semiconductor content per vehicle to enable trends in connectivity, electrification, advanced driver-assistance systems concepts and autonomous driving. We believe our analog and mixed-signal CMOS, discrete power devices, silicon photonics, MEMS solutions and Advanced Technology Services are better suited for delivering customer-specific requirements faster to market than offerings by traditional pure-play foundries.

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Bio-Health. The bio-health industry is rapidly adopting new technologies to improve healthcare outcomes, including enhancing integration between sensing and microelectronics to enable new diagnostic and intervention therapies. According to MarketsandMarkets, the market for microelectronics in the biomedical market for implants was $24.8 billion in 2016 and is forecasted to grow 9.8% annually through 2025. We believe our analog and mixed-signal CMOS, rad-hard CMOS, MEMS and Advanced Technology Services enable us to address the evolving technological needs within the bio-health industry.

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Consumer. The consumer industry has evolved towards connected, smart devices that require low-power battery systems and wireless connectivity to support product requirements for wearables, gaming, extended reality, voice assistants and other convenience and entertainment-oriented applications. We believe our analog and mixed-signal CMOS, discrete power devices and Advanced Technology Services provide better opportunities for consumer product companies to accelerate time-to-market to maintain product differentiation.

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Industrial/IoT. The 5G infrastructure roll-out and industrial IoT wave are driving demand for sensing, device connectivity, communications and edge computing applications. Companies have raced to develop solutions focused on reducing network latency and increasing data throughput. According to IC Insights, the industrial and communications market for ICs in 2019 was $175 billion. We believe our analog and mixed-signal CMOS, discrete power devices, MEMS and Advanced Technology Services can deliver faster time-to-market capabilities than offerings by traditional pure-play foundries.

Our Competitive Strengths

We are a leader in technology innovation services, and believe that we have significant points of differentiation that will enable us to continue to succeed in the pure-play technology foundry industry. Our core strengths include the following:

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Following this offering, our status as a publicly-traded, U.S.-based, U.S. investor-owned pure-play technology foundry with DMEA Category 1A accreditation from the DoD. We believe that our status following this offering as a publicly-traded U.S.-based, U.S. investor-owned pure-play technology foundry will provide us with a strong position to service the aerospace and defense market. Our current and potential aerospace and defense customers are required to comply with a range of information security protocols for protecting sensitive device IP with national security implications. The DoD established the Trusted Foundry Program in 2007 to provide secure access to leading-edge semiconductor technology and to ensure a trusted microelectronics supply chain for sensitive government programs with national security interests. As of March 5, 2021, there were 58 suppliers designated as “Trusted” under this program by the U.S. Government. Of those suppliers, we are one of only seven wafer fabs that have DMEA Category 1A accreditation through the DoD. All other trusted suppliers are either not U.S. investor-owned or do not have a pure-play technology foundry model, as they are captive or integrated device manufacturer fabs that also provide foundry services. In addition, there are other end markets, such as automotive and medical, that value working with a supplier operating within the United States, which offers a high level of protection for IP rights, or that value the convenience and branding advantage of services and products made in the United States.

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Unique IP model that offers customers an end-to-end solution for microelectronics and next-wave technology needs. We believe our pure-play technology foundry model combines the integrated process technology development services and manufacturing capability and expertise needed to address the high levels of customization specified by our customers. By combining our development lab capabilities in an advanced volume production fab, we are able to leverage our Advanced Technology Services to accelerate our customers’ time-to-market. We work alongside our customers to co-create customized ICs to meet or exceed stringent semiconductor requirements. By providing a full-scale semiconductor technology and manufacturing ecosystem, with substantial process flow integration and customized solutions, we are able to continually attract and retain customers. As of

January 3, 2021, we had 34 Advanced Technology Services customers, including five Fortune 300 companies.

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Accelerated time-to-market advantage for our customers. Our integration of development and manufacturing into a single ecosystem enables our customers’ products to be designed for manufacturing robustness without sacrificing the unique customization needed for differentiation. In addition, our wafer fab offers rapid prototyping and validation and accommodates small lot manufacturing, making our facility an optimal size for providing a complete solution for our customers and allowing them the opportunity to access the market more quickly than with other semiconductor foundries.

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A seasoned engineering team that leverages our extensive IP portfolio to support the development of emerging technologies in a fully integrated lab-to-fab environment. Our team of over 100 engineers employs IP created over decades, and our fab is specially geared toward managing the complexity of developing emerging technologies alongside manufacturing, with world-class excellence. Through direct collaboration with our customers, our team of engineers can leverage existing wafer process technology and process flow options to create custom fabrication processes that best serve our customers’ needs for high-performance analog and mixed-signal ICs. We also specialize in developing advanced processes for emerging technologies such as silicon photonics, superconducting and quantum computing, CMOS image sensing and DNA sequencing, among others. Our Advanced Technology Services provide us with a competitive advantage by offering significant technical expertise and customized engineering practices required for the creation and delivery of scalable specialty applications. The technological capabilities of our foundry shorten design cycles to create an expedited path for our customers’ products to reach the market.

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Optimized manufacturing environment for highly-engineered projects. Customers in our end markets value high performance and are willing to pay a premium for the Advanced Technology Services needed for the development of specialized products. Many of our customers are focused on high-margin specialty applications, which typically involve a smaller volume of production. We believe such customers are underserved by our competitors, which primarily focus on higher-volume opportunities. Our high-mix foundry automation and manufacturing systems are geared to handle high levels of customization, making smaller volume projects more economical than for competitive fabs. Our right-sized fab provides opportunities for us to leverage our manufacturing scale and expertise for customized processes and to realize higher margins for the significant engineering effort required by these complicated projects.

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Expertise in highly customized projects in a low-volume research and development environment. We specialize in, and have the equipment and process expertise necessary to deliver, effective and cost-efficient solutions while co-creating next-generation technology with our customers. We couple our Advanced Technology Services with existing process design kits, or PDKs, that leverage proven IP acquired in our divestiture from Cypress to allow our customers to co-create tailored product offerings. Our technical experience enables us to either modify existing processes or develop new, innovative solutions that are tailored to our customer’s needs. The ability of our competitors to engage in highly customized process development activities within their large-scale manufacturing operations is difficult without the significant IP and capital expenditures required to retrofit the larger operations for the high-mix and logistically complex requirements of the technology foundry model. Our 200 mm manufacturing lines deliver a degree of agility that allows us to efficiently respond to customer demands without significant lead-times or capital investment, and provides us with the ability to complete rapid prototyping that can quickly translate to volume production. With substantial experience in complex high-mix, mid-market manufacturing, we have deployed our ability through deployment of our Advanced Technology Services to excel in customer programs that require specialty knowledge and expertise.

Our Growth Strategy

We intend to become a prominent U.S.-based foundry by leveraging our core competencies in specialty process development and advanced manufacturing, while expanding our customer base and presence in high-margin end markets. To achieve this goal, we intend to pursue the following key strategies:

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Diversify our customer base, grow our presence in existing markets, and expand into new end markets. Our Trusted Foundry designation, various industry accreditations and broad range of capabilities and services have established our presence in high-growth specialty applications. We have reduced our revenue concentration from Cypress/Infineon to approximately 29% of our revenues for the year ended January 3, 2021 from approximately 100% of our revenues from the period of acquisition to July 1, 2017. As of January 3, 2021, since divesting from Cypress in March 2017, we have added four new customers to our Wafer Services business and 21 new customers to our Advanced Technology Services business. We intend to continue to build upon our success in the advanced computation, A&D, automotive and transportation, bio-health, consumer and industrial/IoT markets while expanding into new markets over time. Our technology foundry services, coupled with our Trusted Foundry designation and various industry accreditations, offer unique value to our customers that we plan to leverage as we expand our presence across both current and new end markets.

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Leverage our Trusted Foundry status and find U.S. Government investments to add to our capabilities and expand our markets. We are one of only seven wafer fabrication facilities that have DMEA Category 1A accreditation through the DoD. We believe most foundries are not positioned to partner with the U.S. Government because of the Trusted Foundry’s security requirements, stringent government contract provisions and small lot manufacturing typical of government contracts. We have extensive experience working with highly-sensitive government projects that enable new capabilities and subsequently re-applying those capabilities to expand our offerings, such as the atomic layer deposition tool which was later used for other U.S. Government-funded programs and prototyping on typical engagements. In August 2018, the Defense Advanced Research Projects Agency, or DARPA, awarded the largest contract in the first round of DARPA’s Electronics Resurgence Initiative, or ERI, program to a team consisting of SkyWater, the Massachusetts Institute of Technology, or MIT, and Stanford University, to focus on developing microelectronics using carbon nanotube technology. We will continue to evaluate these government opportunities as the U.S. Government invests to regain global technology leadership in the semiconductor industry by optimizing and securing its IC manufacturing supply chain.

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Expand in the microelectronics value chain and champion U.S.-based pure-play advanced packaging foundry services. As our industry evolves into a post-Moore’s Law reality, we believe 2.5D, 3D, and SiP advanced packaging concepts will be adopted broadly and our domestic offering for development and manufacturing of solutions in this space will be in high demand. Furthermore, our strategy is to make these services available not only to our customers developing highly differentiated and disruptive front-end technologies but also to advanced packaging services that may source chips from other foundries and seek our support for onshore heterogeneous integration solutions. In addition, as interest grows within the federal government to enhance domestic infrastructure in this area, we feel we are well positioned to lead efforts to position the U.S. as a leader in advanced packaging technology.

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Expand in the rad-hard market. There are increasing uses for various radiation-hardened applications across multiple industries. In September 2019, we received a DoD contract for up to $170 million to build a next-generation rad-hard chip manufacturing capability, with volume production beginning in 2021. We believe our fab’s lower capital requirements will provide an attractive opportunity for future projects of this nature.

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Co-develop next-generation technologies with our customers, and grow our Advanced Technology Services. We intend to continue to engage in advanced development opportunities and leverage technologies developed to broaden our portfolio of semiconductor solutions. Access to our engineering team, production-grade technology and equipment, verified IP and trade secrets developed over several decades enable us to provide customized process development and Advanced Technology Services. We believe that investing in these capabilities will enable us to maintain our market leadership and attract customers that require lower volumes and intricate engineering specifications.

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Invest in design block IP development and enable third-party creation of IP. The foundation of a PDK-driven foundry offering for wafer services is a comprehensive library of silicon-proven, well-characterized design IP blocks. We will continue to invest in IP blocks organically, through targeted external investments, by encouraging IP design companies to offer their blocks for use with customer-paid royalties.

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Expand our capabilities through cost-effective capital management, including seeking M&A opportunities to drive growth. We will continue to invest in additional manufacturing capacity and evaluate growth opportunities through acquisitions of other businesses and operations, including, with respect to (1) other foundries, (2) larger foundries looking to divest existing low-volume programs, (3) low-cost manufacturing capacity that increases our scale and (4) adjacent markets such as advanced packaging, or AP, and bond/assembly/test, or BAT. We also may expand our current facility or convert existing spaces into clean rooms to add to our contaminant-free manufacturing environment. We believe acquiring low-cost U.S.-based facilities will expand our scale and customer base while maintaining our domestic competitive advantage without disrupting current operations.

Our Customers

We serve a diverse array of customers across our Advanced Technology Services and Wafer Services businesses, ranging from designers producing near-commodity volume chips to those requiring highly-specialized next-wave technology solutions. Through our Wafer Services, we support customers producing ICs and devices either on our standard process or on a co-developed process that was produced using our Advanced Technology Services. Customers of our Advanced Technology Service develop chips with a wide range of special processing needs, ranging from light customizations to next-generation technologies. As of January 3, 2021, we had 36 customers.

Corporate Conversion

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to change our form of business organization by converting from a Delaware limited liability company into a Delaware corporation and to change our name from CMI Acquisition, LLC to SkyWater Technology, Inc. In connection with these changes, which we refer to as the Corporate Conversion, all of the outstanding limited liability company interests of CMI Acquisition, LLC, which we refer to as units and which are comprised of Class B preferred units and common units, will automatically be converted into shares of our common stock. In connection with the Corporate Conversion, each Class B preferred unit and common unit will convert into a number of shares of common stock determined by dividing (1) the amount that would have been distributed in respect of each such unit in accordance with CMI Acquisition, LLC’s operating agreement if all assets of CMI Acquisition, LLC had been sold for a cash amount equal to the pre-offering value of CMI Acquisition, LLC, as such value is determined by CMI Acquisition, LLC’s board of managers based on the fair value of each share of our common stock (net of any underwriting discounts, fees and expenses), by (2) such per share fair value. As discussed more fully in the section titled “Corporate Conversion,” the amounts that would have been distributed for this purpose in respect of Class B preferred units and common units are determined by reference to the terms of CMI Acquisition, LLC’s operating agreement, with different values applicable to each series of units. For purposes of the Corporate Conversion, pre-offering “per share fair value” will be determined taking into account the assumed initial public offering price of our common stock.

Accordingly, and based on an assumed initial public offering price of $             per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, our outstanding units will be converted as follows:

∎	holders of Class B preferred units will receive an aggregate of shares of our common stock; and

∎	holders of our common units will receive an aggregate of shares of our common stock.

Risks Associated With Our Business

Our business is subject to a number of risks that you should be aware of before making a decision to invest in our common stock. These risks are discussed more fully in the section titled “Risk Factors” and include, among others:

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If our sole semiconductor foundry in Minnesota is damaged or becomes inoperable, we will be unable to develop or produce wafers in a timely manner, if at all, and our business would be materially adversely affected.

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Our industry has experienced rapid technological changes, and new technologies may prove difficult to commercialize or may not gain market acceptance by our customers, which may have a material adverse effect on demand for our products and service offerings.

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Defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products.

∎	If we do not achieve satisfactory yields or quality, our reputation and customer relationships could be harmed.

∎	Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand accurately, we may incur supply shortages or lose revenue.

∎

A material decrease in demand for products that contain semiconductors may decrease the demand for our services and products, and a decrease in the selling prices of our customers’ products may significantly affect our business, financial results and financial position.

∎	We have a finite amount of production capacity, and to the extent customer demand exceeds our capacity we may lose customers and potential revenues.

∎	We have a limited operating history as a standalone company, and we may have difficulty accurately predicting our future revenue for the purpose of appropriately budgeting and adjusting our expenses.

∎	A significant portion of our sales comes from one customer, the loss of which would adversely affect our financial results.

∎	We may not be able to successfully diversify our customer base and penetrate new markets which would negatively impact our growth strategy.

∎

We depend on successful parts and materials procurement for our foundry and a shortage, or an increase in the price, of these raw materials could interrupt our operations and result in a decline in revenues.

∎

A breach of our security systems or a cyber-attack that disrupts our operations or results in the breach of confidential information about us, our technology or our customers could harm our business and expose us to costly regulatory enforcement and other liability.

∎	We operate in the highly cyclical semiconductor industry, which is subject to significant downturns that may negatively impact our results of operations.

∎

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we may not be able to compete successfully, and we may lose or be unable to gain market share.

∎	The effects of the coronavirus disease 2019, or COVID-19, pandemic could adversely affect our business, results of operations and financial condition.

∎	We are a party to several significant U.S. Government contracts, which are subject to unique risks.

∎	Changes to DoD business practices could have a material effect on the DoD’s procurement process and adversely impact our current programs and potential new awards.

∎	We depend on IP to succeed in our business, and any failure or inability to obtain, preserve, enforce, defend and protect our technologies or IP rights could harm our business and financial condition.

∎

Our collaboration with others regarding the development of technologies and IP may result in disputes regarding ownership of or rights to use or enforce IP rights, which could harm our business and financial condition.

∎

We have elected to take advantage of the controlled company exemption from certain corporate governance requirements, which could make our common stock less attractive to some investors or otherwise adversely affect its trading price.

∎	A limited number of stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Corporate Information

Our principal executive offices are located at 2401 East 86th Street, Bloomington, Minnesota 55425. Our telephone number at that address is (952) 851-5200. Our website is www.skywatertechnology.com. Information appearing on, or that can be accessed through, our website is not a part of this prospectus.

We were originally formed on October 3, 2016 as a Delaware limited liability company under the name CMI Acquisition, LLC. We are a holding company that conducts operations through our wholly-owned subsidiaries, SkyWater Technology Foundry, Inc., which we refer to as SkyWater Technology Foundry, SkyWater Federal, LLC, which we refer to as SkyWater Federal, and SkyWater Florida, Inc., which we refer to as SkyWater Florida. SkyWater Technology Foundry is our principal operating subsidiary through which we provide our custom design and development services and wafer manufacturing. SkyWater Federal was established to bid on specific procurement contracts and operate as a prime contractor for the U.S. Government. Once approved, SkyWater Federal will coordinate support services for our U.S. Government contract-related activities within SkyWater Technology Foundry. SkyWater Florida was established to operate a center for technological research and development, including certain semiconductor manufacturing equipment, and an advanced water treatment facility in Osceola County, Florida.

Our operations were acquired in March 2017 as part of a divestiture from Cypress. In our current corporate structure, CMI Oxbow Partners, LLC, which we refer to as CMI Oxbow, a Delaware limited liability company affiliated with Oxbow Industries, LLC, owns all of our outstanding voting interests. Before the closing of this offering, we will convert into a Delaware corporation and change our name to SkyWater Technology, Inc. as described above under “Corporate Conversion.”

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. The JOBS Act provisions:

∎	permit us to include two years, rather than five years, of selected financial data in this prospectus;

∎

provide an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

∎	provide an extended transition period for complying with new or revised accounting standards;

∎	permit us to include reduced disclosure regarding executive compensation in this prospectus and our filings with the Securities and Exchange Commission, or SEC, as a public company; and

∎	provide an exemption from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements not previously approved.

We will remain an emerging growth company until:

∎

the first to occur of the last day of the fiscal year (1) which follows the fifth anniversary of the completion of this offering, (2) in which we have total annual gross revenue of at least $1.07 billion or (3) in which the market value of our capital stock held by non-affiliates was $700 million or more as of the last business day of the preceding second fiscal quarter; or

∎	if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” (as we do as of the date of this prospectus), which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

THE OFFERING

Issuer	SkyWater Technology, Inc.

Common stock offered by us	shares

Common stock offered by us pursuant to the underwriters’ over-allotment option to purchase additional shares	shares

Common stock to be outstanding after this offering	shares (or shares, if the underwriters exercise their over-allotment option in full)

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, including financing our growth and funding capital expenditures. We may use a portion of the proceeds from this offering for acquisitions or strategic investments in businesses or technologies, although we do not currently have any plans or commitments for any such acquisitions or investments. For information about our proposed use of proceeds, see “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	“SKYT”

Unless otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering as stated in this prospectus gives effect to the Corporate Conversion, and excludes:

∎

                shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan, or the 2021 Plan, which will become effective following the Corporate Conversion, including                 shares of our common stock issuable pursuant to grants of restricted stock units and stock options to be made before the closing of this offering, based on the assumed initial public offering price of $         per share;

∎	shares of our common stock reserved for issuance under our 2021 Employee Stock Purchase Plan, or the ESPP; and

∎	shares of our common stock reserved for issuance pursuant to outstanding restricted stock units held by certain of our employees.

Except as otherwise indicated, all information in this prospectus reflects and assumes the following:

∎

the completion of the Corporate Conversion, as a result of which all of the outstanding limited liability company interests of CMI Acquisition, LLC will automatically be converted into an aggregate of                shares of our common stock;

∎	the filing of our certificate of incorporation in the State of Delaware and the adoption of our bylaws, each of which will be in effect upon the closing of this offering; and

∎	no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock.

In connection with this offering, we expect to grant restricted stock units with an aggregate fixed dollar value of $         million and stock options with an exercise price equal to the initial public offering price and an aggregate fair value of $         million. Based on an assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, we will grant          restricted stock units and options to purchase                 shares of our common stock. A $1.00 decrease in the initial public offering price will increase the aggregate number of shares underlying the restricted stock units and stock options by                 shares. A $1.00 increase in the initial public offering price will decrease the aggregate number of shares underlying the restricted stock units and stock options by                  shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth a summary of our historical consolidated financial data as of and for the periods indicated. The summary consolidated statements of operations data for the years ended January 3, 2021 and December 29, 2019 and the summary consolidated balance sheet data as of January 3, 2021 and December 29, 2019 have been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. When you read this summary consolidated financial data, it is important that you read it together with the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus, which qualify this summary consolidated financial data in their entirety, as well as the sections of this prospectus titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated statements of operations for the years ended January 3, 2021 and December 29, 2019 contain 53 and 52 weeks, respectively.

	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
(in thousands, except unit and per unit data)
Consolidated Statement of Operations Data:
Net sales	$140,438	$136,725
Cost of sales	117,746	111,379

Gross profit	22,692	25,346
Selling and marketing expenses	7,778	4,326
Research and development	4,208	6,330
General and administrative expenses	17,254	14,390
Change in fair value of contingent consideration	2,094	9,271

Operating loss	(8,642)	(8,971)
Other income (expense):
Change in fair value of warrant liability	780	(4,460)
Loss on debt modification and extinguishment	(1,434)	—
Interest expense	(5,499)	(6,547)

Total other income (expense)	(6,153)	(11,007)

Loss before income taxes	(14,795)	(19,978)
Income tax expense (benefit)	4,919	(3,559)

Net loss	(19,714)	(16,419)
Less: net income attributable to non-controlling interests	903	—

Net loss attributable to CMI Acquisition, LLC	$(20,617)	$(16,419)

Net loss per unit attributable to CMI Acquisition, LLC, basic and diluted (1)	$(1.15)	$(0.91)
Weighted average units used in computing net loss per unit, basic and diluted	18,000,000	18,000,000

(1)	Pro forma net loss per unit giving effect to the Corporate Conversion has not been presented as we believe such conversion will not result in a material reduction to net loss per unit.

(in thousands)	JANUARY 3, 2021	DECEMBER 29, 2019
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,436	$4,605
Working capital (deficit) (1)	$(9,755)	$37,946
Total assets	$263,209	$190,435
Long-term debt (2)	$71,824	$49,720
Total liabilities	$264,793	$166,268
Total members’ equity (deficit)	$(1,584)	$24,167

(1)	Working capital (deficit) is defined as current assets minus current liabilities.
(2)	Long-term debt represents the long-term portion of the term loan (for 2019), line of credit (for 2019), amended and restated revolving credit agreement, financing agreement, paycheck protection loan and contingent consideration, inclusive of debt issuance costs.

(in thousands)	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
Non-GAAP Financial Data:
Adjusted EBITDA (1)	$13,500	$21,879

(1)	We define adjusted EBITDA as net income before interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation and certain other items that we do not view as indicative of our ongoing performance, including fair value changes in contingent consideration, equity-based compensation, fair value changes in warrants and management fees. Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with generally accepted accounting principles in the United States, or GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” for our reasons for presenting non-GAAP financial measures and for a reconciliation to the most directly comparable GAAP measure.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below, together with all of the other information in this prospectus, including our consolidated financial statements and the related notes thereto and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to purchase shares of our common stock. The following risks could materially and adversely affect our business, financial condition, results of operation or cash flows. In any such case, the trading price of shares of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Relating to Our Business and Our Industry

If our sole semiconductor foundry is damaged or becomes inoperable, we will be unable to develop or produce wafers in a timely manner, if at all, and our business would be materially adversely affected.

We currently perform all of our manufacturing services and most of our design services at our foundry in Bloomington, Minnesota. Our foundry operation and the equipment we use to manufacture wafers would be costly to replace and could require substantial lead time to repair or replace. Our foundry may be harmed or rendered inoperable by physical damage from fire, floods, tornadoes, power loss, telecommunications failures, break-ins and similar events, which may render it difficult or impossible for us to produce or test products for a considerable period of time. If any of the foregoing events occur, we may incur significant additional costs including, among other things, loss of profits due to unplanned temporary or permanent shutdowns of our foundry, cleanup costs, liability for damages or injuries, legal expenses and reconstruction expenses, which would harm our results of operations and financial condition. In addition, because any substitute facility must hold any required licensures or certifications, we may be limited in our ability to rely on a third-party to perform interim design and manufacturing services or testing processes. We cannot assure you that we would be able to find another semiconductor foundry that is capable or willing to design and produce wafers in compliance with applicable specifications, or that such a substitute foundry would be willing to produce wafers for us on commercially reasonable terms. A substitute foundry may not have rights to intellectual property of others that is necessary to design, manufacture, and test products for us, and we may not be permitted to extend our license rights to a substitute foundry. Any unexpected constraints on our foundry’s ability to design, manufacture or test products could result in the loss of customers or harm our reputation, and we may be unable to regain those customers in the future, all of which would materially adversely affect our business.

Our industry has experienced rapid technological changes, and new technologies may prove difficult to commercialize or may not gain market acceptance by our customers, which may have a material adverse effect on demand for our products and service offerings.

The industry in which we operate is subject to constant technological change, industry standards and technological obsolescence. Our future success will depend on our ability to appropriately respond to changing technologies, including significant developments in wafer production, and changes in function of products and quality in a timely and cost-effective basis. If we adopt products and technologies that are not attractive to customers, we may not be successful in capturing or retaining our share of the market. If we fail to adopt enhanced technologies or processes, we could experience product obsolescence, loss of competitiveness of our products, decreased revenue and a loss of market share to competitors. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

Defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products.

Although our products are tested to meet our stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations are released. Errors, defects or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing errors or difficulties, which can affect both the quality and the yield of the product. Any actual or perceived errors, defects or poor performance in our products could result in the replacement or recall of our products, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our engineering personnel from our product development efforts and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition and results of operations. We typically provide a one year warranty on the operability of the products we design and manufacture. Defective components may give rise to warranty, indemnity or product liability claims against us that exceed any revenue or profit we receive from the affected products.

If we do not achieve satisfactory yields or quality, our reputation and customer relationships could be harmed.

The fabrication of wafers is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. Our foundry could, from time to time, experience manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials could result in lower than anticipated production yields or unacceptable performance of our wafers. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time-consuming and expensive to correct. We also may experience manufacturing problems in achieving acceptable yields as a result of, among other things, transferring production to other facilities, upgrading or expanding existing facilities or changing our process technologies. Poor production or defects, integration issues or other performance problems in our solutions could significantly harm our customer relationships and financial results and give rise to financial or other damages to our customers.

Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand accurately, we may incur supply shortages or lose revenue.

We generally do not obtain firm, long-term purchase commitments from our customers. Because production lead times often exceed the amount of time required to fulfill orders, we often must build our products in advance of orders, relying on an imperfect demand forecast to optimize use of our manufacturing capacity.

Our demand forecast accuracy can be adversely affected by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, and demand for our customers’ products. Even after an order is received, our customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess manufacturing capacity. Either underestimating or overestimating demand could lead to insufficient, excess or obsolete inventory, which could harm our operating results, cash flow and financial condition, as well as our relationships with our customers.

A material decrease in demand for products that contain semiconductors may decrease the demand for our services and products, and a decrease in the selling prices of our customers’ products may significantly affect our business, financial results and financial position.

Our customers generally use the semiconductors produced in our fab in a wide variety of applications. Any significant decrease in the demand for end-market devices or products may decrease the demand for our services and products. In addition, if the average selling prices of key end-market devices or products decline significantly, we may be pressured to reduce our selling prices, which may reduce our revenues and margins significantly. As demonstrated in the past by downturns in demand for high technology products, market conditions can change rapidly, without warning or advance notice. In such instances, our customers may experience inventory buildup or difficulties in selling their products and, in turn, may reduce or cancel orders for wafers from us, which may harm our business and profitability. The timing, severity and recovery of these downturns cannot be predicted. In order for demand for our wafer fabrication services to increase, the markets for the end products utilizing the integrated circuits that we manufacture must develop and expand. Because our services may be used in many new applications, it is difficult to forecast demand. If demand is lower than expected, we may have excess capacity and our revenue may not be sufficient to cover all our costs and serve all our debt, which may adversely affect our financial results and financial position.

We have a finite amount of production capacity, and to the extent customer demand exceeds our capacity we may lose customers and potential revenues.

In periods during which demand for our foundry services exceeds our capacity and manufacturing capabilities, we may be unable to (1) fulfill customer demand in whole or in part, in a timely manner or at all, (2) assure production of customers’ next-generation products or (3) provide additional capacity through transfer of process technologies, or ensure successful implementation. However, we could lose one or more of our current or potential customers, which may adversely affect our revenues, profitability and business.

We have a limited operating history as a standalone company, and we may have difficulty accurately predicting our future revenues for the purpose of appropriately budgeting and adjusting our expenses.

We were divested from Cypress in 2017. Our limited operating experience as a standalone company, the dynamic and rapidly evolving market in which we sell our products, our dependence on a limited number of customers, as well as numerous other factors beyond our control, may impede our ability to forecast quarterly and annual revenues accurately. As a result, we could experience budgeting and cash flow management problems, unexpected fluctuations in our results of operations and other difficulties, any of which could make it difficult for us to gain and maintain profitability and could increase the volatility of the market price of our common stock.

A significant portion of our sales comes from five customers, the loss of which would adversely affect our financial results.

Cypress, which was acquired in April 2020 by Infineon Technologies AG, accounted for approximately 29% and 48% of our revenue for the fiscal years ended January 3, 2021 and December 29, 2019, respectively. Four of our non-Cypress customers accounted for 30%, 20%, 19% and 18% of our outstanding accounts receivable as of January 3, 2021, and two of our non-Cypress customers represent 16% and 14% of our revenues for the year ended January 3, 2021. If we were to lose these key customers or experience a significant decrease in volume or sales prices, our financial results would be adversely affected. We currently sell to a relatively small number of customers in total, and we expect our operating results will likely continue to depend on sales to a relatively small number of customers for the foreseeable future. We cannot be certain that these customers will generate significant revenue for us in the future or if these customer relationships will continue to develop. If our relationships with our other customers do not continue to develop, we may not be able to expand our customer base or maintain or increase our revenue. In addition, the loss or reduction in volume or sales price, whether due to their insolvency, or their unwillingness or inability to perform their obligations under their respective relationships with us, or if we are unable to renew or engagements with them in commercially reasonable terms, or attract new customers to replace such lost business, may materially negatively impact our overall business. This is exacerbated by our current manufacturing constraints which limit our ability to sell to other customers. In addition, our business is affected by competition in the market for the end products that our customers sell, and any decline in their business could harm our business and cause our revenue to decline.

We may not be able to successfully diversify our customer base and penetrate new markets which would negatively impact our growth strategy.

Our growth strategy depends on our ability to diversify our customer base and penetrate new markets. Our ability to add new customers to our Advanced Technology Services and Wafer Services businesses is subject to various elements outside of our control, such as fluctuations in demand for discrete components in both commodity and differentiated categories. If we are unable to attract new customers our customer revenue could remain highly concentrated. In addition, even if we add new customers, they may not require high levels of production, negatively impacting our growth strategy. Our growth strategy may also be adversely affected if we are unable to enter new markets, such as rad-hard electronic markets. Because we face competition from companies with substantially greater production and marketing resources than we have, we may not be able to penetrate these new markets successfully.

Our expansion strategy carries inherent risks.

Our growth strategy includes, among other matters, diversifying our customer base, growing our presence in existing markets, expanding into new end markets, and seeking acquisition opportunities to drive growth. Although management believes that pursuing our growth strategy is in our best interests, such strategy involves substantial expenditures and risks. For example, business acquisitions or strategic partnerships pursued in connection with our growth strategy may not be completed successfully or, if completed, may not yield the expected benefits to us. In addition, such business acquisitions or strategic partnerships may materially and adversely affect our business, financial condition or results of operations. The pursuit of expansion opportunities through business acquisitions, joint ventures, stockholder agreements, government contracts or otherwise could result in operating losses and the write down of goodwill, which would increase our losses or reduce or eliminate our earnings, if any.

We depend on successful parts and materials procurement for our foundry and a shortage, or an increase in the price, of these raw materials could interrupt our operations and result in a decline in revenues.

The raw materials used to manufacture our products are subject to availability constraints and price volatility caused by weather, supply conditions, government regulations, general economic conditions and other unpredictable factors. In the event that the raw materials we acquire from third parties increase in price, we will be required to increase the prices we charge our customers, which could result in decreased sales, or we may not be permitted under our customer agreements to increase the cost to our customers, which could result in a loss or in decreased profits. Customers also may seek alternative sources of raw materials for comparable products. In the event we are unable to procure the necessary raw materials, we may not be able to operate our foundry at capacity or at all. If either of these events were to occur, our business and operations may be materially harmed.

Our dependence on a limited number of third-party suppliers for key components and capital equipment used in our manufacturing process could prevent us from delivering our products to our customers within required timeframes, which could result in order cancellations and loss of market share.

We manufacture our products using components and capital equipment procured from a limited number of third-party suppliers. In some instances, the capital equipment we use has been developed and made specifically for us or for a customer, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share. To the extent the designs or processes that our suppliers use to manufacture components and capital equipment are proprietary, we may be unable to obtain comparable components or capital equipment from alternative suppliers. The failure of a supplier to supply components or capital equipment in a timely manner, or to supply components or capital equipment that meets our quality, quantity and cost requirements, could impair our ability to manufacture our products or decrease their costs, particularly if we are unable to obtain substitute sources of these components or capital equipment on a timely basis or on terms acceptable to us.

The costs incurred by us to provide development services and manufacture our wafers may be higher than anticipated which could hurt our ability to earn a profit.

We may incur substantial cost overruns in our Advanced Technology Services and Wafer Services businesses. In particular, pricing for wafer services is typically based on a fixed price per wafer which accounts for electrical yield and mechanical scrap, in addition to all of the associated manufacturing and overhead costs. If, despite our process controls currently in place, the wafer fabrication process shifts, it may cause electrical or performance yield loss. Wafer fabrication is also especially susceptible to interruptions caused by process tooling errors or facility support interruptions such as power loss, leading to the potential for scrap. In our Advanced Technology Services business, many customers contract with us on a consumption basis, but some contract with us on a firm-fixed prices basis where milestone attainment is required for payment. If the milestone scope is unexpectedly difficult, we may be required to continue expending effort and funds to achieve the milestone, which may delay revenue and increase costs. Unanticipated costs may force us to obtain additional capital or financing from other sources and would hinder our ability to earn a profit. If we incur cost overruns, there is no assurance that we could obtain the financing or capital to cover them.

A breach of our security systems or a cyber-attack that disrupts our operations or results in the breach of confidential information about us, our technology or our customers could harm our business and expose us to costly regulatory enforcement and other liability.

Our security systems are designed to maintain the physical security of our facilities and protect the confidential information and trade secrets of our customers, suppliers and employees. The risk of a security breach or disruption, particularly through cyberattacks, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, our accreditation as a Trusted Foundry by the DMEA, our publicly-announced DARPA programs, our rad-hard program with the DoD, and other U.S. Government, or USG, and defense-related programs may make us a specific target for such attacks or industrial or nation-state espionage. A failure to comply with cybersecurity requirements imposed by those entities may result in fines or a disruption of our ability to acquire certain contracts. Criminal or other threat actors may seek to penetrate our network security and misappropriate or compromise our confidential information, systems or trade secrets, or that of our customers, create system disruptions or cause shutdowns. While we have not experienced any such material system failure or security breach to our knowledge to date, if such an event were to be discovered or cause interruptions in our operations, it could result in a material reduction in the value of our trade secrets or disruption of our development and production programs, and our business operations, including, without limitation, the cancellation or delay of our sales of wafers. The costs to address the foregoing security problems and any security vulnerabilities identified before or after a cyber incident could be significant. Remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential customers that may impede our sales or other critical functions. Breaches of our security measures and the unapproved dissemination of proprietary information, such as trade secrets, or sensitive or confidential data about us or our customers could expose us, our customers or other affected third parties to a risk of loss or misuse of this information, result in regulatory enforcement, litigation and potential liability for us and damage our brand and reputation or otherwise harm our business. Our security program includes controls intended to mitigate risks to our systems, data, personnel and facilities. The program includes logical and physical controls designed to protect the confidentiality, integrity and availability of our resources. Performance of these controls is accomplished by both internal and trusted third parties. Possible security problems and security vulnerabilities of those third-party cybersecurity or other vendors may have similar effects on us.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns that may negatively impact our results of operations.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change and price erosion, wide fluctuations in product supply and demand, evolving technical standards, and short product life cycles for semiconductors and the end-user products in which they are used. In addition, changes in general economic conditions also can cause significant upturns and downturns in the semiconductor industry. During previous periods of downturns in the semiconductor industry, we have experienced diminished demand for end-user products and underutilization of manufacturing capacity, among other effects. We may experience renewed, and possibly more severe and prolonged, industry downturns in the future as a result of such cyclical changes. We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses is relatively fixed in the short term. If an industry downturn or other unforeseen event causes revenue for a particular quarter to be lower than we initially expected, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we may not be able to compete successfully, and we may lose or be unable to gain market share.

We compete with a large number of competitors in the semiconductor market, including Taiwan Semiconductor Manufacturing Company Limited, or Taiwan Semiconductor, United Microelectronics Corporation, or United Microelectronics, Vanguard International Semiconductor Corporation, or Vanguard Semiconductor, Tower Semiconductor Ltd., or Tower Semiconductor, X-FAB Silicon Foundries SE, or X-FAB Silicon Foundries, ON Semiconductor Corporation, or ONSemi, Tower Semiconductor Ltd., or Tower-Jazz, GlobalFoundries Inc., or Globalfoundries, MIT Lincoln Labs and Intel Corporation. We expect to face increased competition in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. Our business relies on sales of our products and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for semiconductor products. Some of our competitors have longer term relationships with polysilicon providers which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

Existing or future customers could eventually transition their business to a competitor with a higher production capacity or lower-cost means of production.

As a result of our smaller manufacturing footprint, we target opportunities that larger competitors are unable to fulfill efficiently. These contracts are typically lower volume but require higher levels of customization and engineering expertise. Rapid growth in demand for a customer’s products could outpace our capacity, causing that customer to supplement or fully transition production to a higher volume foundry. In addition, as a customer’s product matures, demand for customization and engineering expertise may decrease, causing downward pricing pressure or forcing the customer to seek lower-cost means of production than are economically feasible for us. Although we are seeking to increase our customer and production mixes, the loss of one or more significant customers as a result of any such customer developments could have a material adverse impact on our financial results. In addition, our Advanced Technology Services customers may choose to implement their wafer production with other foundry providers, which could limit our Wafer Services revenue growth.

Planned efficiency and cost-savings initiatives could disrupt our operations or adversely affect our results of operations and financial condition, and we may not realize some or all of the anticipated benefits of such initiatives in the anticipated time frame or at all.

We are currently pursuing several efforts to improve profitability of our operations, including, but not limited to, efficiency improvements, cost reductions, supplier pricing negotiation and workforce reductions. These efforts, if implemented successfully, are planned to have an impact on our short-term and long-term financial results. The implementation of these efficiency and cost-savings initiatives, including the impact of any workforce reductions, could impair our ability to invest in developing, marketing and selling new and existing products, be disruptive to our operations, make it difficult to attract or retain employees, result in higher than anticipated charges, divert the attention of management, result in a loss of accumulated knowledge, impact our customer and supplier relationships and otherwise adversely affect our results of operations and financial condition. In addition, our ability to complete our efficiency and cost-savings initiatives and achieve the anticipated benefits within the expected time frame is subject to estimates and assumptions and may vary materially from our expectations, including as a result of factors that are beyond our control. Furthermore, our efforts to grow our business could be delayed or jeopardized through planned or inadvertent results of cost-savings initiatives.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline, and we may not successfully execute our internal growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable on the timing required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for our products expands. We cannot guarantee that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

We may face litigation in the future, including potential product liability claims.

As a manufacturer and seller of goods, we are exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, government enforcement actions and other legal proceedings. Any future litigation in which we may become involved may have a material adverse effect on our financial condition, operating results, business performance and business reputation. If one of our products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects or improper installation, then we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the wafer industry or related industries could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on our ability to attract new customers, both of which would harm our growth and financial performance.

We are exposed to various possible claims and hazards relating to our business, and our insurance may not fully protect us.

Although we maintain modest business disruption, theft, casualty, liability and property insurance coverage, along with worker’s compensation and related insurance, we may incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if one or more of our products is deemed to have caused a personal injury or if we experience damage to our facilities or disruptions in our business, whether or not such disruptions result from damage at our facilities. Should uninsured losses occur, they could have a material adverse effect on our operating results, financial condition and business performance. Further, we cannot be sure that any such insurance will be sufficient to cover any actual losses or that such insurance will continue to be available to us on acceptable terms, or at all.

Changes in trade policies, including the imposition of tariffs, could negatively impact our business, financial condition and results of operations.

The current U.S. administration has signaled support for, and in some instances has taken action with respect to, major changes to certain trade policies, such as the imposition of tariffs on imported products and the withdrawal from or renegotiation of certain trade agreements, including the North American Free Trade Agreement. For example, the United States has increased tariffs on certain imports such as steel and aluminum products imported from various countries. We procure certain materials, tools and maintenance parts which are essential in the manufacturing of our products directly or indirectly from outside of the United States. The imposition of tariffs and other potential changes in U.S. trade policy could increase the cost or limit the availability of these essential materials, tools and maintenance parts, which could hurt our competitive position and adversely impact our business, financial condition and results of operations in several ways. For example, the increase in costs and risk of supply chain interruption could drive some of our foreign customers to overseas foundries. In addition, availability concerns with respect to some of our essential materials, tools and maintenance parts could also prompt a lengthy and expensive search for alternative sources which would necessitate requalification cycles and production delays.

We are exposed to risks associated with a potential financial crisis and weaker global economy.

The tightening of monetary policy in the United States, potential turmoil in the financial markets and a potentially weakened global economy would contribute to slowdowns in the semiconductor industry. The market for the installation of wafers depends largely on commercial, customer and government capital spending. Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to delay, cancel or refrain from placing orders, which may reduce our sales. Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing. Further, these conditions and uncertainty about future economic conditions may make it challenging for us to obtain equity and debt financing to meet our working capital requirements to support our business, forecast our operating results, make business decisions and identify the risks that may affect our business, financial condition and results of operations. If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition and results of operations may be materially and adversely affected.

The market data and forecasts included in this prospectus may prove to be inaccurate, and you should not unduly rely on such market data and forecasts.

The market data and forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Such reports speak as of their respective publication dates and the opinions expressed in such reports are subject to change, including as a result of the impact of COVID-19 on the global economy. Accordingly, potential investors in our common stock are urged not to put undue reliance on such forecasts and market data.

Our credit facility contains restrictive covenants that may impair our ability to conduct business.

Our credit facility contains a number of customary affirmative and negative covenants that, among other things, will limit or restrict our ability to: incur additional indebtedness (including guaranty obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to transactions approved by the lender); sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change our line of business, in each case, subject to certain limited exceptions. As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our credit facility and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, we may not be able to obtain waivers from the lenders or amend the covenants, which may adversely affect our financial condition.

We may need to raise additional capital or financing after this offering to continue to execute and expand our business.

We may need to raise additional capital after this offering to expand or if positive cash flow is not achieved and maintained. As of January 3, 2021, our available cash balance, not including cash held by a variable interest entity that we consolidate, was $6.6 million. We may be required to pursue sources of additional capital through various means, including joint venture projects, sale and leasing arrangements, and debt or equity financings. Any new securities that we may issue in future transactions to raise capital may be more favorable for our new investors than this offering. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Newly-issued securities may include preferences, superior voting rights and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure you that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We also may be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

Our inability to raise additional capital on acceptable terms in the future may limit our ability to develop and commercialize our high-margin wafers.

We may require additional capital to finance capital expenditures and operating expenses over the next several years as we launch our high-margin, front-end design engineering services and expand our infrastructure, commercial operations and research and development activities. We may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. Additional funding may not be available to us on acceptable terms, or at all. If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our existing securities. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also include restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more research and development programs or selling and marketing initiatives. In addition, we may have to work with a partner on one or more of our products or market development programs, which could lower the economic value of those programs to us.

Our sales cycles are long and unpredictable, and our sales efforts require considerable time and expense, which could adversely affect our results of operations.

Sales of our products usually require lengthy sales cycles. Sales to our customers can be complex and require us to educate our clients about our technical capabilities and the use and benefits of our services. Customers typically undertake a significant evaluation and acceptance process, and their decisions frequently are influenced by budgetary constraints, technology evaluations, multiple approvals and unplanned administrative, processing and other delays. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will generate long-term contracts. If we do not realize the sales we expect from potential clients, our revenue and results of operations could be adversely affected.

Our purchase orders often are cancellable until shortly before the start of production, and our lack of significant backlog makes it difficult for us to forecast our revenues and margins in future periods and may cause actual revenue and results to fall short of expectations.

Our purchase orders often are cancellable until shortly before the start of production, and we do not typically operate with any significant backlog, which makes it difficult for us to forecast our revenues in future periods. In addition, since our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls caused by cancellations, rescheduling of orders or lower actual orders than quantities forecasted. Rescheduling may relate to quantities or delivery dates, and sometimes relates to the specifications of the products we are shipping. Consequently, we cannot be certain that orders on backlog will be shipped when expected or at all.

While customers will typically provide twelve-month rolling forecasts, we expect that, in the future, our revenues in any quarter will continue to be substantially dependent upon cancellable purchase orders received in the immediately preceding quarter or two. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. For these reasons, our backlog at any given date may not be a reliable indicator of our future revenues and, as a result, revenue and margin forecasts, targets and guidance that we provide from time to time may fall short of expectations.

We may manufacture wafers based on forecasted demand, and if our forecasted demand exceeds actual demand, we may accumulate obsolete inventory, which may have a negative impact on our financial results.

We target manufacturing wafers in an amount matching each customer’s specific purchase order. On occasion, we may produce wafers in excess of a customer’s orders based on forecasted customer demand, because we may forecast future excess demand or because of future capacity constraints. If we manufacture more wafers than are actually ordered by customers, we may be left with excess inventory that may ultimately become obsolete and must be scrapped or sold at a significant discount. Significant amounts of obsolete inventory may have a negative impact on our financial results.

The effects of the COVID-19 pandemic could adversely affect our business, results of operations and financial condition.

The COVID-19 pandemic has led to significant disruption of normal business operations globally, as businesses, including SkyWater, have needed to implement modifications to employee travel and employee work locations, as required in some instances by federal, state and local authorities, which has had a negative impact on our employee productivity and has given rise to significant volatility in the global capital markets and financial system. As a result of COVID-19, one customer has reduced its planned research and development expenditures with us, and a second customer experienced facility shutdowns which resulted in delays in project milestones, in each case negatively affecting our revenues.

Additional effects of the public health crisis caused by the COVID-19 outbreak and the measures being taken to limit COVID-19’s spread remain uncertain and difficult to predict, but may include:

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a decrease in short-term or long-term demand or pricing for our products, and a global economic recession or depression that could further reduce demand or pricing for our products, resulting from actions taken by governments, businesses or the general public in an effort to limit exposure to and the spreading of COVID-19, such as travel restrictions, quarantines and business shutdowns or slowdowns;

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reductions in production levels, product development, technology transitions, yield enhancement activities connected to wafer production and qualification activities with our customers, resulting from our efforts to mitigate the impact of COVID-19 through social-distancing measures we have enacted in an effort to protect our employees’ and contractors’ health and well-being, including working from home, limiting the number of meeting attendees, reducing the number of people in our facilities at any one time, quarantining of team members, contractors or vendors who are at risk of contracting, or have contracted, COVID-19, and suspending employee travel, or social distancing measures;

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increased costs resulting from our efforts to mitigate the impact of COVID-19 through social distancing measures, working from home, enhanced cleaning measures and the increased use of personal protective equipment at our facilities;

∎	increased costs for, or unavailability of, transportation, raw materials or other inputs necessary for the operation of our business;

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reductions in or cessation of operations at our facilities resulting from government restrictions on movement or business operations or our failure to prevent or adequately mitigate the spread of COVID-19 at our facilities;

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our inability to continue or resume projects due to delays in obtaining materials, equipment, labor, engineering services, government permits or any other essential aspect of projects, which could impact our ability to introduce new technologies, reduce costs or meet customer demand;

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deterioration of worldwide credit and financial markets that could limit our ability to obtain external financing to fund our operations and capital expenditures, result in losses on our holdings of cash and investments due to failures of financial institutions and other parties, and result in a higher rate of losses on our accounts receivables due to credit defaults; and

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disruptions to our supply chain in connection with the sourcing and transportation of materials, equipment and engineering support, and services from or in geographic areas that have been impacted by COVID-19 and by efforts to contain the spread of COVID-19.

The resumption of normal business operations after such interruptions may be delayed or constrained by lingering effects of COVID-19 on our team members, contractors, suppliers, third-party service providers, customers or distributors.

These effects, alone or taken together, could have a material adverse effect on our business, results of operations, legal exposure or financial condition. A sustained, prolonged or recurring outbreak could exacerbate the adverse impact of such measures.

Earthquakes, fires, power outages, floods, terrorist attacks, public health issues, such as COVID-19, and other catastrophic events could disrupt our business and ability to serve our customers and could have a material adverse effect on our business, results of operations or financial condition.

A significant natural disaster, such as an earthquake, a fire, a flood or a significant power outage, or a widespread public health issue, such as the COVID-19 pandemic, could have a material adverse effect on our business, results of operations or financial condition. Although our foundry operation center is designed to be redundant and to offer seamless backup support in an emergency, we rely on two onsite data centers in addition to public cloud providers to sustain our operations. Losing any one of these three infrastructure sources could severely impact our operations. In addition, our ability to deliver our solutions as agreed with our customers depends on the ability of our supply chain, manufacturing vendors or logistics providers to deliver products or perform services we have procured from them. If any natural disaster, including a pandemic such as COVID-19, impairs the ability of our vendors or service providers to support us on a timely basis, our ability to perform our customer engagements may suffer. Disruptions from COVID-19 or a similar pandemic or public health issue could include, and have included, restrictions on the ability of our employees or the employees of our customers, vendors or suppliers to travel, or closures of our facilities or the facilities of these third parties. Such restrictions or closures could affect our ability to sell our solutions, develop and maintain customer relationships or render services, such as our consulting services, could adversely affect our ability to generate revenues or could lead to inadvertent breaches of contract by us or by our customers, vendors or suppliers. Acts of terrorism or other geopolitical unrest also could cause disruptions in our business or the business of our supply chain, manufacturing vendors or logistics providers. The adverse impacts of these risks may increase if the disaster recovery plans for us and our suppliers prove to be inadequate.

Risks Relating to Government Regulation

We are a party to several significant USG contracts, which are subject to unique risks.

The funding of USG programs is subject to annual U.S. congressional appropriations. Many of the USG programs in which we or our customers participate may extend for several years. Long-term government contracts and related orders are subject to cancellation if appropriations for subsequent performance periods are not made. In addition, the USG may modify, curtail or terminate its contracts and subcontracts without prior notice at its convenience upon payment for work done and commitments made at the time of termination. The termination of funding for a USG program, or any modification or curtailment of one of our major USG programs or contracts, would result in a loss of anticipated future revenue attributable to that program, which could have an adverse effect on our operations, financial condition or demand for our products and services.

Our government contracts are primarily fixed-price contracts where we bear a significant portion of the risk of cost overruns. These types of government contracts are priced, in part, on cost and scheduling estimates that are based on assumptions including prices and availability of experienced labor, equipment and materials as well as productivity, performance and future economic conditions. If these estimates prove inaccurate, if there are errors or ambiguities as to contract specifications, or if circumstances change due to, among other reasons, unanticipated technical problems, poor project execution, difficulties in obtaining permits or approvals, changes in local laws or labor conditions, weather delays, changes in the costs of equipment and materials or our suppliers’ or subcontractors’ inability to perform, then cost overruns may occur. Our failure to accurately estimate the resources and time required for fixed-price contracts or our failure to complete our contractual obligations within a specified time frame or cost estimate could result in reduced profits or, in certain cases, a loss for that contract. If the contract is significant, or we encounter issues that impact multiple contracts, cost overruns could have a material adverse effect on our business, financial condition and results of operations.

Our government contract activities are subject to audits by USG agencies, including agency Inspectors General. If any audit, inquiry or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, suspension of payments, fines, and suspension or debarment from doing business with the USG. In addition, we rely on certain third party business strategy consultants to assist us in procuring new opportunities to compete for and receive USG contracts. If these contractors were to engage in any improper or illegal activities, our USG contracts could be terminated and we could be prohibited from obtaining government contract in the future, regardless of whether we had involvement or knowledge of any such activities. We also could suffer reputational harm if allegations of impropriety were made against us, even if such allegations are later determined to be false. We have not been audited in the past by the USG but expect that we may be audited in the future.

We are sometimes subject to potential USG review of our business and security practices due to our participation in government contracts. Any such inquiry or investigation could potentially result in a material adverse effect on our results of operations and financial condition. Our USG business also is subject to specific procurement regulations and other requirements. These requirements, although customary in USG contracts, increase our performance and compliance costs. For example, we are required to comply with the DMEA Trust Accreditation process, the U.S. International Traffic in Arms Regulations, or ITAR, the U.S. Export Administration Regulations, or EAR, as well as labor requirements, pricing justifications, cybersecurity requirements and other federal contractor requirements imposed by the Federal Acquisition Regulation, or FAR, and the Defense FAR Supplement. In addition, we are subject to certain registration requirements, including registration with the Directorate of Defense Trade Controls and consortium registration or membership requirements. These compliance costs might further increase in the future, reducing our margins, which could have a negative effect on our financial condition. Failure to comply with these regulations and requirements could lead to suspension or debarment, for cause, from USG contracting or subcontracting for a period of time and could have a material adverse effect on our reputation and ability to secure future USG contracts.

Some of our subsidiaries hold USG-issued facility security clearances and certain of our employees have qualified for and hold USG-issued personnel security clearances necessary to qualify for and ultimately perform certain USG contracts. Obtaining and maintaining security clearances for employees involves lengthy processes, and it is difficult to identify, recruit and retain employees who already hold security clearances. If these employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us and we are unable to find replacements with equivalent security clearances, we may be unable to perform our obligations to customers whose work requires cleared employees, or such customers could terminate their contracts or decide not to renew them upon their expiration. The USG could also “invalidate” our facility security clearances for several reasons including unmitigated foreign ownership, control or influence, mishandling of classified materials, or failure to properly report required activities. An inability to obtain or retain our facility security clearances or engage employees with the required personnel security clearances for a particular contract could disqualify us from bidding for and winning new contracts with security requirements as well as result in the termination of any existing contracts requiring such security clearances.

Changes to DoD business practices could have a material effect on the DoD’s procurement process and adversely impact our current programs and potential new awards.

The defense industry has experienced, and we expect will continue to experience, significant changes to business practices resulting from an increased focus by the DoD on affordability, efficiencies, business systems, recovery of costs and a reprioritization of available defense funds to key areas for future defense spending. The DoD continues to adjust its procurement practices, requirements criteria and source selection methodology in an ongoing effort to reduce costs, gain efficiencies and enhance program management and control. We expect the DoD’s focus on business practices to impact the contracting environment in which we operate as we and others in the industry adjust our practices to address the DoD’s initiatives and the reduced level of spending by the DoD. Depending on how these initiatives are implemented, they could have an impact on our current programs, as well as new business opportunities with the DoD.

Our international sales and domestic operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect its operations.

Due to our international sales and domestic operations, we must comply with all applicable international trade, customs, export controls and economic sanctions laws and regulations of the United States and other countries.

Conducting our operations subjects us to risks that include:

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the burdens of complying with a wide variety of U.S. and international laws, regulations and legal standards, including local data privacy laws, local consumer protection laws that could regulate permitted pricing and promotion practices, and restrictions on the use, import or export of certain technologies;

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the restrictions imposed on our business, operations, and additional security requirements required for compliance with United States export regulations, including ITAR and the EAR, including “deemed export” compliance which precludes foreign national access to restricted data, and export restrictions on materials and technology;

∎	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

∎	fluctuations in currency exchange rates;

∎	tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our solutions in some international markets;

∎	difficulties in managing and staffing international operations;

∎	compliance with U.S. laws that apply to our operations, including the Foreign Corrupt Practices Act, the Trading with the Enemy Act and regulations of the Office of Foreign Assets Control;

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changes in trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs;

∎	potentially adverse tax consequences and compliance costs resulting from the complexities of international tax systems and overlap of different tax regimes;

∎	reduced or varied protection of intellectual property rights in some countries that could expose us to increased risk of infringement of our patents and other intellectual property;

∎	global disruptions in custom spending patterns or our ability to provide service to our customers as a result of any widespread public health issues, including a pandemic such as COVID-19; and

∎	political, social and economic instability, terrorist attacks and security concerns in general.

The occurrence of any of these risks could negatively affect our international business and, consequently, our overall business, results of operations and financial condition.

Risks Relating to Intellectual Property

We depend on intellectual property to succeed in our business, and any failure or inability to obtain, preserve, enforce, defend and protect our technologies or intellectual property rights could harm our business and financial condition.

Our business relies in part on trade secrets and other non-patent intellectual property rights, all of which offer only limited protection to our products and services (including technologies and processes used in our business). Although we regularly enter into non-disclosure and confidentiality agreements with employees, vendors, customers and other third parties, these agreements may be breached or otherwise fail to prevent disclosure or use of trade secrets, know-how, and other proprietary or confidential information effectively or fail to provide an adequate remedy in the event of such unauthorized disclosure or use. Our ability to police misappropriation or infringement of our trade secrets and other non-patent intellectual property rights is uncertain, particularly in other countries. In addition, the existence of our own proprietary and confidential information, including trade secrets and know-how, does not protect against independent discovery or development of such intellectual property by other persons. If our proprietary or confidential information is misappropriated, is no longer confidential, or is not protectable as a trade secret, we may no longer be able to protect that information from further disclosure or use by others.

We currently do not own any patents. Patents can provide a competitive advantage to the patent holder because they may give the patent holder the ability to prevent competitors or other parties from practicing the inventions covered by the patents during the patent term, or they may give the patent holder the right to collect royalties from those parties, even if those parties arrived at the covered inventions independently of the patent holder. Without patent protection on our products and services, we will not have this competitive advantage. In addition, if we do not obtain patent protection for our products and services, we would not have patents to assert in response against a competitor or other party that asserts its patents against us or our customers, and we may be at a disadvantage in any patent dispute with such a party. We may in the future seek to obtain patent protection for some of our products and services, but we may not be successful. The process of applying for patents to obtain patent protection may take a long time and can be expensive. We cannot assure you that patents will be issued from applications we may submit or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage.

We have sought, and may in the future seek, trademark registrations for certain trademarks used in our business, but we may not be successful. Registered trademarks can provide advantages to the trademark owner in the jurisdictions covered by the registrations. The process of applying for trademark registrations may take a long time and can be expensive. We cannot assure you that trademark registrations will be granted from applications we have submitted or may submit or that, if trademark registrations are granted, they will not be challenged, invalidated or circumvented or that the rights granted under the trademark registrations will provide us with meaningful protection or any commercial advantage.

Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, other countries in which we market our products and services may not respect our intellectual property rights to the same extent as the United States. Effective intellectual property enforcement may be unavailable or limited in some countries. We cannot assure you that we will, at all times, enforce our intellectual property rights, and it may be difficult for us to protect our technologies and intellectual property rights from misuse or infringement by others. Further, courts may not uphold our intellectual property rights or enforce the contractual arrangements that we have entered into to protect our proprietary and confidential information, which may reduce our opportunities to generate revenues. In the event that we are unable to enforce our intellectual property rights, our business and financial condition may be harmed.

We depend on intellectual property licensed from third parties to succeed in our business, and any failure or inability to obtain or preserve rights under third-party licenses could harm our business and financial condition.

We use technologies and intellectual property rights that we license from third parties and that are material to our business. As one example, we received a license to certain technology and intellectual property rights in connection with our divestiture from Cypress. This license remains in effect and is critical to our business, and it may be terminated in the case of specified breaches or other events.

Parties with which we currently have license agreements, or with which we may enter into license agreements in the future, may elect not to renew those agreements or may have the right to terminate those agreements for our material breach, for convenience, or upon the occurrence of a change of control or other events or circumstances at any time, which could affect our ability to make use of material technologies or intellectual property rights.

We are required to pay ongoing royalties under some of these licenses, we may undertake obligations to pay royalties in the future, and these royalty obligations do or would impose costs on our business.

Our suppliers of technologies and intellectual property rights may suffer delays, quality issues, or other problems affecting their supply to us, or a supplier’s technologies and intellectual property rights may no longer be available to us, for example if the supplier discontinues a line of business or all of its business, or liquidates, merges, or is acquired by another company. Changes in our business from time to time may require us to negotiate new licenses or modifications to existing licenses, which may not be possible. As an alternative to the above, we might be required to develop non-infringing technology, which could require significant effort and expense and ultimately might not be successful.

If third party licenses terminate or are not renewed, or if third party technologies or intellectual property rights are no longer available to us, our business and financial condition could be harmed.

Our collaboration with others regarding the development of technologies and intellectual property may require that we restrict use of certain technologies and intellectual property and may result in disputes regarding ownership of or rights to use or enforce intellectual property rights, which could harm our business and financial condition.

Our business involves collaboration, including customization and other development of technologies and intellectual property, with and for our customers, vendors and other third parties. We frequently enter into agreements with customers, vendors and others that involve customization and other development of technologies and intellectual property. Some of these agreements contain terms that allocate ownership of, and rights to use and enforce, technologies and intellectual property rights. As a result of these agreements, we may be required to limit use of, or refrain from using, certain technologies and intellectual property rights in parts of our business. Determining inventorship and ownership of technologies and intellectual property rights resulting from development activities can be difficult and uncertain. Disputes may arise with customers, vendors and other third parties regarding ownership of and rights to use and enforce these technologies and intellectual property rights or regarding interpretation of our agreements with these third parties, and these disputes may result in claims against us or claims that intellectual property rights are not owned by us, are not enforceable, or are invalid. The cost and effort to resolve these types of disputes, or the loss of rights in technologies in intellectual property rights if we lose these types of disputes, could harm our business and financial condition.

Claims by others that we infringe their proprietary rights could harm our business and financial condition.

Third parties could claim that we, or our products or services (including technologies and processes used in our business) infringe, misappropriate, or otherwise violate their intellectual property rights. The communications, technology, and other industries in which we operate are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation, including by non-practicing entities, based on allegations of infringement, misappropriation or other violations of intellectual property rights, and we expect that such claims may increase as competition in the markets we serve continues to intensify, as we introduce new products and services (including in geographic areas where we currently do not operate) and as business-model or product or service overlaps between our competitors and us occur.

To the extent that we achieve greater prominence and market exposure as a public company, we may face a higher risk of being the target of intellectual property claims (including infringement claims).

From time to time, we may receive notices alleging that we have infringed, misappropriated or otherwise violated other parties’ intellectual property rights. There may be third-party intellectual property rights, including patents and pending patent applications, that cover significant aspects of our products and services.

If our employees, consultants or contractors use technology or know-how, including proprietary or confidential information, such as trade secrets, owned by third parties in their work for us, disputes may arise between us and those third parties.

Any claims of infringement, misappropriation, or other violation by a third party, even claims without merit, could cause us to incur substantial defense costs and could distract our management and technical personnel from our business, and there can be no assurance that we or our products or services will be able to withstand such claims. Competitors may have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we do. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages, which potentially could include treble damages if we are found to have willfully infringed patents. A judgment also could include an injunction or other court order that could prevent us from using our technologies, offering our products or services, or otherwise conducting our business. In addition, we might be required to enter into a cross license or otherwise seek a license or enter into royalty arrangements for the use of the infringed intellectual property rights, which may not be available on commercially reasonable terms or at all. We may also be required to re-engineer our products or services, incur additional costs, discontinue the distribution or provision of certain products or services or the availability of certain features or capabilities of our products or services, or take other remedial actions. Any one or more of these events or circumstances, or the failure to obtain a license or the costs associated with any license, could harm our business and financial condition.

Third parties also may assert intellectual property claims against our customers relating to our products or services. Any of these claims might require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because under specified conditions we agree to defend and indemnify our customers from claims of infringement, misappropriation, or other violation of intellectual property or other rights of third parties. We may be required to incur costs of the defense of these claims, we may be required to pay settlements of these claims, and if any of these claims were to succeed, we might be forced to pay damages on behalf of our customers, which could harm our business and our reputation in the industry.

We use open source software and other technology, which could negatively affect our business and subject us to litigation or other actions.

We use software and other technology in our business that is licensed under open source license terms, and we may use more open source technology in the future. We do not currently distribute technology that includes open source, but we may do so in the future, either ourselves or through a partner. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize products that include open source. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source technology or claiming breach of open source licenses. Litigation could be costly for us to defend, harm our business and financial condition, or require us to devote additional research and development resources to change our products or services. In addition, if we were to combine our proprietary source code or other technology with open source technology in a certain manner, we could, under certain of the open source licenses, be required to release our source code or other proprietary technology to the public. This would allow our competitors to create similar products with less development effort and time. If we inappropriately use open source technology, or if the license terms for open source technology that we use change, we may be required to re-engineer our products or services, incur additional costs, discontinue the distribution of certain products or services or the availability of certain features or capabilities of our products or services, or take other remedial actions.

In addition to risks related to license requirements, usage of open source software or other technology can lead to greater risks than use of third-party commercial technology, as open source licensors generally do not provide warranties or assurance of title or controls on origin of the technology. In addition, many of the risks associated with usage of open source, such as the lack of warranties or assurances of title, cannot be eliminated, and could, if not properly addressed, harm our business and financial condition. We have established processes to help alleviate these risks, but we cannot be sure that all of our use of open source is in a manner that is consistent with our current policies and procedures, or will not subject us to liability.

Risks Relating to this Offering and Ownership of our Common Stock

Investors in the offering will suffer immediate and substantial dilution as well as potential future dilution if we issue additional shares of our stock or other equity securities.

The initial public offering price per share of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock after giving effect to this offering. Based on an assumed initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $        per share, representing the difference between our pro forma net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price.

We are authorized to issue up to                shares of common stock, par value $0.01 per share, and                shares of preferred stock, par value $0.01 per share, having such rights, preferences and privileges as are determined by our board of directors in their discretion. We have the right to raise additional capital or incur borrowings from third parties to finance our business, which we may choose to do depending on market conditions, strategic considerations and operational requirements. Our board of directors has the authority, without the consent of any of the stockholders, to cause us to issue more shares of our common stock and preferred stock. We may also issue net profits interests in specified assets or incur off balance sheet obligations. Future issuances of additional shares of capital stock, other equity securities or net profits interests by us would dilute our stockholders’ ownership.

We will incur increased costs and expenses as a result of operating as a public company and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, and particularly after we cease to be an “emerging growth company,” we will incur greater legal, accounting, and other expenses than we incurred as a private company. After this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the rules and regulations of the Nasdaq Capital Market, which impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. These requirements will increase our legal, accounting, and financial compliance costs and will make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems and resources. For example, we expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage.

We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

After we are no longer an “emerging growth company,” we will need to comply with auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In that regard, as we prepare for such compliance, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by our management on, among other matters, the effectiveness of our internal control over financial reporting for the first full fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an emerging growth company. We will be required to disclose significant changes made in our internal control procedures on a quarterly basis.

We are beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and we may not be able to complete our evaluation, testing and any required remediation in a timely fashion. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. Although we currently perform regulatory audits, we may need to hire additional accounting and financial staff with public company experience and technical accounting knowledge necessary to perform the evaluation needed to comply with Section 404.

We have concluded that we have material weaknesses in our internal controls due to our limited accounting and finance resources and processes related to the recording of revenue which resulted in inappropriate preparation, review and maintenance of documentation critical to the design and consistent execution of internal controls. Due to limited staffing, it can be challenging to properly prepare, review and maintain appropriate documentation critical to the process. If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if we continue to have material weaknesses and other deficiencies in our internal control and accounting procedures and disclosure controls and procedures, our stock price could decline significantly and raising capital could be more difficult. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to address the adequacy of our internal control and disclosure controls and procedures, our business may be harmed. Effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

Our operating results may prove unpredictable which could negatively affect our profit.

Our operating results may fluctuate in the future due to a variety of factors, many of which we have no control over. Factors that may cause our operating results to fluctuate significantly include: our inability to generate enough working capital from sales; the level of commercial acceptance by clients of our products; fluctuations in the demand for our service; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; the timing and recognition of revenue and related expenses; adverse litigation judgment, settlements or other litigation-related costs; our ability to increase sales to existing customers and to renew contracts with our customers; our ability to attract new customers; changes in our pricing policies or those of our competitors and general economic conditions. If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

An active, liquid and orderly trading market for our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. Although we intend to apply to list our common stock on the Nasdaq Capital Market, an active trading market for our shares may never develop or be sustained following this offering. While the initial public offering price for our common stock will be determined through arms-length negotiations with the underwriters, the negotiated price may not be indicative of the market price of the common stock after the offering. As a result of these and other factors, it may be difficult for you to sell shares you purchase in this offering at a favorable price or at all. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

The trading price of shares of our common stock following this offering is likely to be volatile. The stock market in general and the market for smaller technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay for your shares, which depends on many factors, some of which we cannot control. These factors include:

∎	announcements of new products, services or technologies, commercial relationships or other events by us or our competitors;

∎	regulatory or legal developments in the United States and other countries in which we operate;

∎	developments or disputes concerning patent applications, issued patents or other proprietary rights;

∎	the recruitment or departure of key personnel;

∎	the level of expenses related to any of our wafers or development programs;

∎	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

∎	operating results that fail to meet expectations of securities analysts that cover our company;

∎	variations in our financial results or those of companies that are perceived to be similar to us;

∎	general economic and political factors, including market conditions in our industry or the industries of our customers;

∎	major catastrophic events;

∎	price and volume fluctuations in the overall stock market from time to time;

∎

significant volatility in the market price and trading volume of smaller technology companies in general and of companies in the semiconductor, microelectronics and quantum computing industries in particular;

∎	sales of large blocks of our common stock;

∎	litigation involving us, our industry, or both, including disputes or other developments relating to our ability to patent our processes and technologies and protect our other proprietary rights;

∎	fluctuations in the trading volume of our shares or the size of the trading market for our shares held by non-affiliates; and

∎	the other factors described in this “Risk Factors” section.

If the market for smaller technology company stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The market price of our common stock may also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Litigation of this nature, if instituted against us, could cause us to incur substantial costs and divert our management’s attention and resources from our business.

Future sales, or the perception of future sales, of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Shares of our common stock that we have issued directly or that have been or may be acquired upon exercise of warrants or stock options may be covered by registration statements which permit the public sale of stock. Other holders of shares of common stock that we have issued may be entitled to dispose of their shares pursuant to (1) the applicable holding period, volume and other restrictions of Rule 144 of the Securities Act of 1933, or the Securities Act, or (2) another exemption from registration under the Securities Act. The lock-up agreements, which our officers, directors and certain stockholders are expected to enter into with the representatives of the underwriters, will provide that such persons will not offer, sell or contract to sell, directly or indirectly, any shares of our common stock, or engage in other specified transactions in our equity securities without the prior written consent of                , on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, subject to certain exemptions. Upon the expiration of those lock-up agreements, the outstanding shares of common stock subject to their restrictions become eligible for resale in the open market (subject to Rule 144 volume limitations applicable to affiliates), resulting in more shares eligible for sale and potentially causing selling in the market to increase and our stock price to decline.

Additional sales of a substantial number of our shares of our common stock in the public market, or the perception that sales could occur, could have an adverse effect on the price of our common stock, which could make it more difficult for you to sell your shares of our common stock at a time and price that you consider appropriate, and could impair our ability to raise equity capital or use our common stock as consideration for acquisitions of other businesses, investments or other corporate purposes. If substantial amounts of our common stock become available for resale under Rule 144 once a market has developed for our common stock, the then-prevailing market prices for our common stock may be reduced. Any substantial sales of our common stock pursuant to Rule 144 may have an adverse effect on the market price of our securities.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

We do not intend to pay dividends in the future and any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends in the foreseeable future. Any future payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and contributing to our growth. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. In addition, the terms of any future debt agreements we may enter into may preclude us from paying dividends. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if our stock price appreciates.

We are a holding company and rely on dividends, distributions, and other payments, advances, and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company and we conduct substantially all activities through our subsidiaries. As a result, satisfying any future payment obligations we may have, and our ability to pay dividends to our stockholders if we desire to do so in the future, may be largely dependent upon cash dividends and distributions and other transfers from our subsidiaries. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividend distributions or other transfers to us. In particular, our subsidiary SkyWater Technology Foundry is limited in its ability to declare dividends or make any payment on equity to, directly or indirectly, fund a dividend or other distribution to us. Consequently, substantially all of the net assets of our subsidiaries are restricted. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to us.

We have elected to take advantage of the controlled company exemption from certain corporate governance requirements, which could make our common stock less attractive to some investors or otherwise adversely affect its trading price.

Following this offering, Oxbow and its affiliates will own approximately        % of our outstanding common stock (or approximately        % if the underwriters exercise their over-allotment option in full), and will therefore control more than a majority of the voting power of our outstanding common stock. As a result, we expect to be a “controlled company” for purposes of the marketplace rules of the Nasdaq Capital Market. As a “controlled company” under the rules of the Nasdaq Capital Market, we are eligible to rely on certain exemptions from corporate governance requirements that would otherwise apply to us, including:

∎	a board of directors having a majority of independent directors;

∎

a nominating committee composed entirely of independent directors that will nominate candidates for election to the board of directors, or recommend such candidates for nomination by the board of directors; and

∎	a compensation committee composed entirely of independent directors that will approve the compensation payable to the company’s chief executive officer and other executive officers.

In light of our status as a controlled company, in the future we could elect not to have a majority of our board of directors be independent or not to have a compensation committee or nominating and corporate governance committee. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules of the Nasdaq Capital Market. Our status as a controlled company could make our common stock less attractive to some investors or otherwise adversely affect its trading price. See “Management—Director Independence” for additional information.

A limited number of stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

After this offering, Oxbow and our directors and executive officers will beneficially own approximately                % of our outstanding common stock. These stockholders, if they acted together, could exert substantial influence over matters requiring approval by our stockholders, including electing directors, adopting new compensation plans and approving mergers, acquisitions or other business combination transactions. This concentration of ownership may discourage, delay or prevent a change of control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by our other stockholders, including those who purchase shares in this offering.

We are an “emerging growth company” and our election to comply with the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial disclosure obligations, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We may take advantage of these provisions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year ending after the fifth anniversary of this offering.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with new or revised accounting standards. Our financial statements therefore may not be comparable to those of companies that comply with such new or revised accounting standards.

As a result, the information that we provide our security holders may be different than the information you might get from other public companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Provisions in our certificate of incorporation and bylaws and in Delaware law could discourage takeover attempts even if our stockholders might benefit from a change in control of our company.

Provisions in our certificate of incorporation and bylaws and in Delaware law may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may favor, including transactions in which stockholders might receive a premium for their shares of common stock. These provisions also could make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you support, including removing or replacing our current management. The certificate of incorporation and bylaw provisions:

∎

limit the number of directors constituting the entire board of directors to a maximum of                directors, subject to the rights of the holders of any outstanding series of preferred stock, and provide that the authorized number of directors at any time will be fixed exclusively by a resolution adopted by the affirmative vote of the authorized number of directors (without regard to vacancies);

∎

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meeting; and

∎

provide authority for the board of directors without stockholder approval to provide for the issuance of up to                shares of preferred stock, in one or more series, with terms and conditions, and having rights, privileges and preferences, to be determined by the board of directors.

In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the Delaware General Corporation Law. This statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder (generally a person who, together with its affiliates, owns or within the last three years has owned 15% or more of our voting stock) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the manner prescribed by this statute.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or with our directors, our officers or our other employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum for:

∎	any derivative action or proceeding brought on our behalf;

∎	any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers or other employees, or stockholders to us or our stockholders;

∎

any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and

∎	any action asserting a claim governed by the internal affairs doctrine.

Any person purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds more favorable for disputes with us or with our directors, our officers or other employees, or our other stockholders, which may discourage such lawsuits against us and such other persons. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, results of operations and financial condition.

Our choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including, to the extent permitted by the federal securities laws, to lawsuits asserting both the above-specified claims and claims under the federal securities laws. Application of the choice of forum provision may be limited in some instances by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the choice of forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, subject to a limited exception for certain “covered class actions.” Accordingly, although this provision will apply to claims arising under the Securities Act, there is uncertainty as to whether a court would enforce the provision in connection with such claims. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Our stockholders cannot waive claims arising under the federal securities laws and the rules and regulations thereunder.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock could be impacted negatively. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of such analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause a decline in our stock price or trading volume.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements, which are statements that relate to future, rather than past, events and outcomes. Forward-looking statements generally address our expectations regarding our business, results of operations, financial condition and prospects and often contain words such as “may,” “expect,” “anticipate,” “intend,” “plan,” “target,” “seek,” “potential,” “believe,” “will,” “could,” “should,” “would” and “project” and similar words or expressions that convey the uncertainty of future events or outcomes.

The forward-looking statements in this prospectus include, but are not limited to, our statements concerning the following matters:

∎	our goals and strategies;

∎	our future business development, financial condition and results of operations;

∎	our ability to continue operating our semiconductor foundry at full capacity;

∎	our ability to appropriately respond to changing technologies on a timely and cost-effective basis;

∎	our customer relationships and our ability to retain and expand our customer relationships;

∎	our ability to accurately predict our future revenues for the purpose of appropriately budgeting and adjusting our expenses;

∎	our expectations regarding dependence on our largest customer;

∎	our ability to diversify our customer base and develop relationships in new markets;

∎	the performance and reliability of our third-party suppliers and manufacturers;

∎	our ability to control costs, including our operating and capital expenses;

∎	the size and growth potential of the markets for our solutions, and our ability to serve and expand our presence in those markets;

∎	the level of demand in our customers’ end markets;

∎	our ability to attract, train and retain key qualified personnel;

∎	adverse litigation judgments, settlements or other litigation-related costs;

∎	changes in trade policies, including the imposition of tariffs;

∎	our ability to raise additional capital or financing after this offering;

∎	our ability to accurately forecast demand;

∎	the impact of the COVID-19 pandemic on our business, results of operations and financial condition;

∎	the impact of the COVID-19 pandemic on the global economy;

∎	our ability to maintain compliance with certain USG contracting requirements;

∎	regulatory developments in the United States and foreign countries;

∎	our ability to protect our intellectual property rights; and

∎	costs we expect to incur as a public company, including transitional costs to establish our own standalone corporate functions.

Our forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, our business, results of operations, financial condition and prospects may be affected by new risks that could emerge from time to time. In light of these risks, uncertainties and assumptions, the forward-looking events and outcomes discussed in this prospectus may not occur and our actual results could differ materially and adversely from those expressed or implied in our forward-looking statements. No forward-looking statement is a guarantee of future performance.

You should not rely on forward-looking statements as predictions of future events or outcomes. Although we believe that the expectations reflected in the forward-looking statements are reasonable, the results, levels of activity, performance or events and circumstances reflected in the forward-looking statements may not be achieved or occur. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform such statements to changes in our expectations or to our actual results, or for any other reason, except as required by law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

We estimate that our net proceeds from our issuance and sale of                shares of our common stock in this offering will be approximately $        million, or approximately $        million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses of $        payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $        million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $        million if the assumed initial public offering price remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change by these amounts in the assumed initial public offering price or the number of shares we are offering would have a material effect on our uses of the proceeds from this offering, although a reduction in expected net proceeds could accelerate the time at which we would need to seek additional capital.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and facilitate our future access to the capital markets. Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we currently intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include financing our growth and funding capital expenditures. We may also use a portion of the proceeds from this offering for acquisitions or strategic investments in businesses or technologies, although we do not currently have any plans or commitments for any such acquisitions or investments.

Our expected uses of the net proceeds from this offering represent our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses specified above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

The timing and amount of our actual application of the net proceeds will be based on many factors, including our cash flows from operations and the actual and anticipated growth of our business. Pending the uses described above, we intend to invest the net proceeds of this offering in a variety of investments, including short-and intermediate-term, interest-bearing, investment-grade securities and government securities. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of these proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not anticipate paying cash dividends on our common stock in the foreseeable future. As a result, you will likely need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on our financial condition, results of operations, any applicable contractual restrictions, capital requirements, business prospects, and other factors our board of directors may consider relevant.

CORPORATE CONVERSION

We currently operate as a Delaware limited liability company under the name CMI Acquisition, LLC. Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to change our form of business organization by converting into a Delaware corporation pursuant to a statutory conversion and to change our name to SkyWater Technology, Inc. In this prospectus, we refer to all of the transactions related to our conversion into a corporation as the Corporate Conversion.

The purpose of the Corporate Conversion is to reorganize our corporate structure so that the entity that is offering shares of common stock to the public in this offering is a corporation rather than a limited liability company and so that our existing investors will own our common stock rather than limited liability interests in a limited liability company.

In conjunction with the Corporate Conversion, all of the outstanding limited liability company interests of CMI Acquisition, LLC, which we refer to as units and which are comprised of Class B preferred units and common units, will automatically be converted into shares of our common stock. In connection with the Corporate Conversion, each Class B preferred unit and common unit will convert into a number of shares of common stock determined by dividing (1) the amount that would have been distributed in respect of each such unit in accordance with CMI Acquisition, LLC’s operating agreement if all assets of CMI Acquisition, LLC had been sold for a cash amount equal to the pre-offering value of CMI Acquisition, LLC, as such value is determined by CMI Acquisition, LLC’s board of managers based on the fair value of each share of our common stock (net of any underwriting discounts, fees and expenses), by (2) such per share fair value. The amounts that would have been distributed for this purpose in respect of Class B preferred units and common units are determined by reference to the terms of CMI Acquisition, LLC’s operating agreement, with different values applicable to each series of units. Before any distributions are made on common units, distributions are to be made on each Class B preferred unit in an amount equal to the sum of an 8% “preferred return” on the deemed original equity value of each such Class B preferred unit (accrued daily since the date of issuance of each such Class B preferred unit) plus the amount of such original equity value. Only after those distributions have been made, the common units, together with the Class B preferred units, would share in the remainder of the distribution on a pro rata basis. For purposes of the Corporate Conversion, pre-offering “per share fair value” will be determined taking into account the assumed initial public offering price of our common stock.

Accordingly, and based on an assumed initial public offering price of $        per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, our outstanding units will be converted as follows:

∎	holders of Class B preferred units will receive an aggregate of shares of our common stock; and

∎	holders of our common units will receive an aggregate of shares of our common stock.

In connection with the Corporate Conversion, SkyWater Technology, Inc. will succeed to all the property and assets of CMI Acquisition, LLC and will succeed to all of the debts and obligations of CMI Acquisition, LLC. SkyWater Technology, Inc. will be governed by a certificate of incorporation filed with the Secretary of State of the State of Delaware and our bylaws, the material provisions of which are described in the section of this prospectus entitled “Description of Our Capital Stock.” On the effective date of the Corporate Conversion, each of our directors and officers will be as described in the “Management” section of this prospectus.

Except as otherwise noted herein, the consolidated financial statements and related notes included elsewhere in this prospectus are those of CMI Acquisition, LLC and its consolidated operations. We do not expect that the Corporate Conversion will have an effect on the results of our operations.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and our capitalization as of January 3, 2021:

∎	on an actual basis;

∎	on a pro forma basis giving effect to the Corporate Conversion and ; and

∎

on a pro forma as adjusted basis giving effect to (1) the pro forma item described above and (2) the sale of                 shares of our common stock in this offering at an assumed initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the following information together with the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	AS OF JANUARY 3, 2021
	ACTUAL	PRO FORMA		PRO FORMA AS ADJUSTED (3)
	(in thousands, except unit and per unit amounts)
Cash and cash equivalents	$7,436		$7,436	$

Total debt
Paycheck Protection Program loan (1)	$6,453		$6,453	$
Financing	35,381		35,381
Revolver	30,766		30,766

Total debt (2)	72,600		72,600
Members’ equity (deficit)
Class A Preferred Units (2,000,000 Class A Preferred Units authorized; none issued and outstanding)	—		—		—
Class B Preferred Units (18,000,000 Class B Preferred Units authorized; 18,000,000 Units issued and outstanding)	—		—		—
Common Units (5,000,000 Common Units authorized; 3,057,344 issued and 2,107,452 outstanding)	3,767		—		—
Retained earnings (deficit)	(3,783)

Total members’ equity (deficit) , CMI Acquisition, LLC	(16)		—		—

Stockholders’ equity
Common stock (100,000,000 shares authorized; 0 issued and outstanding)	—

Total stockholders’ equity, CMI Acquisition, LLC	—
Non-controlling interests	(1,568)

Total equity (deficit)	(1,584)

Total capitalization	$71,016	$		$

(1)	On April 18, 2020, we received proceeds of $6.5 million pursuant to a loan under the Paycheck Protection Program, or PPP, under the terms of the Coronavirus Aid, Relief and Economic Security Act. PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the program. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. We expect to obtain forgiveness of the PPP loan.
(2)	Net of debt issuance costs of $4,995.

(3)	The pro forma as adjusted information set forth above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $ million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $ million, assuming that the assumed initial offering price to the public remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The outstanding share information as of January 3, 2021 included in the table above excludes, after giving effect to the Corporate Conversion:

∎

                shares of our common stock reserved for future issuance under our 2021 Plan, which will become effective following the Corporate Conversion, including                 shares of our common stock issuable pursuant to grants of restricted stock units and stock options to be made before the closing of this offering, based on the assumed initial public offering price of $         per share;

∎	shares of our common stock reserved for issuance under our ESPP; and

∎	shares of our common stock reserved for issuance pursuant to outstanding restricted stock units held by certain of our employees.

In connection with this offering, we expect to grant restricted stock units with an aggregate fixed dollar value of $         million and stock options with an exercise price equal to the initial public offering price and an aggregate fair value of $         million. Based on an assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, we will grant          restricted stock units and options to purchase                 shares of our common stock. A $1.00 decrease in the initial public offering price will increase the aggregate number of shares underlying the restricted stock units and stock options by                 shares. A $1.00 increase in the initial public offering price will decrease the aggregate number of shares underlying the restricted stock units and stock options by                  shares.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately upon the closing of this offering.

Our pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding, on a pro forma basis after giving effect to the Corporate Conversion. After giving effect to the Corporate Conversion, our pro forma net tangible book value as of                 , 2020 was $         million, or $         per share of common stock based on                shares of common stock outstanding.

Our pro forma as adjusted net tangible book value represents our pro forma net tangible book value, after giving effect to the sale of                shares of common stock in this offering at an assumed initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated other offering expenses payable by us. Our pro forma as adjusted net tangible book value as of                 , 2020 was $          million, or $         per share of common stock (assuming no exercise of the underwriters’ option to purchase addition shares of our common stock). This amount represents an immediate increase in pro forma net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to investors participating in this offering. We determine dilution per share to investors participating in this offering by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of , 2020	$
Pro forma increase in net tangible book value per share attributable to new investors	$
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering	$

The pro forma as adjusted dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted net tangible book value per share by $         per share and the dilution per share to investors participating in this offering by $         per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase of 1.0 million in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the pro forma as adjusted net tangible book value per share by $         and decrease the dilution per share to investors participating in this offering by $         , assuming the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us. Each decrease of $1.0 million in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by $                and increase the dilution per share to new investors participating in this offering by $                , assuming the assumed initial public offering price of $                  per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full to purchase additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value of our common stock would increase to $         per share, representing an immediate increase in the pro forma net tangible book value per share to existing stockholders of $         per share and an immediate dilution of $         per share to investors participating in this offering.

The following table summarizes as of                  , 2021, on the pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (1) paid to us by our existing stockholders and (2) to be paid by investors purchasing our common stock in this offering at an assumed initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us.

	SHARES PURCHASED			TOTAL CONSIDERATION			AVERAGE PRICE PER SHARE
	NUMBER	PERCENT		AMOUNT	PERCENT
Existing stockholders			%	$		%	$
New investors

Total		100.0%		$	100.0%		$

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors by $         million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by                  percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by                 percentage points, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase or decrease of 1.0 million shares in the number of shares offered by us in this offering would increase or decrease, as applicable, the total consideration paid by new investors in this offering by $         million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by                  percentage points, assuming the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option to purchase additional shares in full, the percentage of shares of common stock held by existing stockholders will decrease to                 , or approximately        % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to                 , or approximately        % of the total number of shares of common stock outstanding after the offering.

The outstanding share information as of                 , 2021 used in the calculations above excludes, after giving effect to the Corporate Conversion:

∎

                shares of our common stock reserved for future issuance under our 2021 Plan, which will become effective following the Corporate Conversion, including                 shares of our common stock issuable pursuant to grants of restricted stock units and stock options to be made before the closing of this offering, based on the assumed initial public offering price of $         per share:

∎	shares of our common stock reserved for issuance under our ESPP; and

∎	shares of our common stock reserved for issuance pursuant to outstanding restricted stock units held by certain of our employees.

To the extent that outstanding options or warrants are exercised, new options or other securities are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the following selected consolidated statements of operations data for the fiscal years ended January 3, 2021 and December 29, 2019, and the selected consolidated balance sheet data as of January 3, 2021 and December 29, 2019, from our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The selected consolidated financial data set forth below should be read together with the consolidated financial statements and the related notes included elsewhere in this prospectus, as well as the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated statements of operations for the years ended January 3, 2021 and December 29, 2019 contain 53 and 52 weeks, respectively.

(in thousands, except unit and per unit data)	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
Consolidated Statement of Operations Data:
Net sales	$140,438	$136,725
Cost of sales	117,746	111,379

Gross profit	22,692	25,346
Selling and marketing expenses	7,778	4,326
Research and development	4,208	6,330
General and administrative expenses	17,254	14,390
Change in fair value of contingent consideration	2,094	9,271

Operating loss	(8,642)	(8,971)
Other income (expense):
Change in fair value of warrant liability	780	(4,460)
Loss on debt modification and extinguishment	(1,434)	—
Interest expense	(5,499)	(6,547)

Total other income (expense)	(6,153)	(11,007)

Loss before income taxes	(14,795)	(19,978)
Income tax expense (benefit)	4,919	(3,559)

Net loss	(19,714)	(16,419)
Less: net income attributable to non-controlling interests	903	—

Net loss attributable to CMI Acquisition, LLC	$(20,617)	$(16,419)

Net loss per unit attributable to CMI Acquisition, LLC, basic and diluted (1)	$(1.15)	$(0.91)
Weighted average units used in computing net loss per unit, basic and diluted	18,000,000	18,000,000

(1)	Pro forma net loss per unit giving effect to the Corporate Conversion has not been presented as we believe such conversion will not result in a material reduction to net loss per unit.

(in thousands)	JANUARY 3, 2021	DECEMBER 29, 2019
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,436	$4,605
Working capital (deficit) (1)	$(9,755)	$37,946
Total assets	$263,209	$190,435
Long-term debt (2)	$71,824	$49,720
Total liabilities	$264,793	$166,268
Total members’ equity (deficit)	$(1,584)	$24,167

(1)	Working capital (deficit) is defined as current assets minus current liabilities.
(2)	Long-term debt represents the long-term portion of the term loan (for 2019), line of credit (for 2019), amended and restated revolving credit agreement, financing agreement, paycheck protection loan and contingent consideration, inclusive of debt issuance costs.

(in thousands)	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
Non-GAAP Financial Data:
Adjusted EBITDA (1)	$13,500	$21,879

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” for the definition of adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated statement of operations reflects adjustments to our historical consolidated statement of operations as reported under U.S. generally accepted accounting standards, or GAAP, giving effect, as of December 30, 2019, to our financing transaction that occurred on September 29, 2020, and to our new revolving credit agreement that we entered into on December 28, 2020. See Note 6, Debt, and Note 14, Related Party Transactions, of our Audited Consolidated Financial Statements for further information regarding these transactions.

The consolidated “as reported” column in the pro forma statement of operations reflects our historical consolidated statement of operations for the year ended January 3, 2021, and does not reflect any adjustments related to the financing transaction or the new revolving credit agreement prior to the actual inclusion of those transactions after the dates specified above. Assumptions and estimates underlying the pro forma adjustments column are described in the accompanying notes. The pro forma consolidated statement of operations has been prepared in accordance with the rules and regulations of Article 11 of Regulation S-X. The pro forma consolidated statement of operations does not purport to be indicative of the results of operations which would have resulted if the transactions actually occurred for the period presented or to project our results of operations for any future period. This financial information may not be predictive of our future results of operations, as our future results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma consolidated statement of operations has been prepared based upon assumptions we deemed appropriate and is based upon information and assumptions currently available. The historical financial information has been adjusted to give pro forma effect to items that are (i) directly attributable to the transactions described above and (ii) factually supportable. In addition, the unaudited pro forma consolidated statement of operations only includes adjustments that are expected to have a continuing impact on the operating results. The following pro forma consolidated statement of operations should be read in conjunction with: (i) the accompanying notes to the pro forma consolidated statement of operations; and (ii) our audited consolidated financial statements, included elsewhere in this prospectus.

	FOR THE YEAR ENDED
	AS REPORTED JANUARY 3, 2021	PROFORMA ADJUSTMENTS		PROFORMA JANUARY 3, 2021
Net sales	$140,438	$—		$140,438
Cost of sales	117,746	—		117,746

Gross profit	22,692	—		22,692
Selling and marketing expenses	7,778	—		7,778
Research and development	4,208	—		4,208
General and administrative expenses	17,254	—		17,254
Change in fair value of contingent consideration	2,094	—		2,094

Operating loss	(8,642)	—		(8,642)
Other (expense) income:
Change in fair value of warrant liability	780	(780	) (1)	—
Loss on debt modification and extinguishment	(1,434)	—		(1,434)
Interest expense	(5,499)	(3,828	) (2)	(3,462)
		3,828	(2)
		2,037	(3)

Total other (expense) income	(6,153)	1,257		(4,896)

Loss before income taxes	(14,795)	1,257		(13,538)
Income tax expense (benefit)	4,919	(276	) (4)	4,643

Net income (loss)	(19,714)	1,533		(18,181)
Less: net income attributable to non-controlling interests	903	2,573	(5)	3,476

Net loss attributable to CMI Acquisition, LLC	$(20,617)	$(1,040)		(21,657)

Net loss per unit, basic and diluted	$(1.15)	$(0.05)		$(1.20)
Weighted average units used in computing net loss per unit, basic and diluted	18,000,000	18,000,000		18,000,000

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Basis of Presentation

On September 29, 2020, we entered into an agreement to sell the land and building representing our primary operating location in Bloomington, Minnesota to an entity, Oxbow Realty LLC, controlled by our principal owner, Oxbow, for $39 million, less applicable transaction costs of $1.5 million and transaction services fees paid to Oxbow Realty of $2.0 million and guarantee fees to our principal owner of $2.0 million. We subsequently entered into an agreement to lease the land and building from Oxbow Realty for initial payments of $0.4 million per month over 20 years. The monthly payments are subject to a 2% increase each year during the term of the lease. Due to our continuing involvement in the property, we are accounting for the transaction as a failed sale leaseback, which we refer to as the Oxbow Realty financing transaction. Under failed sale leaseback accounting, we are deemed the owner of the property, and will continue to recognize the land and building on our balance sheet, with the proceeds received recorded as a financial obligation.

In addition, we determined that Oxbow Realty meets the definition of a variable interest entity, or VIE, because it lacks sufficient equity to finance its activities. We concluded that we are the primary beneficiary of Oxbow Realty as we have the power to direct operation and maintenance decisions during the lease term, which would most significantly affect the VIE’s economic performance. As the primary beneficiary, we consolidate the financial results of Oxbow Realty and record a non-controlling interest for the economic interest in Oxbow Realty not owned by us. On September 30, 2020, Oxbow Realty entered into a loan agreement with a bank for $39 million. The loan is repayable in equal monthly installments of $0.2 million over 10 years, with the balance payable at the maturity date of October 6, 2030. The interest rate under the loan agreement is fixed at 3.44%.

On December 28, 2020, we entered into an amended and restated revolving credit agreement with Wells Fargo Bank, National Association, or Revolver, of up to $65 million that replaced the prior revolving credit agreement, our Line of Credit, and the term loan agreement, dated October 23, 2018, our Term, Loan. Under the agreement, the facility is available on a revolving basis, subject to availability under a borrowing base consisting of a percentage of eligible accounts receivable, inventory and owned equipment. The Revolver can be repaid and borrowed again at any time without penalty or premium until the maturity date of December 28, 2025. The Revolver is available for issuance of letters of credit to a specified limit of $10 million. In connection with the Revolver, we repurchased warrants held by the lender of our Term Loan for $14 million.

The following adjustments have been reflected in the pro forma consolidated statement of operations:

(1)	Represents the reversal of the fair value changes to the warrant liability recorded during the historical period due to the warrant extinguishment.

(2)

Represents the interest expense under our financing transaction with Oxbow Realty and the subsequent reversal of those amounts due to the inclusion of Oxbow Realty’s results in our consolidated financial statements as a VIE.

(3)

Represents: (a) the interest expense from Oxbow Realty’s loan of $39 million at an interest rate of 3.44% for the nine-month period in fiscal 2020 prior to consolidation, including the amortization of debt issuance costs of $2.0 million using the effective interest method, (b) a reduction of interest expense for the year due to the repayment of principal on the Term Loan and Line of Credit (an average monthly debt balance of $37.9 million at an approximate interest rate of 13.3%), (c) one year of debt issuance cost amortization for the Revolver ($2.0 million recognized over the 5 year life of the arrangement), and (d) a full year of interest expense and unused line fee from the Revolver at an approximate interest rate of 3%.

FOR THE YEAR ENDED JANUARY 3, 2021
Interest expense and amortization of debt issuance costs from Oxbow Realty’s loan	$(1,255)
Reduction of interest expense on Term Loan from extinguishment and Line of Credit from modification	5,044
Amortization of debt discount and debt issuance costs for Revolver	(396)
Interest expense from Revolver	(1,356)

$2,037

(4)

Represents the tax benefit of the pretax items noted above, excluding Oxbow Realty adjustments. Oxbow Realty is a pass-through entity for tax purposes. For purposes of these unaudited pro forma consolidated statements, the U.S. federal statutory rate of 21% has been used for our pro forma adjustments. This does not reflect our effective tax rate, which will include other tax items such as state tax as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the consolidated company.

(5)

Represents the results of operations of Oxbow Realty we consolidated as a VIE that are not attributable to our unitholders (interest income from the lease with us, net of interest expense on the bank loan).

FOR THE YEAR ENDED JANUARY 3, 2021
Interest income representing revenue to Oxbow Realty	$3,828
Interest expense and amortization of debt issuance costs from Oxbow Realty’s loan	(1,255)

$2,573

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and our audited consolidated financial statements and related notes, included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those discussed or implied in our forward-looking statements due to a number of factors, including those described in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Our fiscal year ends on the Sunday closest to the end of the calendar month. We refer to the fiscal years ended January 3, 2021 and December 29, 2019 as fiscal 2020 and fiscal 2019, respectively. Fiscal years 2020 and 2019 include 53 and 52 weeks, respectively. All percentage amounts and ratios presented in this management’s discussion and analysis were calculated using the underlying data in thousands. Unless otherwise indicated, all changes identified for the current year results represent comparisons to results for the prior corresponding year.

For purposes of this section, the terms “we,” “us,” “our,” and “CMI Acquisition” refer to CMI Acquisition, LLC and its subsidiaries as of the date of this prospectus.

Overview

We are a U.S. investor-owned, independent, pure-play technology foundry that offers advanced semiconductor development and manufacturing services from our fabrication facility, or fab, in Minnesota and advanced packaging services from our Florida facility. In our technology as a service model, we leverage a strong foundation of proprietary technology to co-develop process technology IP with our customers that enables disruptive concepts through our Advanced Technology Services for diverse microelectronics (integrated circuits, or ICs) and related micro- and nanotechnology applications. In addition to differentiated technology development services, we support customers with volume production of ICs for high-growth markets through our Wafer Services.

The combination of semiconductor development and manufacturing services we provide our customers is not available to them from a conventional fab. In addition, following this offering, our status as a publicly-traded, U.S.-based, U.S. investor-owned pure-play technology foundry with DMEA Category 1A accreditation from the U.S. Department of Defense, or DoD, is expected to position us well to provide distinct, competitive advantages to our customers. These advantages include the benefits of enhanced IP security and easy access to a U.S. domestic supply chain. In September 2019, we entered into a contract with the DoD to receive up to $170 million to expand and upgrade our manufacturing capabilities, specifically to build next-generation rad-hard wafer solutions for the aerospace and defense sector which will have significant benefits for other commercial markets. Our fab expansion supporting this project began operations in October 2020. In January 2021, we entered into an agreement with Osceola County, Florida to take over operation of the Center for NeoVation facility in Kissimmee, Florida to accelerate pure-play advanced packaging services for differentiated technologies.

We primarily focus on serving diversified, high-growth, end users in numerous vertical markets, including (1) advanced computation, (2) aerospace and defense, or A&D, (3) automotive and transportation, (4) bio-health, (5) consumer and (6) industrial/internet of things, or IoT. By housing both development and manufacturing in a single operation, we rapidly and efficiently transition newly-developed processes to high-yielding volume production, eliminating the time it would otherwise take to transfer production to a third-party fab. Through our Advanced Technology Services, we specialize in co-creating with our customers advanced solutions that directly serve our end markets, such as superconducting ICs for quantum computing, integrated photonics, carbon nanotube technologies, or CNTs, microelectromechanical systems, or MEMS, technologies for biomedical and imaging applications, and advanced packaging. Our Wafer Services include the manufacture of silicon-based analog and mixed-signal ICs for our end markets. Our focus on the differentiated analog and mixed-signal and CMOS markets supports long product life-cycles and requirements that value performance over cost-efficiencies, and leverages our portfolio IP. Our

Advanced Technology Services and Wafer Services customers total 36 active accounts and include D-Wave, L3Harris, Leonardo DRS, Microsoft, MGI and Steifpower compared to 11 customers in 2014.

Before we began independent operations, our fab was owned and operated by Cypress Semiconductor Corporation, or Cypress, as a captive manufacturing facility for 20 years. We have leveraged the Cypress system, manufacturing technology and process development capabilities to advance our product offerings. We became an independent company in March 2017 when we were acquired by Oxbow Industries, LLC, or Oxbow, as part of a divestiture from Cypress. Our multi-year FSA with Cypress, which ended in June 2020, created a runway for us to operate the foundry at a high utilization rate while continuing to expand and diversify the customer base transferred by Cypress.

Factors and Trends Affecting our Business and Results of Operations

The following trends and uncertainties either affected our financial performance in fiscal 2020 or are likely to impact our results in the future.

∎	Macroeconomic and competitive conditions, including cyclicality and consolidation, affecting the semiconductor industry.

∎

The global economic climate, including the impact on the economy from geopolitical issues and the ongoing COVID-19 pandemic. Our business has been adversely affected by the effects of the 2020 outbreak of respiratory illness caused by a coronavirus. We implemented modifications to employee travel and employee work locations, as required in some cases by federal, state and local authorities, which has had a negative impact on our employee productivity. As a result of COVID-19, one customer reduced its research and development expenditures with us, and a second customer experienced facility shutdowns which resulted in delays in project milestones, in each case negatively affecting our revenues. Because we have a manufacturing facility, we may be vulnerable to an outbreak of a new coronavirus or other contagious diseases. The effects of such an outbreak could include the temporary shutdown of our facilities, disruptions or restrictions on the ability to ship our products to our customers, as well as disruptions that may affect our suppliers. Any disruption of our ability to manufacture or distribute our products or of the ability of our suppliers to delivery key components on a timely basis could have material adverse effect on our sales and operating results.

∎

On April 18, 2020, we received proceeds of $6.5 million pursuant to a loan under the Paycheck Protection Program, or PPP, under the terms of the Coronavirus Aid, Relief, and Economic Security Act. PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the program. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. We expect to obtain forgiveness of the PPP loan. See “Risk Factors—The effects of the COVID-19 outbreak could adversely affect our business, results of operations, and financial condition” and our consolidated financial statements for further information regarding the effects of the COVID-19 pandemic on our business and regarding the PPP loan.

∎

The Creating Helpful Incentives to Produce Semiconductors for America Act, in which the United States has committed to a renewed focus on providing incentives and funding for onshore companies to develop and advance the latest semiconductor technologies, on supporting onshore manufacturing capabilities, and on strengthening key onshore supply chains.

∎

Our overall level of indebtedness from a revolving credit agreement for up to $65 million, which we refer to as the Revolver, and a $39 million financing agreement, which we refer to as the Financing, the corresponding interest rates charged to us by our lenders and our ability to access borrowings under the Revolver.

∎

Identification and pursuit of specific product and geographic market opportunities that we find attractive both within and outside the United States. We will continue to more effectively address these opportunities through research and development and additional sales and marketing resources.

∎

Material and other cost inflation. We strive for productivity improvements, and we implement increases in selling prices to help mitigate inflation. We expect the current economic environment will result in continuing price volatility for many of our raw materials.

∎

Revaluation of our warrant and contingent consideration liabilities, which arose in connection with our divestiture from Cypress. We repurchased the warrants in December 2020 with funds from the Revolver and extinguished our warrant liability.

Financial Performance Metrics

Our senior management team regularly reviews certain key financial performance metrics within our business, including:

∎	net sales and gross profit; and

∎

earnings before interest, taxes, depreciation and amortization, as adjusted, or adjusted EBITDA, which is a financial measure not prepared in accordance with GAAP that excludes certain items that may not be indicative of our core operating results, as well as items that can vary widely across different industries or among companies within the same industry. For information regarding our non-GAAP financial measure, see the section entitled “—Non-GAAP Financial Measure” below.

Results of Operations

Fiscal 2020 compared to Fiscal 2019

The following table summarizes certain financial information relating to our operating results for fiscal 2020 and fiscal 2019 (dollars in thousands).

	YEARS ENDED
(in thousands, except unit and per unit data)	JANUARY 3, 2021 (1)	DECEMBER 29, 2019 (1)	DOLLAR CHANGE	PERCENTAGE CHANGE
Consolidated Statement of Operations Data:
Net sales	$140,438	$136,725	$3,713	2.7%
Cost of sales	117,746	111,379	6,367	5.7%

Gross profit	22,692	25,346	(2,654)	-10.5%
Selling and marketing expenses	7,778	4,326	3,452	79.8%
Research and development	4,208	6,330	(2,122)	-33.5%
General and administrative expenses	17,254	14,390	2,864	19.9%
Change in fair value of contingent consideration	2,094	9,271	(7,177)	-77.4%

Operating loss	(8,642)	(8,971)	329	-3.7%
Other income (expense):
Change in fair value of warrant liability	780	(4,460)	5,240	-117.5%
Loss on debt modification and extinguishment	(1,434)	—	(1,434)	-100%
Interest expense	(5,499)	(6,547)	1,048	-16.0%

Total other income (expense)	(6,153)	(11,007)	4,854	-44.1%

Loss before income taxes	(14,795)	(19,978)	5,183	-25.9%
Income tax expense (benefit)	4,919	(3,559)	8,478	-238.2%

Net loss	(19,714)	(16,419)	(3,295)	20.1%
Less: net income attributable to non-controlling interests	903	—	903	100.0%

Net loss attributable to CMI Acquisition, LLC	$(20,617)	$(16,419)	$(4,198)	25.6%

Other financial data:
Adjusted EBITDA (2)	$13,500	$21,879	$(8,379)	-38.3%

(1)	The consolidated statements of operations are for fiscal 2020 and fiscal 2019. Our fiscal year ends on the Sunday closest to the end of the calendar year. Fiscal 2020 and fiscal 2019 contained 53 and 52 weeks, respectively.
(2)	See “—Non-GAAP Financial Measure” for the definition of adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

Net sales

Net sales increased to $140.4 million for fiscal 2020, from $136.7 million for fiscal 2019. The increase of $3.7 million, or 2.7%, was driven by growth from our Advanced Technology Services customers, specifically our superconducting and quantum computing customers, and the expansion of programs within our aerospace and defense customer base partially offset by a decline in Wafer Services sales to Cypress.

Gross profit

Gross profit decreased to $22.7 million for fiscal 2020, from $25.4 million for fiscal 2019. The decrease of $2.7 million, or 10.5%, was due to increased labor and infrastructure costs, as we continue to scale our business to meet the increased demands of our customers.

Selling and marketing expenses

Selling and marketing expenses increased to $7.8 million for fiscal 2020, from $4.3 million for fiscal 2019. The increase of $3.5 million, or 79.8%, was a result of higher commission expenses due to increased net sales, increased license fees, and hiring supplementary sales team members in fiscal 2020.

Research and development

Research and development costs decreased to $4.2 million for fiscal 2020, from $6.3 million for fiscal 2019. The decrease of $2.1 million, or 33.5%, was attributable to investing in our technology porting services in order to transfer existing customer products to different technology platforms in 2019.

General and administrative expenses

General and administrative expenses increased to $17.3 million for fiscal 2020, from $14.4 million for fiscal 2019. The increase of $2.9 million, or 19.9%, was due to higher professional services consulting fees and information technology expenses in fiscal 2020.

Change in fair value of contingent consideration

Change in fair value of contingent consideration was $2.1 million for fiscal 2020, compared to the $9.3 million increase for fiscal 2019. The decrease of $7.2 million, or 77.4%, was due to the amount of revenue expected to be generated from our Advanced Technology Services customers. Projected revenue increased at a greater amount for fiscal 2019 compared to fiscal 2020 due to several large customer contracts in the prior period. The contingent consideration is based on estimated royalties owed on Advanced Technology Services revenues, with respect to which we pay a quarterly royalty. In connection with our acquisition of the business from Cypress, we recorded a contingent consideration liability for the future estimated earn-out/royalties owed on Advanced Technology Services revenues. For each reporting period thereafter, we revalue future estimated earn-out payments and record the changes in fair value of the liability in our consolidated statements of operations.

Change in fair value of warrant liability

Change in fair value of warrant liability increased to income of $0.8 million for fiscal 2020, from an expense of $4.5 million for fiscal 2019. The increase of $5.3 million was due to the repurchase of the warrants in December 2020 for an amount less than the liability recorded at the end of fiscal 2019.

Loss on debt modification and extinguishment

In fiscal 2020, we expensed $1.4 million of unamortized debt issuance costs and fees in connection with the extinguishment of our Term Loan in September and December 2020. There were no such charges in fiscal 2019.

Interest expense

Interest expense decreased to $5.5 million for fiscal 2020, from $6.5 million for fiscal 2019. The decrease of $1.0 million, or 16.0%, was a result of lower interest rates on the Line of Credit and Term Loan in fiscal 2020 compared to fiscal 2019, prior to the transactions which resulted in that indebtedness being replaced by the Financing and Revolver at a lower cost of capital.

Income tax expense (benefit)

Income taxes increased to an expense of $4.9 million for fiscal 2020 from a benefit of $3.6 million for fiscal 2019. The increase in income tax expense in fiscal 2020 was primarily due to the disallowed loss from the sale-leaseback transaction with Oxbow Realty and the valuation allowance on deferred tax assets, partially offset by an income tax benefit for excess tax benefits recorded for stock-based compensation vesting.

Net income attributable to non-controlling interests

Net income attributable to non-controlling interests reflects the net income of the variable interest entity, or VIE, that we consolidate, representing the economic interest in the profits and losses of Oxbow Realty that the owners of our members’ equity do not legally have rights or obligations to.

Adjusted EBITDA

Adjusted EBITDA decreased $8.4 million, or 38.3%, to $13.5 million for fiscal 2020 from $21.9 million for fiscal 2019. The decrease in adjusted EBITDA primarily reflects decreased gross profit due to increased labor and infrastructure costs as we continue to scale our business to meet the increased demands of our customers, increased sales and marketing expenses as a result of higher commission expenses from increased sales, higher license fees, hiring of supplementary sales team members, and increased general and administrative expenses due to higher professional services consulting fees and information technology expenses, partially offset by a reduction in research and development expenses in fiscal 2020 compared to fiscal 2019. For a discussion of adjusted EBITDA as well as a reconciliation to the most directly comparable GAAP measure, see “—Non-GAAP Financial Measure.”

Liquidity and Capital Resources

General

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our current working capital needs relate mainly to the expansion of our operations, payment of amounts due under our contingent consideration liability, debt service obligations and the normal operation of our business. Our ability to meet these working capital needs and grow our business will depend on many factors, including our future working capital needs, the evolution of our operating cash flows and our ability to secure additional sources of financing.

We had $6.6 million in cash and cash equivalents, not including cash held by a variable interest entity that we consolidate, and availability under our Revolver of $21.6 million as of January 3, 2021. We believe our operating cash flows, together with our cash on hand, and current availability under the Revolver completed on December 28, 2020 will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus. We may, however, need additional cash resources due to changed business conditions or other developments, including significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our business. To the extent that our current resources, including our ability to generate operating cash flows, are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. Our ability to do so depends on prevailing economic conditions and other factors, many of which are beyond our control. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new products and technologies, discontinue further expansion of our business, or scale back our existing operations, which could have an adverse impact on our business and financial prospects.

On September 29, 2020, we entered into an agreement to sell the land and building representing our primary operating location in Bloomington, Minnesota to an entity controlled by our principal owner for $39 million, less transaction costs of $5.4 million. We subsequently entered into an agreement to lease the land and building from the same entity for initial payments of $0.4 million per month (or $4.8 million per year) over 20 years with annual increases of 2%. See “—Indebtedness—Sale Leaseback Transaction.”

On December 28, 2020, we entered into an amended and restated revolving credit agreement with Wells Fargo Bank, National Association, or Wells Fargo, of up to $65 million that replaced our previous Line of Credit and Term Loan. Under the agreement, the facility is available on a revolving basis, subject to availability under a borrowing base consisting of a percentage of eligible accounts receivable, inventory and owned equipment. The Revolver can be repaid and borrowed again at any time without penalty or premium until the maturity date of December 28, 2025. The Revolver is available for issuance of letters of credit to a specified limit of $10 million. In connection with the Revolver, we repaid all outstanding amounts owed under our Term Loan totaling $28.2 million of principal, accrued interest and prepayment penalties. Amounts owed under our Line of Credit totaling $2.8 million of principal and accrued interest were rolled over into the Revolver and our Line of Credit was discontinued. See “—Indebtedness—Revolving Credit Agreement.”

Capital Expenditures

For fiscal 2020, we spent approximately $89.9 million on capital expenditures, including purchases of property, equipment and software. We estimate we will spend between $6 million and $10 million on capital expenditures in our fiscal year ending January 2, 2022, or fiscal 2021. The majority of these capital expenditures relate to our foundry expansion in Minnesota, as discussed below, which has been funded primarily by our aerospace and defense customers, and the development of our advanced packaging capabilities at the Center for NeoVation in Florida. We anticipate our cash on hand, our new Revolver and future cash flows from operations will provide the funds needed to meet our customer demand and anticipated capital expenditures in fiscal 2021.

We have various contracts outstanding with third parties in connection with the completion of a building expansion project to increase manufacturing capacity at our Minnesota facility. We have $19.0 million of contractual commitments outstanding as of January 3, 2021 that are expected to be paid in fiscal 2021, through cash on hand and operating cash flows.

Contingent Consideration

For fiscal 2020, we made cash payments of $11.3 million related to our contingent consideration royalty liability. We estimate that we will pay between $11.0 and $12.0 million on contingent consideration related to this liability in the future. We anticipate our cash on hand and cash flows from operations will provide the funds necessary to settle the contingent consideration royalty liability.

Working Capital

Historically, we have depended on cash flows from operations, cash on hand, funds available under our Line of Credit and Term Loan, and funds from the sale of our land and building in Minnesota, and in the future may depend on other debt and equity financings, such as our Revolver, to finance our expansion strategy, working capital needs and capital expenditures. We believe that these sources of funds will be adequate to provide cash, as required, to support our strategy, ongoing operations, capital expenditures, lease obligations and working capital for at least the next 12 months. However, we cannot assure you that we will be able to obtain future debt or equity financings adequate for our cash requirements on commercially reasonable terms or at all.

As of January 3, 2021, we had available aggregate undrawn borrowing capacity of approximately $21.6 million under our Revolver. For the periods presented, our use of cash was primarily driven by our investing activities, and specifically by our investments in capital expenditures.

The following table sets forth general information derived from our statement of cash flows for fiscal 2020 and fiscal 2019:

	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
(in thousands)
Net cash provided by operating activities	$96,195	$10,923
Net cash used in investing activities	$(88,177)	$(7,368)
Net cash provided by (used in) financing activities	$(5,187)	$552

Fiscal 2020 Compared to Fiscal 2019

Cash and Cash Equivalents

At January 3, 2021 and December 29, 2019, we had $7.4 million and $4.6 million of cash and cash equivalents, respectively, including cash of $0.8 million held by a variable interest entity that we consolidate.

Operating Activities

Net cash provided by operating activities was $96.2 million during fiscal 2020, an increase of $85.3 million from $10.9 million during fiscal 2019. The increase in cash provided by operating activities in fiscal 2020 was driven primarily by an increase in our working capital accounts, specifically accounts receivable and deferred revenue, from the impact of achieving additional milestones on existing customer contracts and cash collected from contracts with customers who are funding our building expansion.

Investing Activities

Capital expenditures are a significant use of our capital resources. These investments are intended to enable sales growth in new and expanding markets, help us meet product demand and increase our manufacturing efficiencies and capacity. We had various contracts outstanding with third parties in connection with the construction of a building expansion project to increase manufacturing capacity at our Minnesota fab.

Net cash used in investing activities was $88.2 million during fiscal 2020, an increase of $80.8 million from $7.4 million in fiscal 2019. The increase in cash used in fiscal 2020 reflects increased capital spending of $77.3 million on property and equipment in connection with the building expansion project and $3.6 million of capital spending on software, offset slightly by an increase $0.1 million in proceeds from the sale of property and equipment.

Financing Activities

Net cash used in financing activities was $5.2 million during fiscal 2020, an increase of $5.7 million from net cash provided by financing activities of $0.5 million during fiscal 2019. The increase in fiscal 2020 primarily reflects changes to our capital structure, including debt facilities with lower interest rates and the repurchase of outstanding warrants and Common Units.

Indebtedness

Off-balance sheet arrangements

As of January 3, 2021, we had no material off-balance sheet arrangements.

Contractual Obligations

The table below presents our significant contractual obligations as of January 3, 2021, excluding the obligations of our consolidated VIE. Since January 3, 2021, there have been no material changes to our contractual obligations. We expect to fund these contractual obligations with cash generated from operating activities and our Revolver.

		PAYMENTS DUE BY PERIOD
(In thousands)	TOTAL	LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS
Long-term debt obligations, including interest	$38,801	$1,805	$4,693	$32,303	—
Lease obligations	114,022	4,741	9,768	10,163	$89,350
Purchase obligations	19,019	19,019	—	—	—
Contractual commitments	8,645	8,645	—	—	—

Total	$180,487	$34,210	$14,461	$42,466	$89,350

Sale Leaseback Transaction

On September 29, 2020, we entered into an agreement to sell the land and building representing our primary operating location in Bloomington, Minnesota to Oxbow Realty, LLC, or Oxbow Realty, an entity controlled by our principal owner for $39 million, less applicable transaction costs of $1.5 million and transaction services fees paid to Oxbow Realty of $2.0 million and paid a guarantee fee to our principal owner of $2.0 million. We subsequently entered into an agreement to lease the land and building from Oxbow Realty for initial payments of $0.4 million per month over 20 years. The monthly payments are subject to a 2% increase each year during the term of the lease. Due to our continuing involvement in the property, we are accounting for the transactions as a failed sale leaseback (a financing transaction). Under failed sale leaseback accounting, we are deemed the owner of the property with the proceeds received recorded as a financial obligation.

Revolving Credit Agreement

On December 28, 2020, we entered into an amended and restated revolving credit agreement with Wells Fargo, our Revolver, of up to $65 million that replaced our previous Line of Credit and Term Loan. Under the agreement, the facility is available on a revolving basis, subject to availability under a borrowing base consisting of a percentage of eligible accounts receivable, inventory and owned equipment. The Revolver can be repaid and borrowed again at any time without penalty or premium until the maturity date of December 28, 2025. The Revolver is available for issuance of letters of credit to a specified limit of $10 million.

Under the Revolver, we can elect the base rate (greatest of the federal funds rate plus 0.5%, LIBOR for a one-month period plus 1%, or the institution’s prime rate) or LIBOR for a period of one, two, three or six months as selected by us, plus a margin depending on the amount of borrowings outstanding “prime rate”. We will also pay a commitment fee equal to 0.25% to 0.375% of the average commitment not utilized, depending on the amount not utilized. Interest payments are due monthly.

The Revolver includes a financial covenant that requires us to maintain a fixed charge coverage ratio of at least 1.1 to 1.0 on a rolling twelve-month basis. The fixed charge coverage ratio included in our revolving credit agreement is defined as (A) earnings before interest, taxes, depreciation and amortization, or EBITDA, less unfinanced capital expenditures, divided by (B) fixed charges, which are generally defined as cash interest and income taxes, scheduled principal payments on loans and contingent consideration arrangements, and restricted payments such as dividends. EBITDA, as defined, includes adjustments for such items as unusual gains or losses, equity-based compensation and management fees, as well as other adjustments. The Revolver also includes a financial covenant that requires us to maintain a leverage ratio of no greater than 3.5 to 1.0 on a rolling twelve-month basis measured quarterly. On January 2, 2022, the ratio decreases to 3.0 to 1.0 through the remainder of the agreement. The leverage ratio included in our revolving credit agreement is defined as our funded indebtedness as of the measurement date divided by our EBITDA for the twelve-month period as of the measurement date.

The Revolver contains covenants, including restrictions on indebtedness, liens, mergers, consolidations, investments, acquisitions, disposition of assets, and transactions with affiliates. Dividends, redemptions and other payments on equity (restricted payments) are limited to (1) restricted payments to the loan parties, (2) declaring and making dividend payments or other distributions payable solely in capital stock, (3) so long as no default or event of default exists or would result therefrom, we may pay management fees and compensation to Oxbow Industries, LLC, or Oxbow, our principal owner, or to director, Loren Unterseher, not exceeding an agreed upon amount in any fiscal year, and (4) so long as no default or event of default exists or would result therefrom, we may redeem up to $5 million of Class B Preferred Units, $10.2 million of Common Units and our warrant liability. Customary events of default (with customary grace periods, notice and cure periods and thresholds) include payment default, breach of representation in any material respect, breach of certain covenants, default to material indebtedness, bankruptcy, ERISA violations, material judgments, change in control and termination or invalidity of guaranty or security documents.

The Revolver is secured by a security interest in substantially all of our accounts receivable, inventory and equipment.

In connection with the Revolver, we repaid all outstanding amounts owed under our Term Loan totaling $28.2 million of principal, accrued interest and prepayment penalties. Amounts owed under our Line of Credit totaling $2.8 million of principal and accrued interest were rolled over into the Revolver and our Line of Credit was discontinued. On December 28, 2020, we also repurchased the warrants held by the lender of our Term Loan for $14 million from our cash and cash equivalents.

As of January 3, 2021, we were not in compliance with the fixed charge coverage ratio and leverage ratio covenants related to the Revolver. On March 19, 2021, we were granted a waiver from the lender related to these financial covenants. The amendment modified those ratios and we are no longer in an event of default. Based on these modifications, we are in full compliance with the Revolver covenant requirements.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. In connection with preparing our consolidated financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue and expense, and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time we prepare our consolidated financial statements. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ materially from our assumptions and estimates.

On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, valuation of long-lived assets, contingent consideration, our warrant liability and unit-based compensation. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue is recognized either over time as work progresses using an output measure or at a point-in-time, depending upon contract-specific terms and the pattern of transfer of control of the product or service to the customer. Due to the nature of our contracts there can be judgment involved in determining the performance obligations that are included in the related contract. We analyze each contract to conclude what enforceable rights and obligations exist between us and our customers. In doing so, we determine our unit of account by identifying the promises within the contract that are both (1) considered to be distinct and (2) distinct within the context of each contract.

Our performance obligations generally result in a custom product with no alternative use. This could result in over time revenue recognition to the extent there is an enforceable right to payment for work completed plus a reasonable margin. In some cases our contracts may require judgment to conclude if this enforceable right to payment plus a reasonable margin is present and thus would result in over time revenue recognition. Generally, our contracts to provide wafers do not have an enforceable right to payment for cost plus a reasonable margin and therefore revenue from such contracts are recognized at a point in time. Our fixed price and time-and-materials contracts generally do not create an asset with alternative use, but we have an enforceable right to payment for performance completed to date plus a reasonable profit margin. For certain of our fixed price and time-and-materials contracts, the customer receives the benefits provided by our performance as we complete it. In both cases, the revenue from our fixed price and time-and-materials contracts are recognized over time as we perform.

For fixed price contracts, revenue is recognized over time using an output method based on surveys of performance completed to date to satisfy our performance obligation. This can require judgment to determine the related measure of progress that will be assigned to the respective contract.

The terms of a contract and historical business practices can, but generally do not, give rise to variable consideration. We estimate variable consideration at the most likely amount we will receive from customers. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized for such transaction will not occur, or when the uncertainty associated with the variable consideration is resolved. In general, variable consideration in our contracts relates to the entire contract. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us at contract inception and require judgment. We have no significant instances where variable consideration is constrained and not recorded at the initial time of sale. In addition, we have not experienced significant changes to our estimates and judgments related to variable consideration in our contracts.

If we make material changes to our assumptions, we may have cumulative catch-up adjustments to make in the financial statements related to revenue previously recognized. No material gross favorable or unfavorable changes to our material long-term contracts existed for fiscal 2020 and fiscal 2019.

Inventory

Inventory is stated at the lower of cost or net realizable value, cost being determined under the first-in, first-out method. The total carrying value of our inventory is reduced for any difference between cost and estimated net realizable value, calculated as the estimated selling price less estimated costs of completion, disposal and transportation. We regularly review inventory quantities on hand to determine whether we are holding inventory that is excess, obsolete or unsellable based upon assumptions about future demand. Future demand is affected by market conditions, technological obsolescence, new products and strategic plans, each of which is subject to change with little or no forewarning. If actual future demand for our products is less than currently forecasted, we may be required to write inventory down below the current carrying value. Once the carrying value of inventory is reduced, it is maintained until the product to which it relates to is sold or otherwise disposed of. Inventoriable shipping and handling costs are classified as a component of cost of goods sold in the consolidated statements of operations.

Contingent Consideration

We recorded a contingent consideration liability for the future estimated earn-out/royalties owed on Advanced Technology Services revenues, at fair value as of the acquisition date of March 1, 2017. For each reporting period thereafter, we revalue future estimated earn-out payments using unobservable inputs and record the changes in fair value of the liability in our consolidated statements of operations.

A number of estimates are used when determining the fair value of the contingent consideration liability, including projected revenues, risk-adjusted discount rates and timing of contractual payments. The preparation of revenue forecasts for use in the estimated liability involve significant judgments that we base primarily on existing orders, expected timing and amount of future orders, anticipated pricing changes and general market conditions. We discount the cash flow forecasts using the weighted-average cost of capital method at the date of evaluation. The weighted-average cost of capital is comprised of the estimated required rate of return on equity, based on publicly available data for peer companies plus an equity risk premium related to specific company risk factors, and the after-tax rate of return on debt, each weighted at the relative values of the estimated debt and equity for the industry.

Significant changes in our revenue forecasts or our weighted-average cost of capital could affect the discounted cash flows used in revaluing the contingent consideration to fair value each period. A 10% change in forecasted revenue and weighted-average cost of capital would result in an approximately $0.4 million change in the fair value of the contingent consideration. Subsequent revaluations of the contingent consideration liability after the acquisition date have generally resulted in increases to the fair value of the liability principally due to updated revenue forecasts, as a result of the growth in our business, the impacts of discounting and reductions in our weighted-average cost of capital, as we become a more established company. For the 2020 valuation, our forecasted revenue subject to royalties increased 25% over 2019 forecasts and our weighted-average cost of capital increased 25% resulting in a $2.1 million increase to the contingent consideration liability, apart from decreases to the liability as a result of cash payments made during the year.

Unit-Based Compensation

In December 2020, we granted restricted common units which vest in equal amounts over a three-year period, but only in the event we complete an initial public offering, or IPO, of our stock or experience a change of control event. GAAP requires companies to estimate the fair value of unit-based awards on the date of grant using an option-pricing model. The value of the award is recognized as expense over the requisite service periods, which is generally the vesting period, in our consolidated statements of operations, but only after an IPO or change of control event. Application of the option-pricing model involves the use of estimates, judgment and assumptions that are highly complex and subjective, including those regarding our future expected revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of future events. We used assumptions as follows:

2020 GRANT
Expected term (years)	1.0
Expected volatility	55.6%
Expected dividend yield	0.0%
Risk-free rate of return	0.1%

The expected term represents the period of time that awards granted are expected to be outstanding. An increase in the expected term would result in an increase to our expense. Volatility is a measure of the amount by which the price of our common units is expected to fluctuate each year during the expected term of the award and is based on current implied volatilities from companies in our peer group. The implied volatilities are impacted by changes in market conditions. An increase in the volatility would result in an increase in our expense. The expected dividend yield is based on our historical dividend yield, which is zero – as we have not historically paid dividends. If we were to begin paying dividends, the dividend yield would increase and result in a decrease in our expense. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. As the risk-free interest rate increases, our expense increases.

Income Taxes

In determining taxable income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expenses. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying business.

We currently have recorded a valuation allowance that we will maintain until, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of a decrease in our valuation allowance. The realization of our remaining deferred tax assets is primarily dependent on future taxable income. Any reduction in future taxable income may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our financial condition, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Currently, our market risks relate to potential changes in the fair value of our debt due to fluctuations in applicable market interest rates. In the future our market risk exposure generally will be limited to those risks that arise in the normal course of business, as we do not engage in speculative, non-operating transactions, nor do we utilize financial instruments or derivative instruments for trading purposes.

Credit Risk

Financial instruments that potentially subject us to credit risk are cash and cash equivalents and accounts receivable. Cash balances are maintained in financial institutions, which at times exceed federally insured limits. We monitor the financial condition of the financial institutions in which our accounts are maintained and have not experienced any losses in such accounts. We perform ongoing credit evaluations as to the financial condition of our customers with respect to trade receivables. Generally, no collateral is required as a condition of sale. Our consideration of the need for an allowance for doubtful accounts is based upon current market conditions and other factors.

Non-GAAP Financial Measure

Our audited consolidated financial statements are prepared in accordance with GAAP. To supplement our consolidated financials presented in accordance with GAAP, an additional non-GAAP financial measure is provided and reconciled in the following table.

We provide supplemental non-GAAP financial information that our management utilizes to evaluate our ongoing financial performance and provide additional insight to investors as supplemental information to our GAAP results. We use adjusted EBITDA to provide a baseline for analyzing trends in our business and to exclude certain items that may not be indicative of our core operating results. The use of non-GAAP financial information should not be considered as an alternative to, or more meaningful than, the comparable GAAP measure. In addition, because our non-GAAP measure is not determined in accordance with GAAP, it is susceptible to differing calculations, and not all comparable or peer companies may calculate their non-GAAP measures in the same manner. As a result, the non-GAAP financial measure presented in this prospectus may not be directly comparable to similarly titled measures presented by other companies.

This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. We define adjusted EBITDA as net income before interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation and certain other items that we do not view as indicative of our ongoing performance, including fair value changes in contingent consideration, equity-based compensation, fair value changes in warrants and management fees.

We believe adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an indication that our results will be unaffected by the items excluded from adjusted EBITDA. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in our non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual, unless otherwise expressly indicated.

The following table presents a reconciliation of adjusted EBITDA to net income (loss), our most directly comparable financial measure calculated and presented in accordance with GAAP.

	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
(in thousands)
Net loss	$(20,617)	$(16,419)
Interest expense	5,499	6,547
Income tax (benefit) expense	4,919	(3,559)
Depreciation and amortization	18,866	16,662

EBITDA	8,667	3,231
Fair value changes in contingent consideration (1)	2,094	9,271
Equity-based compensation (2)	2,640	4,174
Fair value changes in warrants (3)	(780)	4,460
Management fees (4)	879	743

Adjusted EBITDA	$13,500	$21,879

(1)	Represents non-cash valuation adjustment of contingent consideration to fair market value during the period.
(2)	Represents non-cash equity-based compensation expense.
(3)	Represents non-cash valuation adjustment of warrants to fair market value during the period.
(4)	Represents a related party transaction with Oxbow, our principal owner. As these fees are not part of the core business, are not expected to continue after this offering and are excluded from management’s assessment of the business, we believe it is useful to investors to view our results excluding these fees.

BUSINESS

Overview

We are a U.S. investor-owned, independent, pure-play technology foundry that offers advanced semiconductor development and manufacturing services from our fabrication facility, or fab, in Minnesota and advanced packaging services from our Florida facility. In our technology as a service model, we leverage a strong foundation of proprietary technology to co-develop process technology IP with our customers that enables disruptive concepts through our Advanced Technology Services for diverse microelectronics (integrated circuits, or ICs) and related micro- and nanotechnology applications. In addition to differentiated technology development services, we support customers with volume production of ICs for high-growth markets through our Wafer Services.

The combination of semiconductor development and manufacturing services we provide our customers is not available to them from a conventional fab. In addition, following this offering, our status as a publicly-traded, U.S.-based, U.S. investor-owned pure-play technology foundry with DMEA Category 1A accreditation from the U.S. Department of Defense, or DoD, is expected to position us well to provide distinct, competitive advantages to our customers. These advantages include the benefits of enhanced IP security and easy access to a U.S. domestic supply chain. In September 2019, we entered into a contract with the DoD to receive up to $170 million to expand and upgrade our manufacturing capabilities, specifically to build next-generation rad-hard wafer solutions for the aerospace and defense sector which will have significant benefits for other commercial markets. Our fab expansion supporting this project began operations in October 2020. In January 2021, we entered into an agreement with Osceola County, Florida to take over operation of the Center for NeoVation facility in Kissimmee, Florida to accelerate pure-play advanced packaging services for differentiated technologies.

We primarily focus on serving diversified, high-growth, end users in numerous vertical markets, including (1) advanced computation, (2) aerospace and defense, or A&D, (3) automotive and transportation, (4) bio-health, (5) consumer and (6) industrial/internet of things, or IoT. By housing both development and manufacturing in a single operation, we rapidly and efficiently transition newly-developed processes to high-yielding volume production, eliminating the time it would otherwise take to transfer production to a third-party fab. Through our Advanced Technology Services, we specialize in co-creating with our customers advanced solutions that directly serve our end markets, such as superconducting ICs for quantum computing, integrated photonics, carbon nanotube technologies, or CNTs, microelectromechanical systems, or MEMS, technologies for biomedical and imaging applications, and advanced packaging. Our Wafer Services include the manufacture of silicon-based analog and mixed-signal ICs for our end markets. It is our opinion that our focus on the differentiated analog and mixed-signal and CMOS markets supports long product life-cycles and requirements that value performance over cost-efficiencies, and leverages our portfolio of IP. Our Advanced Technology Services and Wafer Services customers total 36 active accounts and include Infineon, D-Wave, L3Harris, Leonardo DRS, Microsoft, MGI and Steifpower, compared to 11 customers in 2014.

Before we began independent operations, our Minnesota fab was owned and operated by Cypress Semiconductor Corporation, or Cypress, as a captive manufacturing facility for 20 years. We have leveraged the Cypress system, manufacturing technology and process development capabilities to advance our product offerings. We became an independent company in March 2017 when we were acquired by Oxbow Industries, LLC, or Oxbow, as part of a divestiture from Cypress. Our multi-year FSA with Cypress, which ended in June 2020, created a runway for us to operate the foundry at a high utilization rate while continuing to expand and diversify the customer base transferred by Cypress.

Our Industry

Microelectronics are the enabling technology of the information age and have served as a conduit for the growth of the electronics industry over the past sixty years. Semiconductors make solid state electronics possible and are vital inputs for products such as computers, communications equipment, consumer products, industrial automation and control systems, military equipment, automobiles, medical equipment and increasingly a broad array of internet-enabled products and devices. As electronics have become more sophisticated and integrated, meeting the demand for semiconductors used in these products has required advances in semiconductor design and manufacturing.

According to Gartner, global semiconductor revenue is expected to grow from $419 billion in 2019 to an estimated $580 billion in 2024. Although global semiconductor sales have experienced cyclical variation in annual growth rates, they have increased significantly over the long term.

Microelectronics Categories

Semiconductor devices are historically classified as either digital or analog based on the type of signals they process. Digital semiconductor devices process discrete, binary (“on-off” or “1-0”) electrical signals that are used for computational or data processing functions and that have driven many of the advances in computing and communication in recent years. By contrast, analog devices condition and regulate “real-world” functions such as temperature, pressure, speed, sound and electrical current. An increasing interest and focus on enabling electronics systems to interact with people has propelled analog processing, a trend which we believe will continue in the future. To process inputs from analog sensors, digital processing is required to convert these signals into meaningful information. The demand for processing of these analog signals has led to the creation of a semiconductor category known as “mixed-signal,” which processes both analog signals and digital logic. These mixed-signal semiconductors are developed to support the rapidly expanding applications across markets through the emergence of IoT.

As shown in the chart below, according to Infiniti Research, the global market for analog and mixed-signal semiconductors was $53 billion in 2019 and is expected to grow to $68 billion in 2023.

Source: “Global Mixed Signal SoC Market 2019-2023,” published April 2019 by Infiniti Research, Inc.

Integrating analog and digital semiconductors on a single semiconductor device results in smaller, highly-integrated devices that are rich in functionality. However, mixed-signal semiconductors present design, process and manufacturing challenges.

Analog and mixed-signal microelectronics as well as derivative and adjacent technologies, such as rad-hard, discrete power devices, superconducting, photonics, MEMS and carbon nanotubes, require higher levels of customizable functionality and performance than digital devices do. Since these analog and mixed-signal devices are produced in lower volumes than digital devices, traditional digital high-volume foundries have been generally unwilling to commit engineering resources to the processes and technologies necessary to innovate beyond their standard process offerings. This has resulted in significant unmet need at a time when demand for these specialty ICs continues to grow due to demand from the A&D, automotive and transportation, advanced computation, bio-health, consumer and industrial/IoT applications.

Rad-hard electronics enable electronic devices to be resistant to malfunctions caused by electromagnetic or particle radiation. Traditional semiconductor circuit structures are at a higher risk of damage from radiation, especially in high-radiation environments, such as space, nuclear use cases, weapon systems and high-altitude aircrafts. To modify these circuits to withstand the effects of radiation, manufacturers use extensive development and testing to create circuits that reduce the impact from electromagnetic radiation. As a result, rad-hard ICs are more expensive than traditional ICs. Consequently, most purchasers of rad-hard ICs are well-funded military and scientific organizations or produce products in high-value markets such as medical devices. According to AMA Research & Media, the global market for rad-hard ICs was approximately $1.5 billion in 2018, with 70% derived from standard foundries and 30% from custom foundries. The market is expected to grow to $1.9 billion by 2025, driven by an increasing number of space missions globally, higher demand from communication satellites for rad-hard electronics driven by the growth of 5G and IoT, and increased use cases for commercial and military applications.

Moore’s Law

Since 1965, the semiconductor industry has followed the pace of Moore’s Law, which is the observation that the number of transistors on a chip doubles every 18 to 24 months. Moore’s Law has enabled digital logic ICs to be scaled down to small transistor nodes below 10 nanometers, or nm, which has lowered costs for semiconductor manufacturers and increased the processing performance for a given IC or product form factor. This rapid scaling down of transistor nodes works well for digital semiconductors, such as memory and microprocessors for high volume consumer products, but not for analog and mixed-signal and specialty semiconductors which interface with the physical world. At each new node transition, semiconductor design costs, process technology development costs and complexity increase at higher rates as, in accordance with Moore’s Law, the industry is nearing the theoretical limits of performance. In recent years, Moore’s law has no longer accurately predicted the rate of change of processing power in the semiconductor industry. This has caused larger foundries that invest in leading-edge technologies to focus on fewer customers with significant volume demand to generate a positive return on the large investments that the next-generation fab technology requires. Moreover, as this trend has driven the industry for decades, the industry has matured and consolidated, and foundries have been shaped to operate in pursuit of chips that follow Moore’s Law. The conventional foundry model, however, is not optimized to thrive and perform from a financial perspective to the extent that Moore’s Law is no longer economically feasible – as evidenced by the attrition of foundries competing at the leading edge of silicon digital technologies.

This posture by leading conventional foundries has rippled through the industry, causing a resurgence in demand for manufacturing services using mature technology processes, and particularly for moderate volume IC products and emerging micro fabrication-based technologies, such as photonics, MEMS, CNT microelectronics and a myriad of other unique applications which are growing in key end markets that we serve. In addition, because of the dramatic increase in the number of manufacturing process steps for leading-edge design nodes, large foundry customers typically have less ability to customize processes, as changes to manufacturing processes could impact yield and quality. Many semiconductor customers without their own fabs may be too small or lack the volume to utilize larger foundry design and technology services, which increases the value of smaller production scale foundries like us with large design teams.

New Concepts Are Redefining Leading-Edge Technology

While Moore’s Law focused significant industry talent on scaling down transistor nodes with leading-edge transistor geometries, innovation continues on proven mature process nodes due to their reliability, high yields, and relatively affordable economics of customization. New approaches in areas such as optical data processing, superconductivity for harnessing quantum effects, CNTs for 3-dimensional monolithic ICs, MEMS and micro-fluidics that utilize novel materials to advance processing speed and complex silicon architectures require sophisticated manufacturing services but, in many cases, cannot be developed or produced in the large production foundries.

Heterogeneous integration is another rapidly developing trend aimed at delivering increased performance through improving the manner in which chips of various types are integrated together in systems, and includes a range of complementary concepts leveraging interposer, chiplet, hybrid bonding and fan-in/fan-out techniques. This enables technology implementations that enhance performance through new packaging technologies categorized as System in Package (SiP), 2.5D or 3D solutions. We expect demand for these solutions to grow significantly as products across markets and applications adapt to post-Moore’s Law industry dynamics.

We believe these industry dynamics have created a need for pure-play independent technology services that not only produce differentiated silicon-based analog and mixed-signal technologies, power discrete and rad-hard solutions at volume and high operational quality, but also offer advanced development expertise with a range of materials and advanced packaging technologies to assist customers in rapidly taking concepts to market in volume.

Semiconductor Manufacturing Industry Structure

Historically, most semiconductor companies were vertically integrated. They performed all major functions including design, manufacturing, test and assembly, and sales and marketing. These types of semiconductor companies are called integrated device manufacturers, or IDMs.

As the complexity of semiconductor designs has increased over the last several decades, semiconductors have become increasingly challenging to manufacture, requiring both sophisticated manufacturing expertise and exponential increases in fab investments. These requirements have led to the creation of the foundry business model, where the cost of a fab is spread across multiple customers. These economics have driven IDMs to outsource production to foundries and divest their fabs. The industry has therefore matured, consolidated, specialized and evolved to include the following main supplier categories:

∎	IDMs. Vertically integrated for all major functions including design, manufacturing, test and assembly and sales and marketing. Some of these IDMs also provide foundry services to third parties.

∎

Fabless Semiconductor Companies. Fabless companies primarily focus on designing semiconductors and outsource the manufacturing of their proprietary design to third-party semiconductor foundries or IDMs using their standard manufacturing process technologies.

∎

Pure-play Foundries. Pure-play foundries, such as ours, focus exclusively on providing semiconductor manufacturing based on processes and technologies that are developed for other semiconductor companies to utilize for their respective products. Such foundries neither offer nor design their own semiconductor products.

∎

Packaging Outsourced Assembly and Tests, or OSATs. Also known as Outsourced Assembly and Testers, these companies work in the supply chain downstream of the groups mentioned above, and provide packaging, assembly and testing services. The same trend driving the creation of the fabless semiconductor and pure-play foundry categories described above has indirectly led to the rise of these service providers.

Pure-Play Foundry Market

As a pure-play technology foundry, we participate in a large global market. According to IC Insights, at the beginning of 2020, pure-play foundry sales were forecasted to grow 10% to a record-high $62.8 billion in 2020, pure-play foundry sales were further forecasted to grow with an 8.5% CAGR, over the period from 2019 to 2024, which would outpace both the forecasted 8.0% CAGR for the entire IC market and 6.0% CAGR for IDMs over the same period. As of a July 2020 update from IC Insights, the global semiconductor market is forecasted to grow at a 1% rate in 2020. Prior to the COVID-19 pandemic the forecasted growth in pure-play foundry sales was being driven by strong demand from fabless semiconductor companies, increased outsourcing by IDMs and larger shipments of custom-designed integrated circuits.

While the current foundry model has successfully improved productivity within the supply chain by spreading the high cost of fab operations across multiple customers, it has predominantly focused technology development resources on advancing performance based on Moore’s Law-driven node-size reduction concepts. As complexity increases and other fundamental roadblocks to scaling continue to drive exponential increases in costs, however, emerging technologies that incorporate new materials, new architectures and heterogeneous integration will offer new dimensions for innovators to develop the future generations of microelectronics that the market demands.

To enable non-traditional technology architectures, foundry services different from those used in the traditional Moore’s Law-centric foundry model are necessary. This new engagement paradigm is critical for enabling strong cross-functional collaboration at lower capital rates while accelerating the time to bring these technologies to market.

This new engagement model is referred to as the “technology foundry,” which delivers technology as a service (TaaS) for micro- and nanotechnology hardware development through innovation as a service and manufacturing as a service. These innovation and manufacturing services are delivered to customers through Advanced Technology Services to drive co-creation of design enabling differentiated process technologies and with volume manufacturing Wafer Services that enable customers to scale into the market. Customers spend on research and development and equipment while the foundry contributes specialized process technology innovation, enabling a high-degree of customization and product differentiation, quicker return on investment and accelerated time-to-market.

The following figures depict the wafer volume and process customization levels in which a pure-play technology foundry operates. Given the scale, a pure-play technology foundry does not service products, such as cell phones, that require high volumes, as the markets for these products demand pricing that requires the scale of the largest foundries, typically found in Asia. These large foundries typically only provide limited customization capability and only manufacture in high volumes. To develop customized products, some customers may engage university labs or prototype fabs, but such facilities lack the capacity to provide production volumes, which requires them to conduct a lengthy process of transferring the technology to production-scale facilities. A pure-play technology foundry offers an alternative between these two extremes by providing customization flexibility during development with the ability to scale into medium-volume production, all within the same facility. A pure-play technology foundry can charge a premium for this customization because only a limited number of foundries can manage the complexity of such a customized offering.

Making More Possible through the Pure-Play Technology Foundry Model

We believe the next computing paradigm will be based on hybrid system architectures that expand on semiconducting and electronic device characteristics to integrate optical and superconducting principles along with low dimensional materials. This will allow IC designers to harness exotic quantum phenomena like those observed in carbon nanotubes, graphene and similar products. Such products require a different path because they necessitate new enablement services to create early-stage technologies and concepts that require extensive process flow customization as supported within our enablement ecosystem. As a result, we believe that the market requires a foundry that couples fully-developed volume manufacturing competencies with innovative processes to streamline the path to market for innovators as they address global technology trends, including proliferation of sensor technologies, more network connected devices, the rise of edge computing, implementation of 5G networks, evolution of cloud computing capabilities and widespread use of machine learning and artificial intelligence, throughout the ecosystem.

We have targeted the following vertical markets that we believe offer the most attractive growth opportunities for our solutions.

Advanced Computing. The volume of data produced globally is growing at a 35% CAGR as the IoT landscape develops. This extreme change in data service requirements for cloud infrastructures is driving development and adoption of new technologies despite a slowing of advanced node transistor scaling which has enabled large scale computing capabilities up to this point. These new solutions include custom chip accelerators, heterogenous integration with various approaches, optical computing and transmission technologies, analog computing concepts for artificial intelligence enabling neural networks and new computing paradigms like quantum computing concepts. These diverse technologies are developing into complementary capabilities both to enhance edge computing to reduce data to information before transmission to the cloud, and to support next-generation data centers. These data centers enable powerful cloud-based artificial intelligence technologies to process the high volumes of data into valuable information and integrate various specialized capabilities like exascale and quantum computing concepts that can selectively deploy specialized processing architectures and corresponding algorithms based on problem set needs.

At the beginning of 2020, advanced computing hardware market for servers and supercomputers was valued at $21 billion with a five-year CAGR of 6.3% as data centers are scaled and upgraded. The superconducting quantum computing hardware market is valued at $1 billion with a five-year CAGR of 26% based on data supplied by Mind Commerce.

Aerospace & Defense. Microelectronics have been important to aerospace and defense applications since the early days of the technology and have grown to be a critical capability for avionics, communications, space and weapon systems that support national security objectives. While the semiconductor industry has grown and evolved into the fabless/foundry model, several dynamics have impacted sourcing activities of the USG. In particular, the ability of the USG to source advanced technologies from U.S.-owned suppliers has been impacted as most manufacturing within the microelectronics industry has transitioned offshore. The DoD has faced increased competition to support its innovation from the consumer and industrial markets. The DoD has communicated that microelectronics and 5G are top DoD priorities for the nation’s defense.

As the security and assured access needs of this market evolve, the need for domestic sourcing will remain a dominant theme. There are many different approaches to security being actively developed, to complement existing methods such as DMEA Category 1A accreditation as a trusted supplier, which requires strict controls for access to design data and wafers embodying those designs. Some new approaches to security being developed by DARPA, and other USG activities include zero-trust, quantifiable assurance, open source design methods and IP blocks, and formal verification and validation. Both traditional security methods and these alternative trust and assurance methods will likely play a role in the defense microelectronics acquisition ecosystem. An additional dominant theme within the A&D market is the requirement of long lifecycle supply assurance, and we have a long history of providing support for extended product lifecycles with our high-mix manufacturing model.

Growth anticipated in the area of rad-hard microelectronics is expected to be driven by anticipated investments by the USG in the areas that have been communicated by the DoD to peak at a rate of 3.7% of the entire DoD budget in 2029. A fraction of that planned DoD expenditure for rad-hard system upgrades would be allocated for IC manufacturing. This rad-hard infrastructure initiative for upgrading and sustaining systems is in a ramp phase and is expected to be sustained over a period of approximately 20 years.

Automotive & Transportation. The automotive and transportation market is going through rapid evolution, as electric drive technologies are disrupting conventions and semiconductor content within vehicles has reached record levels. The transportation sector remains a pillar sector of the economy as global populations continue to grow, and personal and trade mobility is critical. There has been an increasing adoption of trends within the transportation space stemming from service-based mobility models that will enhance efficiencies of transportation investments but require ever-increasing and rapid product development capabilities. Sensor content will continue to grow, as will edge computing and artificial intelligence, as the industry drives to high levels of machine autonomy and continues to improve safety and convenience features. These trends may also push into the non-vehicle transportation infrastructure such as roadways and intersections where increased connectivity technologies may play a role in traffic management and autonomous driving concepts.

According to IC Insights, at the beginning of 2020, the automotive and transportation market for integrated circuits was valued at $35 billion and 2019 pure-play foundry total sales for 65 nm to 180 nm complementary CMOS geometries was $19 billion. The forecasted growth in this market will result from sensor and semiconductor content continuing to climb across system types to enable trends of connectivity, electrification, advanced driver-assistance systems concepts and autonomous driving.

Bio-Health. The bio-health industry is rapidly adopting new technologies to improve healthcare outcomes for a growing and aging population. Several trends within the bio-health domains are migrating towards enhanced integration between sensing and microelectronics to enable new diagnostic and intervention therapies in a wide range of categories. These dynamics are driving demand for new genetic sequencing and therapies, improved disease screening technologies, health monitoring wearables and in-body implantable technologies. Implantable technologies have already become a significant market for highly engineered and qualified products used in pacemakers and defibrillators, neurostimulators, drug pumps, spinal fusion stimulators and cochlear and ocular implants.

The available market for microelectronics in the biomedical market for implants, according to MarketsandMarkets, was valued at $24.8 billion in 2016 and forecasted to grow at a 9.8% CAGR through 2025.

Consumer. The consumer industry follows similar trends as adjacent vertical markets with increasing trends for connected, smart devices that increasingly require low-power battery systems and wireless connectivity to support product requirements for wearables, gaming, extended reality, voice assistants and a wide range of other convenience and entertainment-oriented applications. While the high value smartphone industry is widely known to have driven significant growth within semiconductor markets for leading-edge technologies, much of the consumer industry exists within more modest market volumes and within product pricing structures that cannot integrate high value leading-edge semiconductor technologies and so align well with existing mature process nodes in order to support competitive price structures. This space also sees tremendous competition and requires rapid time-to-market as many consumer product companies rely on speed of product development and innovation as their competitive edge to differentiate themselves from competitors.

According to IC Insights, at the beginning of 2020, the consumer market for integrated circuits was valued at $42 billion and 2019 pure-play foundry total sales for 65 nm to 180 nm geometries was $19 billion.

Industrial/IoT. Industrial infrastructure for manufacturing, communications, business operations, food, agriculture and related areas is driven to continuously improve productivity, speed and safety, which in turn drives demand for sensing, device connectivity, communications, and edge computing. Greater emphasis is being placed on effective supply chain management to enable improved visibility to dynamics that impact profitability. The 5G communications infrastructure roll-out is happening now across the world, which we believe will spur product innovation as developers learn to exploit the increase of data throughput and reduced latency of the network. We also expect this market to experience intense competition and rapid time-to-market requirements, with many companies relying on speed of product development and innovation as their competitive edge to remain distinguished from their competitors.

According to IC Insights, at the beginning of 2020, the industrial and communications market for integrated circuits was valued at $170 billion and 2019 pure-play foundry total sales for 65 nm to 180 nm geometries was $19 billion.

Advantages of 200 millimeter Wafer Fabs

A technology foundry requires a high-degree of customization and differentiation making 200 millimeter, or mm, wafer fabs more aligned with the objectives of a technology foundry than 300 mm wafer fabs. The 200 mm wafers use fast, flexible substrates and require cheaper capital equipment than 300 mm wafer fabs, making them well-suited for applications with specific cost, performance and power requirements. The 200 mm wafers are also the ideal size as the significant degree of factory automation enables high throughput, quality and operational efficiencies. By contrast, 300 mm wafer fabs are primarily used for high-volume consumer applications and have higher levels of automation that reduce the ability to customize a wafer’s path through the fab for a unique processing flow. As a result, 200 mm wafer fabs operate with lower pressure to maximize throughput capacity, allowing them to operate at lower utilization rates while producing higher margin products to maintain their flexibility and time-to-market competitive advantages.

Since the mid-2000’s, leading edge silicon microelectronics have been produced on 300 mm wafer production lines and the existing 200 mm manufacturing infrastructure has served mixed-signal and analog markets off the leading edge. Strong and growing demand for these technologies to enable IoT devices, sensors and power management applications have sustained high utilization for 200 mm facilities. These forces have been so significant that in recent years demand for 200 mm fab capacity has surged and is even driving expansion of global capacity through new fab construction to support new applications across the A&D, automotive, cloud and communications (including 5G), computation, medical, industrial/IoT and consumer markets.

As shown in the table below, SEMI forecasts the number of 200 mm fabs and 200 mm industry capacity to exceed prior peak capacity by 2021 and is expected to remain viable for manufacturing purposes over the long term.

Source: SEMI Global 200 mm Fab Outlook, 2019

Our Solution

We offer a unique pure-play technology foundry model that enables our customers through TaaS (see following figure) providing innovation as a service through Advanced Technology Services and 200 mm volume wafer manufacturing capabilities through Wafer Services. By having both services in one operation, we are well-positioned to take advantage of the market opportunity in our end-market industries, build key market relationships as technology develops, and produce those technologies at scale as adoption expands. One advantage of our combined offering is our ability to develop a technology inside a production environment that stabilizes the production line with extensive controls managed by the operations and maintenance teams. These tools and process technology are exercised by the baseline production business, which enables quick cycles of learning and reproducible results. Furthermore, once a technology is developed inside this production environment, the ramp to commercial production is expeditious as it is unimpeded by the transfer to an outside production facility that typically follows development inside a prototyping facility. Our combined business model also takes advantage of amortizing costs of the production facility across the production business, which allows us to have access to production-grade tooling and systems without significant capital and operating costs.

Advanced Technology Services

We deliver Advanced Technology Services to co-create advanced technologies with our customers by providing engineering and process development support. Our programs focus on the next wave of microelectronics technologies, including carbon nanotube transistors, infrared imaging, superconductors, integrated photonics and 3D integration. These technologies are brought online inside a production environment that reduces the process development timeline needed to manufacture at production level scale and yield quality. This gives our customers a significant time-to-market advantage by avoiding a process transfer to another site for manufacturing, as well as stabilizing the new technology on the same tooling as will be used in manufacturing.

We have established an IP and service model that is specifically architected to enable a high degree of collaboration with innovators to facilitate a strong connection between device and process technologists. We foster collaboration by offering a diverse range of enablement services that allow us to engage across many technology platforms and with a spectrum of technology maturity levels. Our average Advanced Technology Services program spend has grown by 75% since March 2017 and has experienced a 60% revenue compound annual growth rate since March 2017.

Wafer Services

We offer semiconductor manufacturing services for a wide variety of silicon-based analog and mixed-signal, power discrete, MEMS and rad-hard ICs. It is our opinion that our focus on the differentiated analog and mixed-signal and CMOS space supports long product life-cycles and requirements that value performance over cost efficiencies. Our Bloomington, Minnesota-based fab can produce up to 156,000 wafers per year (depending on the product mix) and has at least 522 well-maintained fab and sort tools, enabling high volume production for highly customized products. Our utilization rate for 2019 was approximately 68%. We also have strong design enablement capabilities that provide customers with the ability to leverage our IP portfolio. We target customers that are underserved by larger foundries and are looking for a foundry partner that can offer the process customization or operational services and flexibility that they need but do not have the buying power to negotiate elsewhere.

In our Wafer Services category for mixed-signal technologies, the base design IP portfolio for S130 technologies originating from Cypress (now Infineon) was licensed via a technology license agreement in 2017. As our technology platforms evolve, we are making investments in PDK development with industry partners and expanding partnership with critical electronic design automation suppliers alongside emerging relationships with design service and IP suppliers to create and maintain the IP required over the next several years to enable continued customer success.

Further technology and design enablement specialization and differentiation will be aligned with emerging business domains. Examples include industrialization of CNT 3-dimensional system on a chip, or 3D-SoCs, resistive random-access memories, or RAM, and power components integrated into the base S130 and S90 platforms. The enablement for custom technologies is aligned with customers using a variety of models. These in turn can support emerging applications across the medical, automotive and standard foundry markets.

Our model depicted in the above figure employs this multi-faceted design enablement ecosystem and our combination of Advanced Technology Services and Wafer Services enables engagement with a wider range of technologies and commercial readiness. During this highly collaborative framework, a strong relationship is built between process and design teams, and significant IP is generated in both of those categories. This is an important defining characteristic of our pure-play technology foundry model.

Our Competitive Strengths

We believe we are a leader in technology innovation services, and believe that we have significant points of differentiation that will enable us to continue to succeed in the pure-play technology foundry industry. Our core strengths include the following:

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Following this offering, our status as a publicly-traded, U.S.-based, U.S. investor-owned pure-play technology foundry partner with DMEA Category 1A accreditation from the DoD. Our status following this offering as a publicly-traded U.S.-based and U.S. investor-owned pure-play technology foundry with DMEA accreditation will provide us with a strong position to service the aerospace and defense market. Our current and potential aerospace and defense customers are required to comply with a range of information security protocols for protecting sensitive device intellectual property with national security implications. The DoD established the Trusted Foundry Program in 2007 to provide secure access to leading-edge semiconductor technology and to ensure a trusted microelectronics supply chain for sensitive government programs with national security interests. As of March 5, 2021, there were 58 suppliers designated as “Trusted” under this program by the USG. Of those suppliers, we are one of only seven wafer fabs that have DMEA Category 1A accreditation through the DoD. All other trusted suppliers are either not U.S. investor-owned or do not have a pure-play technology foundry model as they are captive or IDM fabs that also provide foundry services. In addition, there are other end markets, such as automotive and medical, that value working with a supplier operating within the United States, which offers a high level of protection for IP rights, or that value the convenience and branding advantage of services and products made in the United States.

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Unique IP model that offers customers an end-to-end solution for microelectronics and next-wave technology needs. We believe our pure-play technology foundry model combines the integrated process technology development services and manufacturing capability and expertise needed to address the high levels of customization specified by our customers. By combining our development lab capabilities in an advanced volume production fab, we are able to leverage our Advanced Technology Services to accelerate our customers’ time-to-market. We work alongside our customers to co-create customized ICs to meet or exceed stringent semiconductor requirements. By providing a full-scale semiconductor technology and manufacturing ecosystem, with substantial process flow integration and customized solutions, we are able to continually attract and retain customers. As of January 3, 2021, we had 34 Advanced Technology Services customers, including five Fortune 300 companies.

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Accelerated time-to-market advantage for our customers. Our integration of development and manufacturing into a single ecosystem enables our customers’ products to be designed for manufacturing robustness without sacrificing the unique customization needed for differentiation. In addition, our wafer fab offers rapid prototyping and validation and accommodates small lot manufacturing, making our facility an optimal size for providing a complete solution for our customers and allowing them the opportunity to access the market more quickly than with other semiconductor foundries.

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A seasoned engineering team that leverages our extensive IP portfolio to support the development of emerging technologies in a fully integrated lab-to-fab environment. Our team of over 100 engineers employs intellectual property created over decades, and our fab is specially geared toward managing the complexity of developing emerging technologies alongside manufacturing with world-class excellence. Through direct collaboration with our customers, our team of engineers can leverage existing wafer process technology and process flow options to create custom fabrication processes that best serve our customers’ needs for high-performance analog and mixed-signal ICs. We also specialize in developing advanced processes for emerging technologies such as silicon photonics, superconducting and quantum computing, CMOS image sensing and DNA sequencing, among others. Our Advanced Technology Services provide us with a competitive advantage by offering significant technical expertise and customized engineering practices required for the creation and delivery of scalable specialty applications. The technological capabilities of our foundry shorten design cycles to create an expedited path for our customers’ products to reach the market.

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Optimized manufacturing environment for highly-engineered projects. Customers in our end markets value high performance and are willing to pay a premium for the Advanced Technology Services needed for the development of specialized products. Many of our customers are focused on high-margin specialty applications, which typically involve a smaller volume of production. We believe such customers are underserved by our competitors, which primarily focus on higher-volume opportunities. Our high-mix foundry automation and manufacturing systems are geared to handle high levels of customization, making smaller volume projects more economical than for competitive fabs. Our right-sized fab provides opportunities for us to leverage our manufacturing scale and expertise for customized processes and to realize higher margins for the significant engineering effort required by these complicated projects.

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Expertise in highly customized projects in a low-volume research and development environment. We specialize in, and have the equipment and process expertise necessary to deliver, effective and cost-efficient solutions while co-creating next-generation technology with our customers. We couple our Advanced Technology Services with existing PDKs that leverage proven intellectual property acquired in our divestiture from Cypress to allow our customers to co-create tailored product offerings. Our technical experience enables us to either modify existing processes or develop new, innovative solutions that are tailored to our customer’s needs. The ability of our competitors to engage in highly customized process development activities within their large-scale manufacturing operations is not feasible without the significant IP and capital expenditures required to retrofit the larger operations for the high-mix and logistically complex requirements of the technology foundry model. Our 200 mm manufacturing lines deliver a degree of agility that allows us to efficiently customize projects without significant lead-times or capital investment, and provides us with the ability to complete rapid prototyping that can quickly translate to volume production. With substantial experience in complex high-mix, mid-market manufacturing, we have consistently demonstrated our ability through deployment of our Advanced Technology Services to excel in customer programs that require specialty knowledge and expertise.

Our Growth Strategy

We intend to become a prominent U.S.-based pure-play technology foundry by leveraging our core competencies in specialty process development and advanced manufacturing, while expanding our customer base and presence in high-margin end markets. To achieve this goal, we intend to pursue the following key strategies:

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Diversify our customer base, grow our presence in existing markets, and expand into new end markets. Our Trusted Foundry designation, various industry accreditations and broad range of capabilities and services have established our presence in high-growth specialty applications. We have reduced our revenue concentration from Cypress/Infineon to approximately 29% of our revenues for the year ended January 3, 2021 from approximately 100% of our revenues from the period of acquisition to July 1, 2017. As of January 3, 2021, since divesting from Cypress in March 2017 we have added four new customers to our Wafer Services business and 21 new customers to our Advanced Technology Services business. We intend to continue to build upon our success in the advanced computation, A&D, automotive and transportation, bio-health, consumer and industrial/IoT markets while expanding into new markets over time. Our technology foundry services, coupled with our Trusted Foundry designation and various industry accreditations, offer unique value to our customers that we plan to leverage as we expand our presence across both current and new end markets. As shown in the chart below, our customer revenue mix has become increasingly diversified since we became an independent company in March 2017.

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Leverage our Trusted Foundry status and find USG investments to add to our capabilities and expand our markets. We are one of only seven wafer fabrication facilities that have DMEA Category 1A accreditation through the DoD. We believe most foundries are not positioned to partner with the USG because of the Trusted Foundry’s security requirements, stringent government contract provisions and small lot manufacturing typical of government contracts. We have extensive experience working with highly-sensitive government projects that enable new capabilities and subsequently re-applying those capabilities to expand our market, such as the atomic layer deposition tool which was later used for other USG-funded programs and prototyping on typical engagements. In 2018, DARPA awarded the largest contract in the agency’s ERI program to a team consisting of SkyWater, MIT and Stanford University, for the 3DSoC program. We will continue to evaluate these government opportunities as the USG invests to regain global technology leadership in the semiconductor industry by optimizing and securing its IC manufacturing supply chain.

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Expand in the microelectronics value chain and champion U.S.-based pure-play advanced packaging foundry services. As our industry evolves into a post-Moore’s Law reality, we believe 2.5D, 3D, and SiP advanced packaging concepts will be adopted broadly and our domestic offering for development and manufacturing of solutions in this space will be in high demand. Furthermore, our strategy is to make these services available not only to our customers developing highly differentiated and disruptive front-end technologies but also to advanced packaging services that may source chips from other foundries and seek our support for onshore heterogeneous integration solutions. In addition, as interest grows within the federal government to enhance domestic infrastructure in this area, we feel we are well positioned to lead efforts to position the U.S. as a leader in advanced packaging technology.

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Expand in the rad-hard market. There are increasing uses for various radiation-hardened applications across multiple industries. In September 2019, we received a DoD contract for up to $170 million to build a next-generation rad-hard chip manufacturing capability, with volume production beginning in 2021. We believe our fab’s lower capital requirements will provide an attractive opportunity for future projects of this nature.

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Co-develop next-generation technologies with our customers, and grow our Advanced Technology Services. We intend to continue to engage in advanced development opportunities and leverage technologies developed to broaden our portfolio of semiconductor solutions. Access to our engineering team, production-grade technology and equipment, verified IP and trade secrets developed over several decades enable us to provide highly differentiated and customized process development and Advanced Technology Services. We believe that investing in these capabilities will enable us to maintain our market leadership and attract customers that require lower volumes and intricate engineering specifications.

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Invest in design block IP development and enable third-party creation of IP. The foundation of a PDK-driven foundry offering for wafer services is a comprehensive library of silicon-proven, well-characterized design IP blocks. We will continue to invest in IP blocks organically, through targeted external investments, by encouraging IP design companies to offer their blocks for use with customer-paid royalties.

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Expand our capabilities through cost-effective capital management, including seeking M&A opportunities to drive growth. We will continue to invest in additional manufacturing capacity and evaluate growth opportunities through acquisitions of other businesses and operations, including, with respect to (1) other foundries, (2) larger foundries looking to divest existing low-volume programs, (3) low-cost manufacturing capacity that increases our scale, and (4) adjacent markets such as AP and BAT. We also may expand our current facility or convert existing spaces into clean rooms to add to our contaminant-free manufacturing environment. We believe acquiring low-cost U.S.-based facilities will expand our scale and customer base while maintaining our domestic competitive advantage without disrupting current operations.

Our Customers

We serve a diverse array of customers, ranging from designers producing near-commodity volume chips to those requiring highly-specialized next-wave technology solutions. Cypress accounted for 29% and 48% of our revenue for the years ended January 3, 2021 and December 29, 2019, respectively. Two customers, other than Cypress, represented 16% and 14% of our revenue for the year ended January 3, 2021. Other than Cypress, two customers represented 13% and 11% of our revenue for the year ended December 29, 2019. The chart below depicts how our customer base has expanded and diversified since we became an independent company in March 2017.

Our Platform Technologies

We deliver our Advanced Technology Services and Wafer Services through a wide range of proprietary platform process technologies that are targeted to multiple markets. The table below summarizes the platform technologies and the corresponding target markets.

Analog and Mixed-Signal Based Technologies

Our S90 (90 nm gate), S130 (130 nm gate) and CMOS process flows (greater than 130 nm) are the foundation of our business. These process flows have collectively produced a multitude of devices at our fab for products across a range of applications including IoT, memory, automotive, consumer wearables, and vision systems. Our process technology enables application specific integrated circuit, or ASIC, designers to produce a wide range of system-on-chip devices, or SoCs, with embedded memory. Further, we possess unique IP technology acquired from Cypress, which is anticipated to drive additional demand with IoT customers. With the deployment of 5G networks, we expect an increase in IoT devices leveraging 5G for smart sensors and connectivity applications with low power device capabilities. We offer a set of solutions for these applications with an ideal mix of digital and analog performance and a mature field of portable IP.

Rad-Hard CMOS

Our rad-hard technology is used extensively in microelectronics and mission-critical applications across aerospace & defense and bio-health end markets. We have a long legacy of supporting rad-hard CMOS. In 2019, we were awarded rad-hard program by the DoD of up to $170 million to fund a facility expansion to house and develop a new 90 nm radiation hardened by process (RHBP) mixed-signal CMOS process that will be qualified for production by late 2021. This new process technology, which is forecasted to double the performance of devices, is expected to become the most advanced strategic RHBP foundry in the United States. Furthermore, this S90RH platform uses the already-proven 90 nm fully depleted silicon-on insulator, or FDSOI, frontend process licensed from MIT-Lincoln Laboratory, where the FDSOI architecture provides improved radiation tolerance, higher transistor speed, and lower power operation. This contract also includes an option for the DoD to fund enhancements and extensions to this technology.

Discrete Power Devices

We believe our fab capabilities are well-suited for high-volume manufacturing of various discrete switching devices used in power management applications including MOSFETS, IGBTs, transient-voltage-suppression, or TVS, diodes and comparable topologies. These technologies are in high demand and growing as semiconductor content grows across product categories. These less complex devices typically require fewer mask layers than full CMOS IC flows and thus afford us the ability to produce these and other low mask count devices structures in relatively high volumes. This product category has seen continued innovation and investment in device performance and process integration, and is ideally aligned with our Advanced Technology Services which are often needed for new devices architectures. We have licensing agreements and partnerships with fabless design companies that utilize our fab to manufacture a wide variety of discrete power devices for the general market, along with one partnership to offer radiation-hardened discrete power devices.

Advanced Packaging & Silicon Interposers

While transistor scaling is slowing and the industry at large considers new avenues for improving system performance while defraying costs, advanced semiconductor packaging is providing a solution for end markets such as computing, communications and aerospace & defense. This has created a large market opportunity which we believe we are well positioned to address through our proprietary IP. Our silicon interposer process has a variety of advantages over traditional printed circuit board implementations including improved size, speed, power, thermal matching and excellent reliability, among others.

Our foundational mixed-signal CMOS platforms and developing copper interconnect capability align well with various requirements for passive and active solutions. Our approach confers cost, yield and IP reuse benefits that combine with recent advances in interposer interconnect standards that lower the cost and improve the speed of interconnected signals routed through the interposer as well as increase the level of security. The recent addition of our Florida facility adds unique interposer technology licensed from imec and will also accelerate our roadmaps for other key technologies in this category.

Heterogenous integration technologies are gaining traction in the advanced computing field to combine chips produced with different process technologies in order to achieve improved performance at the system level with attractive economics. This methodology requires integration of disparate devices using various wafer level and 2.5D and 3D integration and packaging concepts, which in turn requires new manufacturing flows and corresponding business offerings. Our Advanced Technology Services and 90 nm and 130 nm process geometries are ideal for many applications to produce active or passive bridge and interposer type interconnect products.

Superconducting

Since our initial partnership with D-Wave in 2013, we have been a leading superconducting process flow developer. We have expanded our customer base in this market to include eight companies as they develop their own proprietary superconducting technologies for both quantum computing Qubits and supercomputing applications. For example, in order to address non-traditional architectures required by quantum computing, D-Wave’s device team co-created superconducting qubits based on new materials, new devices and new architecture in order to develop efficiently, enable manufacturing and maintain confidence that their IP remains highly-competitive. D-Wave is now a leader in quantum computing hardware and cloud services and formed a partnership with Amazon Web Services in 2020 for cloud quantum computing services. We also support customers developing superconducting microelectronics for non-quantum devices for supercomputing applications where the use of zero-resistance architectures can significantly reduce the staggering amount of energy consumption used by today’s supercomputers and data centers.

3DSoC & Carbon Nanotube Transistors

In 2018, DARPA awarded the largest contract in the agency’s ERI program to a team consisting of us, MIT and Stanford University, for the 3DSoC program. The ERI funding program is focused on restoring U.S. leadership in semiconductor manufacturing technologies.

The 3DSoC initiative is focused on transitioning technology concepts demonstrated at MIT into a commercial foundry environment at SkyWater and create a multilayer stackup of logic and memory that is interconnected with fine-pitch vias that are only possible with monolithic fabrication. This combination of technologies, which tightly integrates memory with digital logic, is predicted to overcome the performance “memory wall” which is currently slowing device performance gains. The technology has disruptive potential due to facilitating leading-edge computing performance at a fraction of leading-edge costs, along with improved power and performance.

With the improved power and performance made possible through the 3DSoC program, we have the capability to apply this technology in areas such as computing, IoT and aerospace & defense.

Silicon Photonics

Optical data transmissions are pushing further into our digital infrastructure, including in data center interconnect data transmission and also within-chip data process domains to increase computation throughput.

We co-create unique solutions for customers in a range of applications, including high-speed data links, such as 100G, and 400G, LiDAR, phased-array photonics, and photon-based quantum computing. Today, we focus on serving photonics with fabrication of low-loss waveguides with integrated detectors, optical modulators, grating couplers, phase modulators, and passive alignment fiber couplers. With the recent addition of a deep trench etching capability we can serve a larger range of photonics capabilities in our facility. In addition, we see further potential for integration of active photonics light source elements, along with integration of these architectures with our foundational CMOS technologies to unlock inherent performance gains and lower overall system cost structure with this integration.

MEMS

We have supported MEMS fabrication since 2013 for microfluidic applications for DNA sequencing applications and have co-developed a process flow for a highly sensitive infrared imager. The infrared imager was so well-received that many subsequent USG-funded and customer-funded enhancements have pushed the performance of infrared imaging performance to its limits. Earlier in 2020, we added deep-trench etching capability which enables us to serve a variety of MEMS customers. This expansion yields new opportunities for revenue growth by allowing us to address a new market.

Manufacturing

Process Technologies. In our Minnesota facility’s 200 mm fab, process flow for a number of different node dimensions is offered ranging from 90 nm—350 nm. Given that high performance analog and mixed-signal applications do not typically benefit from the advanced node dimensions, we are well-positioned to service IoT markets with high-performance analog and mixed-signal solutions on 90 nm and 130 nm process flows. We are under contract with the DoD to stand up 65 nm once the 90 nm project is qualified.

Operational Capabilities. Managing the technology foundry’s signature high-mix manufacturing operation requires special competencies with respect to the manner by which the volume production activities flow through the fab while experimental and development efforts are interspaced on the same equipment sets. This capability has been developed within our organization over decades as the site was previously the center for Cypress process development and volume manufacturing. A unique operational model also has been developed for fab asset-tracking and equipment ownership to ensure efficient operations despite, at times, competing interests within the fab.

Our fab’s throughput capacity is up to 156,000 wafers per year (device mix dependent).

Equipment. Front-end semiconductor foundry wafer manufacturing services utilize unique combinations of film process steps including photolithography, film deposition, etching and ion implantation. We maintain the equipment sets to support these processing steps and maintain a skilled internal staff to service and repair equipment to enable the 24/7 manufacturing operation. Onsite capabilities also exist for wafer testing which support our quality programs and customer required acceptance testing. As described above, government and customer programs are adding a wide variety of capabilities.

Raw materials. As a manufacturer of high precision products, we maintain critical supplier relationships to ensure high quality starting materials are available to be used in our processing activities. These raw materials include silicon wafers, high-purity compressed gases, high-purity metals for film deposition processes, high-purity acid, base, and cleaning solutions for various wet processing steps, and semiconductor grade photoresist and developer for photolithography. Our principal suppliers for these materials are:

∎	GlobalWafers Singapore Pte. Ltd. (silicon wafers)

∎	SEH America, subsidiary of Shin-Etsu Handotai, Ltd. (silicon wafers)

∎	Honeywell Electronic Materials, Inc. (metal sputter targets)

∎	Air Products & Chemicals, Inc. (bulk and specialty gases, chemicals)

∎	Praxair, Inc. (bulk and specialty gases)

∎	KMG Chemicals, Inc. (chemicals)

∎	The Dow Chemical Company (photoresist)

∎	JSR Corporation (photoresist)

∎	Tokyo Ohka Kogyo America, Inc. (photoresist)

∎	Air Products & Chemicals, Inc., Moses Lake (developer)

Certifications. We maintain several quality certifications, including industry-specific certifications required to supply products into safety-sensitive applications. These certifications require extensive information system handling audits to verify business processes ensuring best practices are followed to enable devices to be manufactured at low defect levels and with traceability to ensure individual die can be traced from foundry manufacturing process steps through their life in their real-life use cases. Our current certifications include the following:

∎	ISO 9001:2015

∎	IATF 16949:2016 (Automotive)

∎	ISO 14001:2015

∎	RoHS Directive 2011/2015

∎	ISO 13485 (Medical)—pending

Our Competition

We compete internationally and domestically with dedicated foundry service providers as well as with these IDMs which have in-house semiconductor manufacturing capacity or foundry operations. Many of our competitors in the conventional foundry or IDM categories have substantial production, financial, research and development and marketing resources. These competitors include the “mega” foundries such as Taiwan Semiconductor, United Microelectronics and Intel Corporation, as well as speciality foundries such as Vanguard Semiconductor, Tower Semiconductor and XFAB Silicon Foundries.

In the aerospace and design foundry market, our competition includes fabs which partner exclusively with major U.S. defense contractors. While these fabs will continue to serve the critical, but often boutique, needs of the USG, we expect the USG and defense community to gradually shift to more economical routes to serve their mission. Other competition in this market includes U.S.-based commercial IDMs and foundries, such as ONSemi, Tower Semiconductor and Global Foundries. Other competitors for technology services include prototype fabs/labs such as MIT Lincoln Labs.

Our Advanced Technology Services category is highly distinguished, and we do not believe there is a directly competitive offering in the market today. There are alternative solutions for concept demonstration and feasibility work with vastly contrasting value propositions that include university, government or corporate laboratories. These options lack manufacturing expertise and scale to take customers to market and do not have the same position to support design for manufacturability from an early point in the development cycle as their facilities do not support quality focused manufacturing. In contrast, our model Technology as a Service model accelerates new technologies to market by streamlining the development and scaleup activities for our customers.

The principal elements of competition in the semiconductor wafer foundry industry include: technical competence; production speed and cycle time; time-to-market; research and development quality; available capacity; fab and manufacturing yields; customer service; price; management expertise; and strategic relationships.

We believe that our custom end-to-end non-recurring engineering, manufacturing, scalable production, U.S. location and the flexibility built into our core process positions us as a “right sized” fab for diverse projects of all sizes and is a key differentiator within the market.

Our ability to compete successfully also depends on factors outside of our direct control, including industry and general economic trends. Any significant increase in competition may erode our profit margins, weaken earnings or increase losses. If we cannot compete successfully in our industry, our business and results of operations could be harmed.

Sales and Marketing

Sales. Our sales processes are driven by the typical electronic system design cycle and follow standard project phases including scoping, prototyping, evaluation and qualification, and production. Variations of this cycle are common as unique customer purchasing cycles exist in different engagements across government programs and public versus private company customer types. The multi-phase purchase process results in sales cycles ranging from several months to more than a year from initial contact to volume production. In addition, for Advanced Technology Services sales engagements of next-wave technologies, close relationships are built while serving our unique Advanced Technology Services due to close collaboration between technical teams as well as business leaders in order to monitor progress and drive engagements forward. Customer relationships are important due to the long sales cycles. Our sales staff members possess significant technical competence and well-developed interpersonal skills to win and maintain customer relationships. This differentiates our front-end business organization from conventional foundries. Our highly technical staff members serve in customer-facing roles early and often in engagements in order to communicate the value of these services during a customer’s decision process.

In order to increase geographic access to customers the sales organization leverages an outside network of sales representatives to give us access to potential customers in key markets. These sales representatives provide us coverage in the continental United States, where our corporate value proposition gives us the greatest competitive advantage. Plans are currently developing to increase our presence in Europe for differentiated CMOS solutions and unique next-wave process technologies. Next-wave technology offering representation in Asia is also being considered.

Marketing. Our marketing efforts are focused on increasing industry awareness of our corporate value proposition and our product offerings, customer engagement and ultimately converting need into demand that can be captured by the sales team. In support of these objectives, we are focused on investing in operational capabilities to help us define markets for our offerings guided by a marketing funnel that measures our marketing performance and return on investment as customer progress through stages of awareness, interest, consideration, intent, evaluation and eventually, purchase. These efforts benefit customers by helping them in pre-purchase stages to understand our offering and how it may benefit their objectives and serves to indicate to us the state of interest of various customers so that we can engage sales resources with them as their plans evolve. In addition, the nature of our business-to-business relationships provides for a unique customer purchase process in which numerous stakeholders participate. These stakeholders usually represent various parts of the customer’s business and engage with different parts of our organization. This means that building a strong brand reputation which is consistent across all types of the customer experience is important and presents the opportunity to differentiate our organization from our competition as we efficiently and consistently meet various customer needs across all engagement types.

Intellectual Property and Research and Development

We rely on a combination of copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual provisions, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

In addition, we seek to protect our intellectual property rights by requiring our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and other technology. In addition, we intend to continue to expand our international operations, and effective intellectual property, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications, technology, and other industries in which we operate may own large numbers of patents, copyrights, trade secrets and trademarks and may frequently threaten litigation, or file suit against us based on allegations of infringement, misappropriation, or other violations of intellectual property rights. In the future, we may also face allegations that we have infringed, misappropriated, or otherwise violated the intellectual property rights of third parties. For additional information, see “Risk Factors—Risks Relating to Intellectual Property.”

We have also made significant investments in research and development for our platform. Our research and development activities seek to upgrade and improve our manufacturing technologies and processes. A substantial portion of our research and development activities are undertaken in cooperation with our customers and equipment vendors. Due to the rapid changes in technology that characterize the semiconductor industry, effective research and development is essential to our success. We plan to continue to invest significantly in research and development activities in order to develop advanced process technologies for new applications. Our research and development expenses were approximately $4.2 million and $6.3 million for the years ended January 3, 2021 and December 29, 2019, respectively.

Environmental, Safety and Quality Matters

We use, generate and discharge hazardous chemicals and waste in our research and development and manufacturing activities. United States federal, state and local regulations, in addition to those of other foreign countries in which we operate, impose various environmental rules and obligations, which are becoming increasingly stringent over time, intended to protect the environment and in particular to regulate the management and disposal of hazardous substances. As a result, our facilities are ISO 14001 certified, an international standard that provides management guidance on how to achieve an effective environmental management system.

We also face increasing complexity in our product design as we adjust to new and future requirements relating to the materials composition of our products, including the restrictions on lead and other hazardous substances that apply to specified electronic products put on the market in the European Union (Restriction on the Use of Hazardous Substances Directive 2002/95/EC, also known as the RoHS Directive) and similar legislation in California. Other laws impose liability on owners and operators of real property for any contamination of the property even if they did not cause or know of the contamination. While to date we have not experienced any material adverse impact on our business from environmental regulations, we cannot provide assurance that environmental regulations will not impose expensive obligations on us in the future, or otherwise result in the incurrence of liabilities such as the following:

∎	a requirement to increase capital or other costs to comply with such regulations or to restrict discharges;

∎	liabilities to our employees and/or third parties; and

∎	business interruptions as a consequence of permit suspensions or revocations, or as a consequence of the granting of injunctions requested by governmental agencies or private parties.

We have placed significant emphasis on achieving and maintaining a high standard of manufacturing quality. Our facilities are ISO 9001 certified, an international quality standard that provides guidance to achieve an effective quality management system. In addition, our facilities are TS16949 certified.

As previously discussed, our facilities also have been accredited as a Category 1A Trusted Fab for fabrication, design and testing of DoD Trusted Microelectronics.

Our facilities are currently pursuing OHSAS 18001 certification, which recognizes compliance with international occupational health and safety standards that provide guidance on how to achieve an effective health and safety management system. The health and safety standard management system assists in evaluating compliance status with all applicable health and safety laws and regulations as well as establishing preventative and control measures. We believe we are currently in compliance with all applicable health and safety laws and regulations.

Our goal in implementing OHSAS 18001, ISO 14001, ISO 9001 and TS16949 systems is to continually improve our environmental, health, safety and quality management systems.

Facilities

We believe that our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available in the future. We intend to develop or procure additional space in the future as we continue to add employees or customers and expand geographically.

SkyWater Minnesota (SKMN)

Our corporate headquarters and fabrication facility is located in Bloomington, Minnesota, where we occupy facilities of approximately 396,000 square feet. As described under “Certain Relationships and Related Party Transactions—Sale Leaseback Transaction with Oxbow,” on September 29, 2020, SkyWater Technology Foundry entered into a sale leaseback transaction with Oxbow Realty and we now lease the property from Oxbow Realty.

SkyWater Florida (SWFL)

In January 2021 we expanded our operations with the addition of the Center for NeoVation, a 200 mm advanced packaging facility in Kissimmee, FL. The facility will be operated and maintained by SkyWater through a public-private partnership with Osceola County, FL which is developing a broader technology and STEM education infrastructure at the same campus where the Center for NeoVation is located. We will utilize the 109,000 square foot facility, with approximately 36,000 square feet of cleanroom space, to address emerging commercial and government agency needs for U.S.-sourced electronics.

Employees and Labor Relations

As of January 3, 2021, we had 500 full-time employees, all of whom were employed in the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Legal Proceedings

From time to time, we are involved in legal proceedings and subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the resolution of these ordinary-course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows. Even if any particular litigation is not resolved in a manner that is adverse to our interests, such litigation could have a negative impact on us because of defense and settlement costs, diversion of management resources from our business and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information as of March 1, 2021 concerning our executive officers and individuals who will serve on our board of directors after the completion of this offering.

NAME	AGE	POSITION
Thomas Sonderman (3)	57	President, Chief Executive Officer and Director
Steven Wold	54	Chief Administrative Officer
Steve Manko	40	Chief Financial Officer
Wendi B. Carpenter (2)	64	Director
John T. Kurtzweil (1)	64	Director
Thomas R. Lujan (2)	71	Director
Gary J. Obermiller (1)(3)	72	Director
Loren A. Unterseher (1)(3)	56	Director

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and corporate governance committee.

Each executive officer serves at the discretion of the board of directors and holds office until the officer’s successor is duly elected and qualified, or until the officer’s earlier resignation or removal.

The following is a biographical summary of the experience of our executive officers and individuals who will serve on our board of directors prior to the completion of this offering. In addition, we have described the experience, qualifications, attributes and skills of each individual who will serve as a director following the completion of the offering that were considered in determining that such individual should serve on the board.

Thomas Sonderman, President, Chief Executive Officer and Director

Mr. Sonderman has served as the President of SkyWater Technology Foundry since October 2017. From January 2014 until October 2017, Mr. Sonderman served as the Vice President and General Manager of the Integrated Solutions Group at Rudolph Technologies, Inc., or Rudolph Technologies, a semiconductor company that merged with Nanometrics Incorporated to form Onto Innovation Inc. At Rudolph Technologies, Mr. Sonderman was responsible for delivering predictable profitability for the company’s integrated hardware/software business unit. From February 2009 until he joined Rudolph Technologies, Mr. Sonderman served as Vice President of Manufacturing for Globalfoundries, a semiconductor foundry, where he oversaw the spinout of GlobalFoundries from Advanced Micro Devices, Inc. Mr. Sonderman is an active member of the SEMI Fab Owners Association and the Global Semiconductor Alliance. Mr. Sonderman received a Bachelor of Science in Chemical Engineering from the Missouri University of Science Technology and a Master of Science in Electrical Engineering from National Technological University. The board selected Mr. Sonderman to serve as a director because of his extensive expertise and demonstrated leadership in the semiconductor industry.

Steven Wold, Chief Administrative Officer

Mr. Wold was named Chief Administrative Officer of SkyWater Technology Foundry effective as of July 1, 2020 after serving as the Chief Financial Officer of SkyWater Technology Foundry since January 2018. From January 2016 until June 2017, Mr. Wold served as Treasurer of Arctic Cat Inc., an American brand of snowmobiles and all-terrain vehicles, where he was responsible for executing all financing and risk management functions, including completing multiple rounds of financing, and played a key role in completing the sale of the company to Textron Inc. in March 2017. From January 1996 through May 2013, he served in several financial leadership roles of Orbital ATK, a global leader in aerospace and defense technologies, including Vice President, Treasurer and Vice President, Investor Relations and Corporate Finance. Mr. Wold began his career as a CPA with Audit and Assurance division of Deloitte & Touche LLP, a multinational professional services and accounting firm, focusing on providing services to both publicly traded and privately held manufacturing entities. He holds a Bachelor of Accountancy from the University of North Dakota and is a member of the American Institute of Certified Public Accountants and the Minnesota Society of CPAs.

Steve Manko, Chief Financial Officer

Mr. Manko joined as the Chief Financial Officer of SkyWater Technology Foundry, effective July 1, 2020, and before that had served as a consultant for us since early 2019 in connection with a number of finance and accounting initiatives and projects. From January 2019 until June 2020, Mr. Manko was a Managing Director for Riveron Consulting, a business advisory firm, where he led the Financial Advisory Services practice in Minneapolis, assisting companies through various change events, such as acquisitions and internal process changes and optimizations. Prior to his employment at Riveron Consulting, Mr. Manko served from October 2005 until December 2018 as a Managing Director with Ernst & Young, a multinational professional advisory and accounting firm, and specialized in the Banking & Capital Markets industries. He has a Master of Business Administration from The University of Akron and a Bachelor of Arts in Accounting and Business Administration from Malone University. Mr. Manko is also a member of various accounting and finance committees and organizations.

Wendi B. Carpenter, Director

Wendi B. Carpenter is a principal and founder of Gold Star Strategies, LLC, a consulting company providing services in strategic planning, organizational transformation, risk assessment, human capital and corporate governance, which position she has held since January 2012. Ms. Carpenter served as the Tenth President and Special Envoy and Advisor of the State of New York (SUNY) Maritime College from August 2011 to January 2014. From 1977 until 2011, Ms. Carpenter served as a Naval Officer in the U.S. Navy, during which she commanded or was the deputy in multiple organizations which oversaw worldwide maritime and air operations, logistics, manpower, installation and facilities management, and training of forces. Ms. Carpenter also served in key advisory roles and board positions with private, education and government organizations. Ms. Carpenter’s career in the U.S. Navy culminated in the rank of Rear Admiral. Ms. Carpenter holds a Bachelor of Science in Psychology from the University of Georgia and a Master of Arts in International Relations from Salve Regina University, and is a distinguished graduate of the U.S. Naval War College. Ms. Carpenter has also completed numerous executive courses in business, organizational transformation and diplomacy, including the Capstone Program at the National Defense University and the Senior Policy Course at the NATO School. The board selected Ms. Carpenter to serve as a director because of her extensive experience with government agencies and the DoD, work with disruptive and leading-edge technologies, and decades of senior leadership and management experience in large and complex organizations with global reach.

John T. Kurtzweil, Director

John T. Kurtzweil has served as principal of Kurtzweil Consulting, LLC, providing consulting services in the area of capital formation and accountancy, since November 2014. Mr. Kurtzweil has served as a member of the board of directors of Axcelis Technologies, Inc., a semiconductor capital equipment company, since May 2015, and he currently chairs its audit committee. Mr. Kurtzweil previously served as a director of Akoustis Technologies, Inc., an integrated device manufacturer for mobile and other wireless applications, from January 2017 to July 2017, at which time he became the Chief Financial Officer until November 2018. From June 2015 to March 2017, Mr. Kurtzweil was Vice President of Finance of Cree, Inc., a provider of light emitting diode, lighting and semiconductor products, and Chief Financial Officer of its subsidiary, Wolfspeed, a Cree Company. From 2012 until 2014, Mr. Kurzweil served as Senior Vice President, Chief Financial Officer and Special Advisor to the Chief Executive Officer of Extreme Networks, Inc., a provider of open networking innovations. From 2006 to 2012, Mr. Kurtzweil served as Executive Vice President, Finance and as Chief Financial Officer and Treasurer of Cree, Inc. From 2004 to 2006, Mr. Kurtzweil was Senior Vice President and Chief Financial Officer at Cirrus Logic, Inc., a fabless semiconductor company. Mr. Kurtzweil holds a Bachelor of Accountancy degree from Arizona State University and a Master of Business Administration from the University of St. Thomas, and is a licensed CPA and CMA. The board selected Mr. Kurtzweil to serve as a director based on his semiconductor industry background, merger and acquisition experience, and 19 years as chief financial officer of publicly traded technology companies. Mr. Kurtzweil is an active member of the National Association of Corporate Directors.

Thomas R. Lujan, Director

Thomas R. Lujan has served as a director of SkyWater Technology Foundry since March 2017, as the Secretary of SkyWater Technology Foundry since July 2017, and as a manager of SkyWater Federal since September 2018. Mr. Lujan is the founder of Lujan Legal Counsel, LLC, where he has served as an attorney since June 2015. Mr. Lujan represents and advises various corporate entities in all areas of general business law. From 2001 until 2015, Mr. Lujan served as an attorney and founder of Lundquist & Lujan, PLLP, where he provided legal advice to companies in a general business law practice and served as a consultant to the DoD. From 1979 until 1998, Colonel

(Ret.) Lujan served as a Judge Advocate Officer in the U.S. Army. He has served on the boards of various private companies and charitable organizations. He graduated with a Bachelor of Science in Engineering from the United States Military Academy at West Point, New York and holds a Juris Doctor. from the University of Minnesota Law School. The board selected Mr. Lujan to serve as a director because of his legal and governmental expertise, as well as his significant leadership experience.

Gary J. Obermiller, Director

Gary J. Obermiller has served as the chairman of the board of directors of SkyWater Technology Foundry since March 2017 and served as the interim chief executive officer of SkyWater Technology Foundry from March 2017 to October 2017. He is a co-founder and Operating Partner of Mill City Capital, a private equity firm investing in lower middle market companies, which position he has held since January 2016, after previously serving as Managing Director since January 2010. From 2004 until 2010, Mr. Obermiller was a Managing Director of Goldner Hawn Johnson & Morrison, a private equity investment firm. Prior to 2004, Gary served with Deltak for 14 years in several senior management roles, including as President, President and Chief Operating Officer, and Director of Global Power Equipment Group Inc., Deltak’s eventual parent company, an international manufacturer of equipment for gas turbine power plants. Mr. Obermiller also held managerial positions in operations, sales, marketing and engineering with Graco, Inc. and Econo-Therm Energy Systems Corporation both domestic and internationally. Mr. Obermiller currently serves as a board member at HN Precision, a specialized machining company, as a director for Kobuk Holdings (formerly ABP Induction), a German large electrical equipment supplier, and Acme Industries, a specialized machining company, and is a member of the Dean’s Advisory Board for the University of Minnesota’s College of Science and Engineering, and a member of the University of St. Thomas Board of Governors for the School of Engineering. Mr. Obermiller holds a Bachelor of Science in Mechanical Engineering from the University of Minnesota and a Master of Business Administration from the University of St. Thomas, and is a Licensed Professional Engineer (inactive). The board selected Mr. Obermiller to serve as a director because of his investment and management experience.

Loren A. Unterseher, Director

Loren A. Unterseher has served on our board of managers and as our president since March 2017. He is the Managing Partner of Oxbow Industries, LLC, a holding company investing in middle-market private companies, which position he has held since 2004. Over his career, Mr. Unterseher has completed over $2.5 billion in corporate finance transactions. Prior to Oxbow, Mr. Unterseher was a Principal/Shareholder & Director of Mergers and Acquisitions for Craig-Hallum Capital Group LLC. Prior to Craig-Hallum, he was Director of Private Equity for Lazard Middle Market LLC (formerly known as Goldsmith, Agio, Helms & Lynner LLC). Mr. Unterseher started his investment banking career as a Vice-President in Mergers and Acquisitions at Royal Bank of Canada (formerly known as Dain Rauscher Incorporated). He began his professional career as an attorney and was a Partner at Stinson Leonard Street LLP (formerly known as Leonard, Street & Deinard), a major Minneapolis-based law firm. Mr. Unterseher also has served since 2018 as a member of the board of directors, and chairs the audit committee, of Insignia Systems, Inc., a publicly-traded manufacturer of signage and promotional media. Mr. Unterseher is currently Chairman of the Board of Inno-flex, LLC, a private company (a director since 2016), and serves on the boards of Town & Country Fence, LLC (since 2017), Ascent Solutions, LLC (since 2018) and FactRight LLC (since 2018), each of which is a private company. Mr. Unterseher has served on several other private company and not-for-profit boards of directors. Mr. Unterseher holds a Bachelor of Business Administration degree in Finance from the University of Iowa and a Juris Doctor from the University of North Dakota. The board selected Mr. Unterseher to serve as a director because of his investment, mergers and acquisitions, and finance experience.

Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws that will be in effect upon completion of this offering, upon completion of this offering, our board of directors will consist of six directors. The board of directors will be comprised of only one class. Each director will serve for a one year term and until the election and qualification of successor directors at the annual meeting of stockholders, or until the director’s earlier resignation or removal.

In accordance with the terms of our certificate of incorporation that will become effective upon completion of this offering, our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors.

Our nominating and corporate governance committee and our board of directors will consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences and expertise relevant to our growth strategy.

Election of Directors

In accordance with the terms of our bylaws that will become effective upon completion of this offering, the members of our board or directors will be elected by a majority vote of our stockholders.

Director Independence

Subject to an exemption available to a “controlled company,” the Nasdaq Marketplace Rules, or the Listing Rules, require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in those rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. After the completion of this offering, we expect to qualify as a “controlled company” and will be able to rely on the controlled company exemption from these provisions. The Listing Rules define a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” As described elsewhere in this prospectus, after this offering, Oxbow will beneficially own shares of our common stock representing more than 50% of the combined voting power of our outstanding common stock. Therefore, immediately following the completion of this offering, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, or an entirely independent compensation committee, and may not perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements.

We are not required to maintain compliance with Nasdaq’s director independence requirements and may choose to change our board or committee composition or other arrangements in the future to manage our corporate governance in accordance with the controlled company exemption. If we cease to be a controlled company, we will be required to comply with Nasdaq’s corporate governance requirements applicable to listed companies generally, subject to a phase-in period during the first year after we cease to be a controlled company. See “Risk Factors—Risks Relating to this Offering and Ownership of our Common Stock—We have elected to take advantage of the controlled company exemption from certain corporate governance requirements, which could make our common stock less attractive to some investors or otherwise harm our stock price” for additional information. Even though we expect to be a controlled company for purposes of the Listing Rules, we will have to comply with the requirements of those rules relating to the membership, qualifications and operations of the audit committee of the board of directors, including the requirement that, within the first year after the closing of this offering, the audit committee be composed of at least three directors who meet the independence requirements under the rules for membership on that committee.

Leadership Structure of the Board

Our bylaws and corporate governance guidelines, which will be in effect upon the completion of this offering, will provide our board of directors with flexibility to combine or separate the positions of chair of our board of directors and chief executive officer (or equivalent thereof) or the implementation of a presiding or lead director. It is our board of directors’ view that rather than having a rigid policy, our board of directors should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be separate.

We expect our leadership structure to separate the offices of chief executive officer and chair of the board, with Thomas Sonderman serving as our chief executive officer and Gary J. Obermiller serving as non-executive chair of the board. We believe that this leadership structure is appropriate at this time because it provides Mr. Sonderman with the ability to focus on our day-to-day operations while Mr. Obermiller focuses on the oversight of our board of directors.

We anticipate that our board of directors will periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Our board of directors will have oversight responsibility for the company’s risk management process. The board of directors will administer its oversight function through its committees, but will retain responsibility for general oversight of risks. The committee chairs will be responsible for reporting findings regarding material risk exposure to the board of directors as quickly as possible. The board of directors will delegate to the audit committee oversight responsibility to review our code of conduct, including whether the code of conduct is successful in preventing illegal or improper conduct, and our management’s risk assessments and management’s financial risk management policies, including the policies and guidelines used by management to identify, assess and manage our exposure to financial risk. Our compensation committee will assess and monitor any major compensation-related risk exposures and the steps management should take to monitor or mitigate such exposures. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities.

Board Committees

Upon or before the completion of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each having the composition and responsibilities described below. From time to time, our board of directors may establish other committees to facilitate the management of our business. Each committee will operate under a written charter that satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. Upon the completion of this offering, copies of each committee charter will be posted on our website.

Audit Committee

Upon the completion of this offering, our audit committee will consist of three directors, John T. Kurtzweil, who will serve as chair, Loren A. Unterseher and Gary J. Obermiller. Our board of directors has determined as of the date of this prospectus that all of the audit committee members meet the financial literacy requirements under the rules and regulations of the Nasdaq Capital Market and the SEC and that Mr. Kurtzweil is an audit committee “financial expert” as defined by Item 407(d) of Regulation S-K under the Securities Act. In making this determination, our board of directors considered the nature and scope of experience that Mr. Kurtzweil has previously had with public reporting companies. Our board of directors has determined that Mr. Obermiller and Mr. Kurtzweil satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules in accordance with permitted phase-in rules. Under these phase-in rules, we are required to have our audit committee consist of all independent members within one year from the IPO listing date. Our audit committee is currently comprised of three members, two of whom are independent. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

The principal duties and responsibilities of our audit committee include, among other matters:

∎	appointing, compensating, retaining, replacing and overseeing our independent auditor;

∎	pre-approving all audit and permitted non-audit services to be provided by our independent auditor;

∎	assisting our board of directors in its oversight of our consolidated financial statements and other financial information to be provided by us;

∎

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

∎	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes;

∎	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

∎

discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and

∎

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

Upon the completion of this offering, our compensation committee will consist of two directors, Wendi B. Carpenter, who will serve as chair, and Thomas R. Lujan. Because we expect to be a “controlled company” under the corporate governance rules of the Nasdaq Capital Market, our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.

The principal duties and responsibilities of our compensation committee will include, among other matters:

∎	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our executive officers;

∎

evaluating the performance of our chief executive officer in light of such corporate goals and objectives and based on such evaluation reviewing and recommending to the board of directors the compensation of our chief executive officer;

∎	reviewing and recommending to the board of directors the compensation of our other executive officers;

∎	providing oversight of our executive compensation policies, plans and benefit programs;

∎	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;

∎	administering our equity compensation plans;

∎	preparing our compensation committee report if and when required by SEC rules;

∎	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required to be included in our annual proxy statement;

∎	reviewing the compensation arrangements for our non-employee directors and recommending any changes to the board of directors; and

∎	overseeing and reviewing our executive team and management succession plans.

Nominating and Corporate Governance Committee

Upon the completion of this offering, our nominating and corporate governance committee will consist of three directors, Loren Unterseher, who will serve as chair, Thomas Sonderman and Gary J. Obermiller. Because we expect to be a “controlled company” under the corporate governance rules of the Nasdaq Capital Market, our nominating and corporate governance committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the nominating and corporate governance committee accordingly in order to comply with such rules.

The nominating and corporate governance committee’s responsibilities will include, among other matters:

∎	identifying qualified candidates to be considered for appointment or election to the board of directors;

∎	making recommendations to the board of directors regarding the selection and approval by the board of director of nominees to be submitted for election by a stockholder vote;

∎	determining the composition of the board and its committees and making recommendations to the board of directors regarding the appointment of directors to serve as members of each committee;

∎	monitoring and reviewing any issues regarding the independence of our non-employee directors or involving potential conflicts of interest affecting any such directors; and

∎	developing and implementing our corporate governance guidelines and recommending any changes to the board of directors.

Board Diversity

Upon completion of this offering, our nominating and corporate governance committee will be responsible for reviewing with our board of directors, on an annual basis, the appropriate characteristics, skills and experience required for our board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), we expect that the nominating and corporate governance committee, in recommending candidates for election, and our board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

∎	personal and professional integrity;

∎	ethics and values;

∎	experience in corporate management, such as serving as an officer or former officer of a publicly traded company;

∎	experience in the industries in which we compete;

∎	experience as a board member or executive officer of another publicly traded company;

∎	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

∎	diversity of background and perspective, including but not limited to, with respect to race, gender or national origin;

∎	conflicts of interest; and

∎	practical and mature business judgment.

We have no formal policy regarding board diversity. Currently, our board of directors evaluates, and following the closing of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Ethics and Code of Conduct

We will adopt a code of code of ethics upon the completion of this offering applicable to our chief executive officer and senior financial officers. In addition, upon the completion of this offering we will adopt a code of conduct applicable to the conduct of our business by our employees, officers and directors. Our code of ethics and code of conduct will be posted on our website. We intend to disclose any amendments to certain provisions of our code of ethics, or any waivers of those provisions, as required by the Nasdaq Listing Rules, the rules and regulations of the SEC and applicable law.

Non-Employee Director Compensation Policy

We expect our board of directors will adopt a non-employee director compensation policy in connection with this offering and on terms to be determined at a later date by our board of directors. Under the compensation policy, our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors. In addition, our non-employee directors are entitled to reimbursement of ordinary, necessary and reasonable out-of-pocket travel expenses incurred in connection with attending in-person meetings of our board of directors or committees thereof.

EXECUTIVE AND DIRECTOR COMPENSATION

The following presents information about compensation paid to our principal executive officer and our other two executive officers as of January 3, 2021. We refer to those officers as our named executive officers. Because only two individuals served as our executive officers at any time during fiscal 2019, we had only two named executive officers for that year.

Summary Compensation Table

The following table sets forth information regarding total compensation earned by our named executive officers during fiscal 2019 and fiscal 2020.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)		OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION (1) ($)	ALL OTHER COMPENSATION (2) ($)	TOTAL ($)
Thomas Sonderman	2020	300,000	—	—		—	84,371	8,628	392,999
President	2019	300,000	—	—		—	44,066	9,519	353,585
Steven Wold (3)	2020	250,000	39,000	—		—	66,576	7,567	363,143
Chief Administrative Officer	2019	250,000	—	—		—	34,772	6,298	291,070
Steve Manko (3)	2020	113,461	50,000	2,078,433	(4)	—	—	2,885	2,244,779
Chief Financial Officer

(1)	Represents the actual amounts earned by each of our named executive officers under the cash incentive plan described below under “—SkyWater Long-Term Incentive Compensation Plan.”
(2)	Represents a matching contribution under our 401(k) employee benefit plan.
(3)	Steven Wold served as chief financial officer during fiscal 2019. Effective as of July 1, 2020, Mr. Wold assumed responsibility as chief administrative officer, and Steve Manko assumed responsibility as chief financial officer.
(4)	Represents an award pursuant to which Mr. Manko may receive up to 369,828 common units (after the Corporate Conversion, that number of shares of common stock determined pursuant to the Corporate Conversion) in equal one-third increments subject to his continued service through each of July 1, 2021, July 1, 2022 and July 1, 2023. The award also requires the occurrence of a liquidity event, which this offering will satisfy, in order to vest. The award may also vest on an accelerated basis in connection with certain involuntary terminations of employment within 12 months following a change in control of the Company (as defined in the award).

For fiscal 2020, our named executive officers were compensated through a combination of base salary, annual cash incentive opportunity, equity award (in the case of Mr. Manko), long-term incentive awards and employee benefits. Pursuant to employment arrangements and (in the case of Mr. Manko) the terms of his long-term incentive award, our named executive officers were also entitled to cash severance and other benefits in the event of a qualifying termination of employment or certain transactions.

Base Salaries

The amount reported for Mr. Sonderman’s fiscal 2020 salary above reflects his base salary at an annual rate of $300,000 as chief executive officer of our company. The amount reported for Mr. Wold’s fiscal 2020 salary above reflects his base salary at an annual rate of $250,000 as chief administrative officer of our company. The amount reported for Mr. Manko’s fiscal 2020 salary above reflects his base salary at an annual rate of $250,000 as chief financial officer of our company. In general, following the completion of this offering, we expect that base salaries for our named executive officers, and any base salary adjustments, will be determined by evaluating the responsibilities of the executive’s position, the executive’s experience, and industry practice among our peer companies and other companies with which we will compete executive talent.

SkyWater Long-Term Incentive Compensation Plan

Our board of managers adopted the Skywater Technology Foundry, Inc. Long-Term Incentive Compensation Plan, or the Long-Term Incentive Plan, on April 25, 2018. The purpose of the Long-Term Incentive Plan is to retain key managerial employees, as determined in the sole discretion of the board, by allowing these individuals to receive compensation on a deferred basis in order to provide retirement benefits for themselves, and pre-retirement death benefits for their survivors. The Long-Term Incentive Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, or the Code. The Long-Term Incentive Plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Long-Term Incentive Plan is administered by the board of managers, which has complete discretion to make all decisions relating to the Long-Term Incentive Plan. Awards under the Long-Term Incentive Plan do not represent units in our company.

Only the company may make contributions under the Long-Term Incentive Plan and such contributions generally vest 50% after three years of service and 100% following five years of service. Participants are 100% vested in the event of death, disability, retirement, or upon a change in control for those participants with at least one year of service immediately prior to the change in control. Vested participant accounts are paid in cash upon separation from service. The Board is expected to terminate the Long-Term Incentive Plan prior to the offering, and provide for full vesting of accounts under the Long-Term Incentive Plan.

As of January 3, 2021, Mr. Sonderman’s benefit under the Long-Term Incentive Plan was $239,696, of which $119,848 was vested. As of January 3, 2021, Mr. Wold’s benefit under the Long-Term Incentive Plan was $199,746, of which $0 was vested.

SkyWater Incentive Plan

We established the SkyWater Incentive Plan, or the Incentive Plan, to provide cash incentives to employees based on performance. Under the Incentive Plan, all regular company employees not already assigned to an incentive plan are eligible to receive four quarterly awards, based on exceeding 50% of established key performance indices, as well as an additional annual award based on overall company performance. Quarterly awards range between 1% and 2% of guaranteed base pay. Annual awards are based on job level and may not exceed individually-based annual target incentives. The executive staff is ultimately responsible for scoring performance indices and reserves the right to modify or cancel the plan, cancel any payment due or earned, or discontinue participation of any participant in this plan, at any time and for whatever reason.

Employment Arrangements, Severance and Change in Control Plans

As employees of SkyWater Technology Foundry before this offering, two of our named executive officers have existing employment arrangements with SkyWater Technology Foundry, the terms of which are summarized below.

Thomas Sonderman

Mr. Sonderman entered into an employment agreement with SkyWater Technology Foundry effective October 10, 2017, which was amended and restated on March 19, 2021. Under this agreement, he may participate in all applicable employee benefit plans. Upon the company’s termination of Mr. Sonderman’s employment without cause or Mr. Sonderman’s resignation for good reason prior to October 10, 2021, Mr. Sonderman is entitled to (i) continued payment of his base salary for twelve (12) months, (ii) an amount equal to his annual bonus for the fiscal year during which the termination occurs, prorated for his period of employment during such fiscal year, and (iii) accrued obligations, which include base salary and bonuses earned but not yet paid, deferred compensation (which will be paid in accordance with the terms of and at the time provided in the underlying deferral arrangement), amounts owed under benefit plans, and reimbursement of expenses properly incurred prior to the date of termination. If the Company terminates Mr. Sonderman’s employment without cause or Mr. Sonderman resigns for good reason after October 10, 2021, he will be entitled to the accrued obligations as described in the immediately preceding sentence. The agreement also imposes obligations intended to protect the company’s intellectual property and confidential and proprietary information, in addition to non-competition and non-solicitation provisions.

Steve Manko

Mr. Manko entered into an employment agreement with SkyWater Technology Foundry effective July 1, 2020, which was amended and restated on March 19, 2021. Upon the company’s termination of Mr. Manko’s employment without cause or by Mr. Manko for good reason prior to July 1, 2023 and contingent on a release of claims in favor of the company, Mr. Manko will be entitled to receive in addition to any accrued obligations, severance of one-year’s then current base salary and an amount equal to his annual bonus for the previous fiscal year. For terminations on or after July 1, 2023, Mr. Manko is entitled to accrued obligations, which include base salary and bonuses earned but not yet paid, deferred compensation, amounts owed under benefit plans, and reimbursements. The agreement also imposes obligations intended to protect the company’s intellectual property and confidential and proprietary information, in addition to non-competition and non-solicitation provisions.

In December 2020, Mr. Manko received a one-time award pursuant to which Mr. Manko may receive up to 369,828 common units (after the Corporate Conversion, that number of shares of common stock determined pursuant to the Corporate Conversion) in equal 1/3 increments subject to his continued service through each of July 1, 2021, July 1, 2022 and July 1, 2023. The award also requires the occurrence of a liquidity event, which this offering will satisfy, in order to vest. The award may also vest on an accelerated basis in connection with certain involuntary terminations of employment within 12 months following a change in control of the Company (as defined in the award). He may participate in all applicable employee benefit plans.

Bonus Agreements

Each of our named executive officers has entered into a bonus agreement with SkyWater Technology Foundry effective as of August 28, 2020. Pursuant to these bonus agreements, Mr. Sonderman is eligible for bonus earnings of up to $300,000, Mr. Manko is eligible for bonus earnings of up to $250,000, and Mr. Wold is eligible for bonus earnings of up to $62,500, in each case dependent upon the completion of this offering and other conditions, including each individual’s performance related to this offering.

Outstanding Equity Awards as of January 3, 2021

The following table provides information regarding equity awards held by our named executive officers that were outstanding as of January 3, 2021.

STOCK AWARDS
NAME	GRANT DATE	NUMBER OF UNITS OR SHARES OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF UNITS OR SHARES OF STOCK THAT HAVE NOT VESTED ($)
Thomas Sonderman	—	—	—
Steven Wold	—	—	—
Steve Manko	12/18/2020	369,828	$2,078,433

2021 Equity Incentive Plan

We expect that our board of directors and stockholders will approve and adopt the 2021 Plan, in connection with this offering. A summary of the material terms of the 2021 Plan is set forth below.

Adoption, Effective Date and Term

If our board of directors and stockholders approve the 2021 Plan, it will become effective immediately following the Corporate Conversion and will terminate on the tenth anniversary of the effective date, unless the 2021 Plan is terminated earlier by the board or in connection with a change in control of our company.

Purpose and Types of Awards

We believe that adoption and maintenance of the 2021 Plan will assist us in recruiting, rewarding and retaining employees, officers, non-employee directors and other service providers. We believe that granting awards under the 2021 Plan will provide recipients with an incentive to contribute to the success of our company and to operate and manage our business in a manner that will provide for our long-term growth and profitability to benefit our stockholders and other important stakeholders, including our employees and customers, and will ensure that key personnel act in our best interests during and after their service to our company as a condition of enjoying the benefits of such rewards. The 2021 Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals.

Administration

The 2021 Plan will be administered by the compensation committee of our board of directors. The composition of the committee will satisfy the requirements of any stock exchange on which our common stock is listed. During any period of time in which we do not have a compensation committee, the 2021 Plan will be administered by the board or another committee appointed by the board. With certain exceptions and to the extent permitted by applicable law, the compensation committee may delegate some or all of its authority to our chief executive officer or any other officer.

The compensation committee will have full power and authority to take all actions and to make all determinations required or provided for under, and to interpret all provisions of, the 2021 Plan and any award or award agreement thereunder. The committee also will determine who will receive awards under the 2021 Plan, the type of award and its terms and conditions, and the number of shares of common stock subject to the award or to which an award relates.

Eligibility

Awards may be granted under the 2021 Plan to individuals who are employees, officers, or non-employee directors of our company or any of our affiliates, consultants and advisors who perform services for our company or any of our affiliates, and any other individual whose participation in the 2021 Plan is determined to be in the best interests of our company by the compensation committee.

Share Authorization, Usage and Limits

We have reserved                  shares of common stock for issuance pursuant to awards under the 2021 Plan. The share reserve of the 2021 Plan will be increased effective the first business day of each calendar year commencing in 2022 by an amount equal to the least of: (i)                  shares of common stock; (ii)      percent (    %) of the shares of common stock outstanding on the final day of the immediately preceding calendar year; and (iii) such smaller number of shares of common stock as determined by the committee. If any awards terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock or are settled in cash in lieu of shares of common stock, the shares of common stock subject to such awards will again be available for purposes of the 2021 Plan. However, the number of shares of common stock available for issuance under the 2021 Plan will not be increased by the number of shares tendered, withheld or subject to an award surrendered in connection with the purchase of shares of common stock upon exercise of an option; not issued upon the net settlement or net exercise of a stock appreciation right that is settled in shares; deducted or delivered from payment of an award in connection with our tax withholding obligations; or purchased by us with the proceeds from option exercises.

Shares of common stock that are subject to awards will be counted against the 2021 Plan share limit as one share of common stock for every one share of common stock subject to the award. An award that, by its terms, cannot be settled in shares of common stock will not count against the share limit of the 2021 Plan.

Options

The 2021 Plan permits the grant of incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options, which are referred to as nonqualified stock options. Any or all of the shares of common stock reserved for issuance under the 2021 Plan are available for issuance pursuant to incentive stock options, but incentive stock options may be granted only to our employees and employees of our corporate subsidiaries. The exercise price of each option will be determined by the compensation committee, except that the exercise price may not be less than 100% (or, for incentive stock options to any 10% stockholder, 110%) of the fair market value of a share of common stock on the date on which the option is granted. To the extent that the aggregate fair market value of shares of common stock determined on the date of grant with respect to which incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, the option, or such excess portion of the option, will be treated as a nonqualified stock option.

The term of an option may not exceed ten years (or, for incentive stock options to any 10% stockholder, five years) from the date of grant. The compensation committee will determine the time or times at which each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the compensation committee. Awards of options are nontransferable, except for transfers by will or the laws of descent and distribution or, if authorized in the applicable award agreement, for transfers of nonqualified stock options, not for value, to family members pursuant to the terms and conditions of the 2021 Plan.

Stock Appreciation Rights

The 2021 Plan permits the grant of stock appreciation rights. A stock appreciation right represents the grantee’s right to receive a compensation amount, based on the value of the appreciation in our common stock from the date of grant to the date of exercise, if vesting criteria or other terms and conditions established by the compensation committee are met. The exercise price of each stock appreciation right will be determined by the compensation committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date on which the stock appreciation right is granted, and the term of a stock appreciation right may not exceed ten years from the date of grant. A grantee who receives stock appreciation rights will have no rights of a stockholder as to the shares of common stock on which the stock appreciation right is based. If the vesting criteria or other terms and conditions are met, we will settle stock appreciation rights in cash, shares of common stock, or a combination of the two. Awards of stock appreciation rights are nontransferable, except for transfers by will or the laws of descent and distribution or, if authorized in the applicable award agreement, for transfers not for value to family members pursuant to the terms and conditions of the 2021 Plan.

No Repricing

The compensation committee may not amend the terms of outstanding options or stock appreciation rights to reduce the applicable exercise price, cancel outstanding options or stock appreciation rights in exchange for or substitution of options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, or cancel outstanding options or stock appreciation rights with an exercise price above the current fair market value of a share of our common stock in exchange for cash or other securities, in each case, unless such action is subject to and approved by our stockholders or would not be deemed to be a repricing under the rules any stock exchange on which our common stock is listed.

Restricted Stock

The 2021 Plan permits the grant (or sale at the purchase price determined by the compensation committee) of restricted stock awards. A restricted stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as the compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments, or otherwise, as the compensation committee may determine. Unless otherwise provided in an award agreement, a grantee who receives restricted stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares of common stock, except that the compensation committee may require any dividends to be withheld and accumulated contingent on vesting of the underlying shares or reinvested in shares of restricted stock. Dividends paid on shares of restricted stock which vest based on the achievement of performance goals will not vest unless the applicable performance goals are achieved. During the period, if any, in which shares of restricted stock are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging or otherwise encumbering or disposing of his or her shares of restricted stock.

Restricted Stock Units and Deferred Stock Units

The 2021 Plan also permits the grant of restricted stock units and deferred stock units. Restricted stock units represent the grantee’s right to receive a compensation amount, based on the value of the shares of common stock, if vesting criteria or other terms and conditions established by the compensation committee are met. If the vesting criteria or other terms and conditions are met, we will settle restricted stock units in cash, shares of common stock or a combination of the two. Deferred stock units are restricted stock units that provide for the settlement and delivery of cash, shares of common stock, or a combination of the two after the date of vesting, consistent with the terms of Section 409A of the Code. A grantee who receives restricted stock units or deferred stock units will have no rights of a stockholder as to the shares of common stock on which the restricted stock unit or deferred stock unit is based, though the compensation committee may provide that a grantee of restricted stock units or deferred stock units will be entitled to receive dividend equivalent rights paid on an equivalent number of shares of common stock.

The compensation committee may provide that any such dividend equivalent rights will be deemed withheld and accumulated contingent on vesting of the underlying award or reinvested in shares of restricted or deferred common stock or other awards. Dividend equivalent rights paid on restricted stock units or deferred stock units which vest based on the achievement of performance goals will not vest unless the applicable performance goals are achieved. During the period, if any, in which restricted stock units or deferred stock units are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging or otherwise encumbering or disposing of his or her restricted stock units or deferred stock units.

Unrestricted Stock and Other Equity-Based Awards

The 2021 Plan permits the grant (or, for unrestricted stock, sale at the purchase price determined by the compensation committee) of unrestricted stock and other types of common stock-based awards. An unrestricted stock award is an award of shares of common stock free of any restrictions. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by the committee. The terms and conditions that apply to other equity-based awards are determined by the compensation committee.

Dividend Equivalent Rights

The 2021 Plan permits the grant of dividend equivalent rights in connection with the grant of any equity-based award, other than options and stock appreciation rights. Dividend equivalent rights are rights to receive (or to receive credits for the future payment of) cash, shares of common stock, other awards or other property equal in value to dividend payments or distributions paid or made with respect to a specified number of shares of common stock. The compensation committee will determine the terms and conditions of any dividend equivalent rights, except that no dividend equivalent rights granted as a component of a performance-based award will vest unless the underlying performance goals are achieved.

Performance Awards

The 2021 Plan permits the grant of performance awards and annual incentive awards in such amounts and upon such terms as the compensation committee may determine. Each grant of a performance award will have an initial actual or target cash value or an actual or target number of shares of common stock that is established by the committee at the time of grant. The committee may set performance goals in its discretion which, depending on the extent to which they are met, will determine the amount of cash or value or number of shares of common stock that will be earned by a grantee under such performance awards and annual incentive awards. The performance goals may be based on one or more of the performance measures described below. The compensation committee will establish the performance periods for performance awards and annual incentive awards. Performance awards and annual incentive awards may be payable in cash or shares of common stock, or a combination thereof, as determined by the compensation committee.

Performance Measures

Under the 2021 Plan, the compensation committee may use one or more of the following business criteria in establishing performance goals:

∎	net earnings or net income;

∎	operating earnings;

∎	pretax earnings;

∎	earnings per share;

∎	share price, including growth measures and total stockholder return;

∎	before interest and taxes;

∎	earnings before interest, taxes, depreciation and/or amortization;

∎

earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following: stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; merger-related events; impact of purchase accounting; gain or loss related to investments; amortization of intangible assets; sales and use tax settlements; legal proceeding settlements; gain on non-monetary transactions; and adjustments for the income tax effect of any of the preceding adjustments;

∎	sales or revenue growth or targets, whether in general or by type of product, service or customer;

∎	gross or operating margins;

∎	return measures, including return on assets, capital, investment, equity, sales or revenue;

∎

cash flow, including: operating cash flow; free cash flow, defined as operating cash flow less capital expenditures or as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the performance measure specified in the eighth bullet point above) less capital expenditures; levered free cash flow, defined as free cash flow less interest expense; cash flow return on equity; and cash flow return on investment;

∎	productivity ratios;

∎	costs, reductions in cost and cost control measures;

∎	expense targets;

∎	market or market segment share or penetration;

∎	financial ratios as provided in our credit agreements;

∎	working capital targets;

∎	completion of acquisitions of businesses, companies or assets or completion of integration activities following an acquisition of businesses, companies or assets;

∎	completion of divestitures and asset sales;

∎	regulatory achievements or compliance;

∎	customer satisfaction measurements;

∎	execution of contractual arrangements or satisfaction of contractual requirements or milestones;

∎	product development achievements;

∎	monthly recurring revenue;

∎	revenue retention rates; and

∎	any combination of the foregoing business criteria.

The compensation committee may establish performance goals on a company-wide basis or with respect to one or more business units, divisions, affiliates or operating segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices, and it may use goals other than the foregoing business criteria.

The compensation committee has the authority to provide for accelerated vesting of any performance award or annual incentive award based on the achievement of performance goals pursuant to the performance measures and the discretion to adjust awards, either on a formula or discretionary basis, or on any combination thereof, as the committee determines.

Change in Control

Unless otherwise provided in an applicable award agreement, if we experience a change in control in which outstanding awards will not be assumed or continued by the surviving entity:

∎

except for performance awards and annual incentive awards, immediately before the change in control, all outstanding shares of restricted stock and all restricted stock units, deferred stock units and dividend equivalent rights will vest, and the shares of common stock underlying, or cash payment promised under, such awards will be delivered; and

∎

at the discretion of the compensation committee, either all options and stock appreciation rights will become exercisable at least 15 days before the change in control and terminate, if unexercised, upon the completion of the change in control, and/or all options, restricted stock, restricted stock units, deferred stock units and dividend equivalent rights will be canceled in exchange for cash and/or capital stock.

In the case of performance awards and annual incentive awards, if less than half of the performance period has lapsed, the awards will be treated as though target performance thereunder has been achieved, and if at least half of the performance period has lapsed, actual performance to date (if determinable) will be determined and treated as achieved. If actual performance is not determinable, the awards will be treated as though target performance thereunder has been achieved. Other equity-based awards will be governed by the terms of the applicable award agreement.

Unless otherwise provided in an applicable award agreement, if we experience a change in control in which outstanding awards will be assumed or continued by the surviving entity, the 2021 Plan and awards granted thereunder will continue under their terms, with appropriate adjustments to the number of shares subject to or underlying an award and to the exercise prices of options and stock appreciation rights.

Adjustments for Certain Events

The compensation committee will make appropriate adjustments in outstanding awards and the number of shares of common stock reserved and available for issuance under the 2021 Plan to reflect certain changes in our stock on account of mergers, reorganizations, recapitalizations, reclassifications, stock splits, spin-offs, combinations of stock, exchanges of stock, stock dividends and other, similar events.

Amendment, Suspension or Termination

The board of directors may, at any time and from time to time, amend, suspend or terminate the 2021 Plan so long as no amendment, suspension or termination adversely impairs the rights or obligations under any outstanding award without the affected grantee’s consent. The effectiveness of any amendment to the 2021 Plan will be contingent on approval of such amendment by our stockholders to the extent provided by the board of directors or required by applicable laws (including, for so long as our common stock is listed on a stock exchange, the rules of such stock exchange).

U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the 2021 Plan under current U.S. federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 2021 Plan. The following discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed because they may vary depending on individual circumstances and from jurisdiction to jurisdiction.

Nonqualified Stock Options

There are no immediate U.S. federal income tax consequences of receiving an award of nonqualified stock options under the 2021 Plan. Upon exercise of the option, the difference between the exercise price and the fair market value of the shares subject to the option on the exercise date will constitute compensation income taxable to the participant. We will be entitled to a deduction equal to the amount of compensation income taxable to the participant if we comply with applicable reporting requirements, subject to the limitations of Section 162(m) of the Code. Upon the participant’s disposition of shares acquired upon exercise, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Incentive Stock Options

There are no immediate U.S. federal income tax consequences of receiving an award of incentive stock options under the 2021 Plan. In addition, although a participant generally will not recognize taxable income upon the exercise of an incentive stock option, the participant’s alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the exercise date, exceeds the aggregate exercise price. Further, except in the case of the participant’s death or disability, if an option is exercised more than three months after the participant’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options.

If a participant sells the shares acquired upon exercise of an incentive stock option at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised, any excess of the sale price of the option shares over the exercise price will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition occurs before such two-year and one-year periods, the excess of the fair market value of the option shares on the disposition date over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes, and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. We will not be entitled to a deduction with respect to an incentive stock option unless the participant engages in a disqualifying disposition, at which time we will be entitled to a deduction equal to the amount of the compensation income taxable to the participant.

Stock Appreciation Rights

There are no immediate U.S. federal income tax consequences of receiving an award of stock appreciation rights under the 2021 Plan. Upon exercise of stock appreciation rights, the distribution of shares of common stock or the cash payment in satisfaction of the stock appreciation rights will be taxable as ordinary income when the distribution or payment is actually or constructively received by the participant. The amount taxable as ordinary income is the aggregate fair market value of the shares of common stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment. We will be entitled to a deduction equal to the amount of any compensation income taxable to the participant, subject to the limitations of Section 162(m) of the Code and, as to stock appreciation rights that are settled in shares of common stock, if we comply with applicable reporting requirements.

Restricted Stock

Generally, a participant will not recognize any taxable income for U.S. federal income tax purposes in the year of the restricted stock award if the common stock subject to the award is nontransferable and subject to a substantial risk of forfeiture. A participant, however, may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the award date, determined without regard to the restrictions. If a participant does not make a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the participant and will be taxable in the year in which the restrictions lapse. Dividends and distributions paid on restricted stock for which a participant has not made a Section 83(b) election are taxed as compensation income subject to withholding taxes. After such restricted stock vests (or earlier upon a participant’s timely Section 83(b) election), dividends and distributions paid on the restricted stock will no longer be considered compensation income. We generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the participant in the year in which the participant is taxed on the income if we comply with applicable reporting requirements, subject to the limitations of Section 162(m) of the Code.

Restricted Stock Units and Deferred Stock Units

There are no immediate U.S. federal income tax consequences of receiving an award of restricted stock units or deferred stock units under the 2021 Plan. A distribution of shares of common stock or payment of cash in satisfaction of an award of restricted stock units or deferred stock units will be taxable as ordinary income when the distribution or payment is actually or constructively received by the participant. The amount taxable as ordinary income is the aggregate fair market value of the shares of common stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment. We will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the participant if we comply with applicable reporting requirements, subject to the limitations of Section 162(m) of the Code.

Unrestricted Stock

If a participant receives an award of unrestricted stock, the participant will be required to recognize ordinary income for U.S. federal income tax purposes in an amount equal to the fair market value of the shares on the award date, reduced by the amount, if any, paid for such shares. We will be entitled to deduct the amount of any compensation income taxable to the participant if we comply with applicable reporting requirements, subject to the limitations of Section 162(m) of the Code. Upon the participant’s disposition of shares of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Dividend Equivalent Rights

If a participant receives an award of dividend equivalent rights, the participant will be required to recognize ordinary income for U.S. federal income tax purposes in the amount distributed to the participant pursuant to the award. If we comply with applicable reporting requirements, we will be entitled to a deduction in the same amount and generally at the same time as the participant recognizes ordinary income, subject to the limitations of Section 162(m) of the Code.

Performance Awards

There are no immediate U.S. federal income tax consequences of receiving a performance or an annual incentive award under the 2021 Plan. A distribution of shares of common stock or payment of cash in satisfaction of a performance or an annual incentive award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the participant. The amount taxable as ordinary income is the aggregate fair market value of the shares of common stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment. We will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the participant if we comply with applicable reporting requirements, subject to the limitations of Section 162(m) of the Code.

Section 162(m) of the Code

Section 162(m) of the Code limits publicly held companies to an annual deduction for U.S. federal income tax purposes of one million dollars for compensation paid to persons who are or were the chief executive officer, the chief financial and the three highest compensated executive officers (other than the chief executive officer and chief financial officer) determined at the end of each year, referred to as covered employees. Individuals who become covered employees generally retain that status for purposes of the deduction limit even if they cease to serve in a covered role.

SkyWater Technology, Inc. 2021 Employee Stock Purchase Plan

Effective upon the closing of the offering, we anticipate that our board of directors and shareholders will adopt the SkyWater Technology, Inc. 2021 Employee Stock Purchase Plan, or the ESPP. We anticipate reserving                  shares of our common stock for issuance under the ESPP. The purpose of the ESPP is to encourage and to enable eligible employees to acquire proprietary interests in our company through the purchase and ownership of shares of our common stock. The ESPP is intended to benefit us and our shareholders by incentivizing participants to contribute to our success and to operate and manage our business in a manner that will provide for our long-term growth and profitability and that will benefit our shareholders and other important stakeholders. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Under the ESPP, eligible employees may authorize payroll deductions of up to 15% of eligible compensation for the purchase of our common stock on specified purchase dates established by the plan administrator. Initially, we intend to have approximately 6-month offering periods. The purchase price for shares in an offering period may be equal to either (1) 85% of the fair market value of a share of our common stock on the date of purchase or (2) 85% of the fair market value of a share of our common stock on the first day of the offering period or the purchase date, whichever is lower. Unless determined otherwise by the plan administrator, the purchase price will be equal to 85% of the fair market value of a share of our common stock on the first day of the offering period or the purchase date, whichever is lower.

Administration

The ESPP may be administered by our board of directors or a committee of the board designated from time to time by resolution of the board, which we refer to in this prospectus as the “plan administrator.” The plan administrator has full authority to adopt such rules and procedures as it may deem necessary for the proper plan administration and to interpret the provisions of the ESPP, including the authority to determine whether the purchase price for any purchase period will be equal to the lower of: (1) 85% of the fair market value of a share of our common stock on the date of purchase or (2) 85% of the fair market value of a share of our common stock on the first day of the offering period or the purchase date.

Shares Available Under the ESPP

A total of                  shares of common stock will be authorized for under the ESPP, subject to adjustment in the event of a stock split, reverse stock split, stock dividend, combination or reclassification or similar event. The ESPP’s share limit will be increased effective the first business day of each calendar year commencing in 2022 by an amount equal to the least of: (i)                  shares of common stock; (ii)      percent (    %) of the shares of common stock outstanding on the final day of the immediately preceding calendar year; and (iii) such smaller number of shares of common stock as determined by the plan administrator.

Offering Periods

The ESPP will be implemented through a series of offerings under which eligible employees are granted purchase rights to purchase our common stock on specified dates during such offerings. The plan administrator will determine offering periods of not more than 27 months in advance without shareholder approval. Unless otherwise determined by the plan administrator, the ESPP will initially be implemented through successive offering periods of approximately six months’ duration. Each participant is granted a separate purchase right to purchase shares of common stock for each offering period in which he or she participates. Purchase rights under the ESPP are granted on the start date of each offering period and are automatically exercised on the last day of the offering period. Each purchase right entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period.

Eligibility

Except as described in this paragraph with respect to certain foreign employees, all employees of the Company and any designated parent or subsidiary who are regularly expected to work for more than 20 hours per week for more than five months per calendar year and who have been employed for such continuous period as the plan administrator may require (which period must be less than two years) are eligible to participate in the ESPP. An eligible employee may only join an offering period in advance of the start date of that period. Designated parents and subsidiaries include any parent or subsidiary corporations of the Company, whether now existing or hereafter organized, which elect, with the approval of the plan administrator, to extend the benefits of the ESPP to their eligible employees. Unless the plan administrator determines otherwise, SkyWater Technology Foundry, Inc. is a designated subsidiary.

Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) are ineligible to participate in the ESPP if his or her participation is prohibited under the laws on the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the ESPP or an offering to violate Section 423 of the Code.

Purchase Provisions

Each participant in the ESPP may authorize periodic payroll deductions that may not exceed 15% of his or her compensation, which is defined in the ESPP to include the regular U.S. payroll base salary, unless the plan administrator determines otherwise. Unless otherwise determined by the plan administrator, compensation will not include bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation or contributions (other than employee deferrals under a 401(k) or cafeteria plan). A participant may reduce his or her rate of payroll deductions during an offering period, subject to the rules set by the plan administrator.

On the last day of each offering period, the accumulated payroll deductions of each participant are automatically applied to the purchase shares of common stock at the purchase price in effect for that period.

Purchase Price

The purchase price per share at which common stock is purchased on the participant’s behalf for each offering period may be equal to either (1) 85% of the fair market value of a share of our common stock on the date of purchase or (2) 85% of the fair market value of a share of our common stock on the first day of the offering period or the purchase date, whichever is lower. Unless determined otherwise by the plan administrator, the purchase price will be equal to 85% of the fair market value of a share of our common stock on the first day of the offering period or the purchase date, whichever is lower.

Special Limitations

The ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following limitations:

∎

No purchase right may be granted to any individual if, immediately after such grant, the individual would own stock (including stock purchasable under any outstanding options or purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

∎

No purchase right granted to a participant may permit such individual to purchase common stock at a rate which exceeds $25,000 worth of such common stock (valued at the time such purchase right is granted) for each calendar year.

∎	Until otherwise determined by the plan administrator, the maximum number of shares of common stock a participant may purchase in any offering period is shares

Termination of Purchase Rights

A participant’s purchase right immediately terminates upon such participant’s loss of eligible employee status, and his or her accumulated payroll deductions for the offering period in which the purchase right terminates are refunded. A participant may withdraw from an offering period by giving advance notice prior to the end of that period and his or her accumulated payroll for the offering period in which withdrawal occurs may be refunded.

Assignability

No purchase right will be assignable or transferable (other than by will or the laws of descent and distribution) and will be exercisable only by the participant.

Corporate Transaction

In the event of certain significant corporate transactions, including (i) a merger or consolidation in which the Company is not the surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of our assets, (iii) the complete liquidation or dissolution, (iv) a reverse merger or series of related transactions culminating in a reverse merger in which the Company is the surviving entity but (A) the shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger or (v) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities during an offering period, all outstanding purchase rights shall be assumed by the successor corporation (or a parent or subsidiary thereof), unless the plan administrator determines, in its sole discretion, to shorten the offering period then in-effect to a new purchase date. If the plan administrator shortens the offering period then in progress to a new purchase date, the plan administrator will provide notice to each participant that (i) his or her purchase right will be automatically exercised on the new purchase date or (ii) the Company will pay to him or her, on the new purchase date, cash, cash equivalents, or property as determined by the plan administrator that is equal to the difference in the fair market value of the shares of common stock covered by his or her purchase right and the purchase price due had the purchase right been automatically exercised on the new purchase date.

Changes in Capitalization

In the event any change is made to the outstanding shares of common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, other increases or decreases in the number of shares of common stock outstanding effected without the Company’s receipt of consideration or similar transactions, the plan administrator may make appropriate adjustments to (i) the maximum number of securities issuable under the ESPP, (ii) the maximum number of securities a participant may purchase in an offering period or purchase period, (iii) the number of securities by which the plan reserve is increased annually and (iv) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Amendment and Termination

The ESPP will terminate ten years after it becomes effective, unless terminated earlier by the plan administrator. The plan administrator may at any time terminate or amend the ESPP. To the extent required by Section 423 of the

Code (or any successor rule or provision or any other applicable law), the Company will seek shareholder approval of amendments in such a manner and to such a degree as so required.

Potential Payments Upon Termination or Change in Control

Thomas Sonderman

Upon the company’s termination of Mr. Sonderman’s employment without cause or Mr. Sonderman’s resignation for good reason prior to October 10, 2021, Mr. Sonderman is entitled to (i) continued payment of his base salary for twelve (12) months, (ii) an amount equal to his annual bonus for the fiscal year during which the termination occurs, prorated for his period of employment during such fiscal year, and (iii) accrued obligations, which include base salary and bonuses earned but not yet paid, deferred compensation (which will be paid in accordance with the terms of and at the time provided in the underlying deferral arrangement), amounts owed under benefit plans, and reimbursements of expenses properly incurred prior to the date of termination. If the Company terminates Mr. Sonderman’s employment without cause or Mr. Sonderman resigns for good reason after October 10, 2021, he will be entitled to the accrued obligations as described in the immediately preceding sentence.

Steve Manko

Upon the company’s termination of Mr. Manko’s employment without cause or by Mr. Manko for good reason prior to July 1, 2023 and contingent on a release of claims in favor of the company, Mr. Manko will be entitled to receive in addition to any accrued obligations, severance of one-year’s then current base salary and an amount equal to his annual bonus for the previous fiscal year. For terminations on or after July 1, 2023, Mr. Manko is entitled to accrued obligations, which include base salary and bonuses earned but not yet paid, deferred compensation, amounts owed under benefit plans, and reimbursements.

Emerging Growth Company Status

As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our principal executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

401(k) Plan

We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. We have not historically made discretionary contributions to the 401(k) plan for the benefit of employees. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. It also is possible that the director or officer could amend or terminate the plan when not in possession of material, nonpublic information. In addition, our directors and executive officers may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Indemnification of Directors and Officers and Limitation of Liability

Following the closing of this offering, our certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by the Delaware General

Corporation Law. Our certificate of incorporation and bylaws to be in effect following the closing of this offering will also entitle our directors and executive officers to receive indemnification from us to the fullest extent permitted by the Delaware General Corporation Law.

We maintain a general liability insurance policy that covers certain liabilities of our directors and executive officers arising out of claims based on acts or omissions in their capacities as directors or executive officers. In addition, we intend to enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other matters, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.

Director Compensation

For fiscal 2020 and prior to the Corporate Conversion, as a limited liability company, our business and affairs were managed under the direction of a board of managers. In connection with the Corporate Conversion, we will appoint certain directors to serve as members of our newly formed board of directors, as described above under “Management.”

Fiscal 2020 Director Compensation

The following table presents the total compensation for each person who served as a member of our board of managers during fiscal 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our board of managers in 2020.

NAME	FEES EARNED OR PAID IN CASH ($) (1)	RESTRICTED UNIT AWARDS ($)	TOTAL ($)
Wendi B. Carpenter	10,000	9,998	19,998
John T. Kurtzweil	10,000	9,998	19,988
Thomas R. Lujan (2)	22,000	—	22,000
Gary J. Obermiller	66,416	—	66,416
Loren A. Unterseher (3)(4)	60,008	—	60,008

(1)	Does not include reimbursement of travel expenses.
(2)	Lujan Legal Counsel, LLC, of which Mr. Lujan is the Managing Partner, received $147,760 in legal fees in fiscal 2020 in consideration of the provision of professional legal services and the performance of duties as Corporate Secretary for SkyWater Technology Foundry.
(3)	Oxbow, of which Mr. Unterseher is a Managing Partner, received $640,000 in management and financial consulting fees in fiscal 2020 in connection with a professional services agreement with us.
(4)	Mr. Unterseher also participated in our employee benefits programs. Our portion of the employee benefits paid on his behalf is not included in the fees earned above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Oxbow as our Controlling Stockholder

Oxbow acquired our business from Cypress in March 2017. As of                     , 2021, after giving effect to the Corporate Conversion, Oxbow will hold approximately            percent of our common stock, and will therefore control more than a majority of the voting power of such common stock. As described elsewhere in this prospectus, after the offering, Oxbow will continue to control a majority of the voting power represented by our common stock.

Indemnification Agreements

We will enter into indemnification agreements with each of our directors and executive officers, as described in “Executive and Director Compensation—Indemnification of Directors and Officers and Limitation of Liability.”

Registration Rights Agreement

In connection with this offering, we intend to enter into a registration rights agreement with CMI Oxbow and other holders of our common stock. The registration rights agreement will provide that CMI Oxbow and each entity under common control with CMI Oxbow and their respective affiliates, or the Oxbow Affiliated Funds, will be entitled to demand registration rights and customary Form S-3 demand registration rights when we are eligible to register shares on Form S-3. In addition, the registration rights agreement will provide certain piggyback registration rights for other holders of our common stock for such demand registrations and other registrations.

Oxbow Management Agreement

In connection with our divestiture from Cypress on March 1, 2017, our wholly-owned subsidiary, SkyWater Technology Foundry, entered into a management fee agreement with Oxbow, our principal owner, under which Oxbow provides management and financial consulting services to us, including advice and administrative support in connection with our business policies and processes, lender and contractual relationships, and information technology, accounting and reporting systems and procedures. Oxbow also assists with monitoring our financial performance and advises us on courses of action for our consideration. The management fee we pay to Oxbow for such services is not to exceed $700,000 annually. We incurred $640,000 of management fees to Oxbow during fiscal 2020. The management fee agreement with Oxbow will be terminated effective as of the pricing of this offering, and therefore no management fees will accrue or be payable for periods after the pricing of this offering.

Sale Leaseback Transaction with Oxbow

SkyWater Technology Foundry, our wholly-owned subsidiary, entered into a purchase agreement, dated as of September 29, 2020, with Oxbow Realty Partners, LLC, or Oxbow Realty, a Delaware limited liability company affiliated with Oxbow. Under the purchase agreement, we sold our property, consisting of our office and manufacturing facility, located at 2401 and 2411 East 86th Street, in Bloomington, Minnesota, to Oxbow Realty for a purchase price of $39 million. We paid for transaction services to Oxbow Realty of $1.9 million and paid a guarantee fee to Oxbow of $1.9 million.

SkyWater Technology Foundry subsequently entered into a lease, dated as of September 30, 2020, with Oxbow Realty, as landlord, and SkyWater Technology Foundry, as tenant. Under the lease agreement, Oxbow Realty will lease the aforementioned property to SkyWater Technology Foundry for a term of 20 years, commencing on September 30, 2020 and terminating on September 29, 2040. SkyWater Technology Foundry retains a right of first offer in the event that Oxbow Realty elects to sell the property, in whole or in part, during the term of the lease. SkyWater Technology Foundry is required to pay to Oxbow Realty certain base monthly rent amounts set forth on an agreed upon rent schedule. The aggregate amount of base rent for the term of the lease is $114,809,448. SkyWater Technology Foundry also is required to make certain customary payments constituting “additional rent,” including certain monthly reserve, insurance and tax payments, in accordance with the terms of the lease agreement.

Redemption Agreements

On December 29, 2020, we entered into a redemption agreement with Thomas R. Lujan, a director of the Company. Under the redemption agreement, we purchased an aggregate of 310,000 common units from Mr. Lujan at a redemption price of $1,326,800.

On December 29, 2020, we entered into a redemption agreement with Gary Obermiller, a director of the Company. Under the redemption agreement, we purchased an aggregate of 324,103 common units of the Company from Mr. Obermiller at a redemption price of $1,387,162.

Professional Service Fees

In fiscal 2020, we paid $147,760 in legal fees to Lujan Legal Counsel, LLC for the provision of professional legal services and for its performance of duties as Corporate Secretary for SkyWater Technology Foundry. Thomas Lujan, a director of the Company, is the Managing Partner of Lujan Legal Counsel, LLC.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of                    , 2021, and as adjusted to reflect the sale of common stock by us in this offering, for:

∎	each person, or group of affiliated persons, who beneficially owns more than 5% of our common stock;

∎	each of our directors and director nominees;

∎	each of our named executive officers; and

∎	all of our directors, director nominees and executive officers as a group.

The percentage ownership information prior to this offering shown in the following table is based upon            shares of common stock outstanding as of                    , 2021, after giving effect to the Corporate Conversion. The percentage ownership information after this offering shown in the following table is based upon            shares of common stock outstanding as of                    , 2021, after giving effect to the sale of            shares of common stock by us in this offering, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of the prospectus and assuming no exercise of the underwriters’ option to purchase additional shares.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, warrants or other rights that are exercisable as of or within 60 days after                    , 2021. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise indicated below, the address for each of the persons listed in the table below is c/o SkyWater Technology Foundry, Inc., 2401 East 86th Street, Bloomington, Minnesota 55425.

	NUMBER OF SHARES BENEFICIALLY OWNED (1)	PERCENTAGE OF SHARES BENEFICIALLY OWNED (1)
NAME OF BENEFICIAL OWNER		PRIOR TO OFFERING	AFTER OFFERING
5% Stockholders:
Oxbow Industries, LLC (2)

Directors and named executive officers:
Thomas Sonderman
Wendi B. Carpenter
John T. Kurtzweil
Thomas R. Lujan
Gary J. Obermiller
Loren A. Unterseher (2)
Steven Wold
Steve Manko
All directors and executive officers as a group (8 persons)

*	Represents beneficial ownership of less than 1%.

(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person, which includes the number of shares as to which that person has the right to acquire voting or investment power as of or within 60 days after that date, by the sum of the number of shares of common stock outstanding as of such date plus the number of shares as to which that person has the right to acquire voting or investment power as of or within 60 days after that date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)	Loren A. Unterseher is a member, and the Managing Partner, of Oxbow Industries, LLC, which we also refer to as Oxbow. Oxbow holds 800,000 Common Units, or 80% of the outstanding equity interests, of CMI Oxbow. As described in this prospectus, before the closing of this offering, CMI Oxbow owns all of our outstanding voting interests. Following the closing of this offering, Oxbow and its affiliates (including CMI Oxbow) will own approximately % of our outstanding common stock (or approximately % if the underwriters exercise their over-allotment option in full), and will therefore control more than a majority of the voting power of all of our outstanding shares of common stock. The address for each of Oxbow Industries, LLC, CMI Oxbow and Mr. Unterseher is c/o Oxbow Industries, LLC, 4450 Excelsior Blvd. Suite 440, Minneapolis, MN 55416.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes important provisions of our certificate of incorporation and bylaws, in each case as they will be in effect immediately before the closing of the offering, that affect the rights of holders of our capital stock. This description is intended as a summary and may not contain all the information that is important to you. For complete information, you should refer to the forms of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Upon the closing of this offering, our authorized capital stock will consist of            shares of our common stock, par value $0.01 per share, and            shares of undesignated preferred stock, par value $0.01 per share.

As of                    , 2021, after giving effect to the Corporate Conversion, there were            shares of our common stock issued and outstanding held by            stockholders of record and no outstanding shares of preferred stock.

Common Stock

Voting Rights

Votes Per Share. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and our bylaws, our stockholders will not have cumulative voting rights.

Quorum for Stockholder Meeting; Required Vote. Unless otherwise required by law or provided for in our certificate of incorporation or bylaws, at any stockholder meeting, the holders of shares representing a majority in voting power of the shares of stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Except in the election of directors (as described below), when a quorum is present at any stockholder meeting, the affirmative vote of the holders of shares representing a majority in voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on such matter will decide such matter unless the matter is one upon which a different vote is required by express provision of our certificate of incorporation or bylaws or law, in which case such express provision will govern.

Subject to the rights of holders of any outstanding series of preferred stock, directors will be elected by a plurality of the votes cast by the holders of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Dividend Rights

Subject to the provisions of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors, in its discretion, may declare and pay out of funds legally available for that purpose.

Rights and Preferences

Holders of our common stock will have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Right to Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock.

Assessability

All shares of our common stock to be outstanding upon the completion of this offering will be fully paid and nonassessable.

Preferred Stock

Following this offering, our board of directors will have broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of shares of any series of preferred stock outstanding from time to time. Our certificate of incorporation authorizes the board of directors from time to time and without further stockholder action to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of preferred stock in one or more series and in such amounts as may be determined by the board of directors. The powers, designation, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations and restrictions of shares of the series, if any, will be as set forth in such resolution or resolutions. The authority of the board of directors to fix the terms of any such series of preferred stock will include, without limitation, the power to determine the following:

∎	the designation of the series;

∎	the number of shares of the series;

∎

the amounts or rates at which dividends will be payable on, and the preferences, if any, of, shares of the series in respect of dividends, and whether such dividends, if any, will be cumulative or noncumulative;

∎	the dates on which dividends, if any, will be payable;

∎	the redemption rights and price or prices, if any, for shares of the series;

∎	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

∎	the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

∎

whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of our company or any other corporation or other person, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

∎	restrictions on the issuance of shares of the same series or any other class or series;

∎	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

∎

any other powers, preferences and relative, participating, optional or other special rights of shares of the series, and any qualifications, limitations or restrictions of shares of the series, all as may be determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance of the series.

The holders of our common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock which the board of directors may designate and we may issue from time to time. Among other actions, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and otherwise could discourage any attempt to effectuate a change in control of our company, even if such a transaction would be beneficial to the interests of our stockholders.

Registration Rights

In connection with this offering, we intend to enter into the registration rights agreement with CMI Oxbow, an affiliate of Oxbow. The registration rights agreement will provide that CMI Oxbow and the Oxbow Affiliated Funds will be entitled to demand registration rights and customary Form S-3 demand registration rights when we are eligible to register shares on Form S-3. In addition, the registration rights agreement will provide certain piggyback registration rights for other holders of our common stock for such demand registrations and other registrations.

Anti-Takeover and Other Protective Provisions

The provisions of the Delaware General Corporation Law and our certificate of incorporation and our bylaws to be in effect following the completion of this offering may have the effect of delaying, deferring or discouraging another person from acquiring control of the company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

Under our certificate of incorporation, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in a business combination with any “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

∎	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

∎

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

∎

at or after that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following transactions, subject to specified exceptions:

∎

any merger or consolidation of the corporation or any majority-owned subsidiary of the corporation with the interested stockholder or, in specified circumstances, any other entity if the merger or consolidation is caused by the interested stockholder;

∎

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition involving the interested stockholder of assets of the corporation or of any majority-owned subsidiary of the corporation which have an aggregate market value equal to 10% or more of either (1) the aggregate market value of the consolidated assets of the corporation or (2) the aggregate market value of all outstanding stock of the corporation;

∎

subject to certain limited exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder;

∎

any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary owned by the interested stockholder; or

∎

any receipt by the interested stockholder of any direct or indirect benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person who beneficially owns, or within three years prior to the determination of interested stockholder status beneficially owned, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person, subject to specified exceptions.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt with respect to our company that our board of directors does not approve even if some of our stockholders would support such a takeover attempt.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and our bylaws, each of which will become effective upon completion of this offering, may delay or discourage transactions involving an actual or potential change in control of our company or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other matters, our certificate of incorporation and our bylaws:

∎

permit our board of directors to issue up to              shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

∎	provide that the authorized number of directors may be changed by resolution of the board of directors;

∎

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

∎	divide our board of directors into three classes;

∎	provide that directors may only be removed for cause by the holders of at least three-fourths of the voting power of the shares eligible to vote for directors;

∎

provide that a special meeting of stockholders may be called only by our chief executive officer (or the equivalent thereof), the chair of our board of directors or by a resolution adopted by a majority of our board of directors;

∎	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

∎

provide that our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors;

∎

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

∎

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

Exclusive Forum Certificate of Incorporation Provision

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:

∎	any derivative action or proceeding brought on our behalf;

∎	any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers or other employees, or stockholders to us or our stockholders;

∎

any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and

∎	any action asserting a claim against us governed by the internal affairs doctrine.

Our choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including, to the extent permitted by the federal securities laws, to lawsuits asserting both the above-specified claims and claims under the federal securities laws. Application of the choice of forum provision may be limited in some instances by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the choice of forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, subject to a limited exception for certain “covered class actions.” Accordingly, although this provision will apply to claims arising under the Securities Act, there is uncertainty as to whether a court would enforce the provision in connection with such claims. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Our stockholders cannot waive claims arising under the federal securities laws and the rules and regulations thereunder.

Limitations of Liability and Indemnification

Our certificate of incorporation which will be in effect after the offering provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except liability for (1) any breach of the director’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or (4) any transaction from which the director derived an improper benefit.

For further information, see “Executive and Director Compensation—Limitations on Liability and Indemnification Matters.”

Transfer Agent and Registrar

We expect to appoint American Stock Transfer & Trust Company, LLC to act as the transfer agent and registrar for our common stock. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing of Common Stock

In connection with this offering, we intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “SKYT.” There is no assurance, however, that our common stock will ever be listed on the Nasdaq Capital Market or any other national securities exchange.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. We cannot predict the effect, if any, that sales of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that such sales may occur, could adversely affect the market prices of our common stock at such time, which could make it more difficult for you to sell your shares of common stock at a time and price that you consider appropriate, and could impair our ability to raise equity capital or use our common stock as consideration for acquisitions of other business, investments or other corporate purposes. Furthermore, because only a limited number of shares of our common stock will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after such restrictions lapse, or the anticipation of such sales, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Immediately after this offering, based on an assumed initial offering price of $                 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, we will have outstanding a total of                 shares of our common stock (or                 shares if the underwriters’ option to purchase additional shares is exercised in full), based on our outstanding shares as of                 , 2020, after giving effect to the Corporate Conversion. All of the shares sold in this offering (plus any shares sold as a result of the underwriters’ exercise of their over-allotment option) will be freely tradable without restriction or further registration under the Securities Act, unless those shares are held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Our affiliates may sell their shares of common stock in the public market in compliance with the restrictions of Rule 144 described below.

The remaining                 shares of common stock to be outstanding after this offering will be “restricted securities” under Rule 144. Of these restricted securities,                 shares will be subject to transfer restrictions for 180 days from the date of this prospectus pursuant to lock-up agreements described below. The restricted securities will be eligible for public sale only if they are registered under the Securities Act for sale in accordance with the registration rights referred to below or otherwise, or if they qualify for an exemption from registration, including the exemption afforded by Rule 144.

We may issue shares of our common stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with exercise of stock options or warrants, vesting of restricted stock units and other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our common stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act. In other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the common stock will have the right, under certain circumstances, to cause us to register any resale of such shares to the public.

Lock-up Agreements

We, our directors and officers and specified holders of our equity securities expect to agree, subject to certain exceptions, not to offer, pledge sell, contract to sell, transfer, lend or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for common stock, during the period ending 180 days after the date of this prospectus without first obtaining the written consent of                , on behalf of the underwriters. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, once we have been subject to public company reporting requirements for at least 90 days, a person who has beneficially owned shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, and is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale, will be entitled to sell, upon expiration of the lock-up agreements described above, such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. Such a person who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, will be entitled to sell these shares without limitation.

In general, under Rule 144 as currently in effect, an affiliate (or anyone selling shares on behalf of our affiliates or who was our affiliate at any time during the preceding three months) who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

∎

1% of the number of shares of our common stock then outstanding, which will equal approximately                  shares, based on the number of shares of our common stock outstanding immediately after this offering (or approximately                 shares if the underwriters exercise their over-allotment option in full); or

∎	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales by our affiliates or persons selling shares on behalf of our affiliates under Rule 144 are also subject to manner of sale provisions and notice provisions and to the availability of public information about us. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Upon expiration of the 180-day lock-up period described above,                  shares of our common stock will be eligible for sale under Rule 144. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Registration Statement on Form S-8

As soon as practicable after the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding restricted stock units and the shares of our common stock reserved for issuance under our equity incentive plan. We expect to file these registration statements, as applicable, as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject. Of the                  shares of our common stock that were subject to restricted stock units outstanding as of                , 2021, after giving effect to the Corporate Conversion, none were vested.

Registration Rights

Upon completion of this offering, the holders of approximately                shares of our common stock will be eligible to exercise certain rights to cause us to register their shares for resale under the Securities Act, subject to various conditions and limitations. For a further description of these rights, see “Description of Our Capital Stock—Registration Rights.” Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable, and a large number of shares may be sold into the public market, which may adversely affect the market price of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock acquired by “non-U.S. holders” (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

∎	banks, insurance companies or other financial institutions;

∎	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

∎	corporations that accumulate earnings to avoid U.S. federal income tax;

∎	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

∎	tax-exempt organizations or tax-qualified retirement plans;

∎	controlled foreign corporations or passive foreign investment companies;

∎	dealers in securities;

∎	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

∎	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

∎	certain former citizens or former long-term residents of the United States;

∎	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

∎	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

∎	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our common stock, other than a partnership, that is not:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;

∎

a trust if it (1) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

∎	an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

Dividends

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “Sale of Common Stock” below for additional information.

Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an IRS Form W-8BEN or Form W-8BEN-E (or any successor of such forms) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

∎

the gain (1) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

∎

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

∎	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the stock as a “U.S. real property interest” as defined in Section 897 of the Code.

If any gain from the sale, exchange or other disposition of our common stock (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30% unless reduced by applicable income tax treaty.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation” (as defined in Section 897 of the Code), or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at sometime within the five-year period preceding the disposition.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax, currently at a rate of 24%, from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Dividends” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

∎	a U.S. person (including a foreign branch or office of such person);

∎	a “controlled foreign corporation” for U.S. federal income tax purposes;

∎	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

∎

a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (2) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the USG to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and certifies as such on a Form W-8BEN-E (or any successor of such form). Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein.

Under proposed Treasury regulations, which may be relied upon by taxpayers until final regulations are issued, the withholding provisions described above generally will not apply to proceeds from a sale or other disposition of our common stock. Prospective investors should consult their tax advisors regarding this legislation.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                    ,             , among us and Jefferies LLC and Cowen and Company, LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
Cowen and Company, LLC
Piper Sandler & Co.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $        per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $        per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$

Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                .

Determination of Offering Price

Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

Listing

We intend to apply to have our common stock listed on Nasdaq Capital Market under the trading symbol “SKYT.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly:

∎

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

∎

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

∎	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect to deliver the shares of common stock against payment therefor on or about the date specified on the cover page of this prospectus, which will be the business day following the date of the pricing of the shares of common stock (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of common stock prior to the date that is three business days preceding the settlement date will be required, by virtue of the fact that the shares of common stock initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the shares of common stock who wish to trade the shares of common stock during such period should consult their advisors.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by our counsel, Hogan Lovells US LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, Redwood City, California.

EXPERTS

The consolidated financial statements as of January 3, 2021 and December 29, 2019, and for each of the two years in the period ended January 3, 2021, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by such reference. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.

Upon the completion of this offering, we will become subject to the full information reporting requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm. We also maintain a website at www.skywatertechnology.com, at which you will be able to access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or electronically furnished to, the SEC. However, the information contained on or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and potential investors should not rely on such information in deciding to purchase our common stock in this offering.

CMI ACQUISITION, LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and the Board of Managers of CMI Acquisition, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CMI Acquisition, LLC and subsidiaries (the “Company”) as of January 3, 2021 and December 29, 2019, the related consolidated statements of operations, members’ equity (deficit), and cash flows, for each of the two years in the period ended January 3, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 3, 2021 and December 29, 2019, and the results of its operations and its cash flows for each of the two years in the period ended January 3, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 22, 2021

We have served as the Company’s auditor since 2019.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except unit data)

	JANUARY 3, 2021	DECEMBER 29, 2019
Assets
Current assets:
Cash and cash equivalents	$7,436	$4,605
Accounts receivable, net	29,995	61,447
Inventories	27,169	15,994
Prepaid assets and other current assets	11,972	2,471

Total current assets	76,572	84,517

Property and equipment, net	178,078	101,870
Intangible assets, net	4,561	1,621
Other assets	3,998	2,427

Total assets	$263,209	$190,435

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$2,772	$4,148
Accounts payable	16,792	11,258
Accrued expenses	25,496	10,234
Income taxes payable	1,710	—
Current portion of contingent consideration	8,904	14,219
Current portion of foundry services obligation	—	3,732
Deferred revenue—current	30,653	2,980

Total current liabilities	86,327	46,571

Long-term liabilities:
Long-term debt, less current portion and unamortized debt issuance costs	69,828	43,839
Contingent consideration, less current portion	1,996	5,881
Long-term incentive plan	3,185	1,032
Warrant liability	—	14,780
Deferred revenue—long-term	95,399	48,494
Deferred income tax liability, net	8,058	5,671

Total long-term liabilities	178,466	119,697

Total liabilities	264,793	166,268

Commitments and contingencies
Members’ equity (deficit):
Class A Preferred Units (2,000,000 Class A Preferred Units authorized; none issued and outstanding)	—	—
Class B Preferred Units (18,000,000 Class B Preferred Units authorized; 18,000,000 Units issued and outstanding)	—	—
Common Units (5,000,000 Common Units authorized; 3,057,344 Units issued and 2,107,452 outstanding at January 3, 2021; none issued and outstanding at December 29, 2019)	3,767	7,333
Retained earnings (deficit)	(3,783)	16,834

Total members’ equity (deficit), CMI Acquistion, LLC	(16)	24,167
Non-controlling interests	(1,568)	—

Total members’ equity (deficit)	(1,584)	24,167

Total liabilities and members’ equity (deficit)	$263,209	$190,435

The accompanying notes are an integral part of these consolidated financial statements.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except unit and per unit data)

	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
Net sales	$140,438	$136,725
Cost of sales	117,746	111,379

Gross profit	22,692	25,346
Selling and marketing expenses	7,778	4,326
Research and development	4,208	6,330
General and administrative expenses	17,254	14,390
Change in fair value of contingent consideration	2,094	9,271

Operating loss	(8,642)	(8,971)
Other income (expense):
Change in fair value of warrant liability	780	(4,460)
Loss on debt modification and extinguishment	(1,434)	—
Interest expense	(5,499)	(6,547)

Total other income (expense)	(6,153)	(11,007)

Loss before income taxes	(14,795)	(19,978)
Income tax expense (benefit)	4,919	(3,559)

Net loss	(19,714)	(16,419)
Less: net income attributable to non-controlling interests	903	—

Net loss attributable to CMI Acquisition, LLC	$(20,617)	$(16,419)

Net loss per unit attributable to CMI Acquisition, LLC, basic and diluted	$(1.15)	$(0.91)
Weighted average units used in computing net loss per unit, basic and diluted	18,000,000	18,000,000

The accompanying notes are an integral part of these consolidated financial statements.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Consolidated Statements of Members’ Equity (Deficit)

(dollars and units in thousands)

	CLASS A UNITS		CLASS B UNITS		COMMON UNITS		RETAINED EARNINGS (DEFICIT)	TOTAL MEMBERS’ EQUITY (DEFICIT), CMI ACQUISITION LLC	NON-CONTROLLING INTERESTS	TOTAL MEMBERS’ EQUITY (DEFICIT)
	Units	Amount	Units	Amount	Units	Amount
Members’ equity—December 30, 2018	—	$—	18,000	$—	—	$3,925	$33,253	$37,178	$—	37,178
Unit-based compensation	—	—	—	—	—	3,408	—	3,408	—	3,408
Net loss	—	—	—	—	—	—	(16,419)	(16,419)	—	(16,419)

Members’ equity—December 29, 2019	—	—	18,000	—	—	7,333	16,834	24,167	—	24,167
Unit-based compensation	—	—	—	—	—	488	—	488	—	488
Exercise of Common Unit options	—	—	—	—	3,053	31	—	31	—	31
Repurchase of Common Units	—	—	—	—	(950)	(4,085)	—	(4,085)	—	(4,085)
Issuance of restricted Common Units	—	—	—	—	5	—	—	—	—	—
Distribution to VIE member	—	—	—	—	—	—	—	—	(2,471)	(2,471)
Net income (loss)	—	—	—	—	—	—	(20,617)	(20,617)	903	(19,714)

Members’ equity (deficit)—January 3, 2021	—	$—	18,000	$—	2,108	$3,767	$(3,783)	$(16)	$(1,568)	$(1,584)

The accompanying notes are an integral part of these consolidated financial statements.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	YEAR ENDED JANUARY 3, 2021	YEAR ENDED DECEMBER 29, 2019
Cash flows from operating activities:
Net loss	$(19,714)	$(16,419)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	18,866	16,662
Foundry services obligation	(3,732)	(8,316)
Gain on sale of property and equipment	(1,124)	(159)
Amortization of debt issuance costs included in interest expense	1,661	1,719
Loss on debt extinguishment	1,434	—
Long-term incentive and unit-based compensation	2,640	4,174
Change in fair value of warrant liability	(780)	4,460
Change in fair value of contingent consideration	2,094	9,271
Cash paid for contingent consideration in excess of initial valuation	(7,296)	—
Deferred income taxes	2,387	(3,835)
Changes in operating assets and liabilities:
Accounts receivable	31,452	(42,467)
Inventories	(11,175)	2,036
Other assets and prepaid expenses	(9,411)	(1,963)
Accounts payable	483	(595)
Accrued expenses	11,601	(2,031)
Deferred revenue	74,578	49,586
Income tax receivable & payable	2,231	(1,200)

Net cash provided by operating activities	96,195	10,923

Cash flows from investing activities:
Purchase of software and licenses	(4,085)	(511)
Proceeds from sale of property and equipment	1,676	1,598
Purchases of property and equipment	(85,768)	(8,455)

Net cash used in investing activities	(88,177)	(7,368)

Cash flows from financing activities:
Proceeds from term loan	—	5,472
Repayment of term loan	(38,270)	(3,018)
Cash paid for term loan extinguishment	(405)	—
Net (repayment on) proceeds from line of credit	(12,380)	8,037
Net proceeds from Revolver	32,303	—
Proceeds from Financing	39,000
Proceeds from Paycheck Protection Program loan	6,453	—
Cash paid for debt issuance costs	(5,182)	(68)
Proceeds from exercise of Common Unit options	31	—
Repurchase of warrants	(14,000)
Repurchase of Common Units	(4,085)	—
Cash paid for offering costs	(2,183)	—
Cash paid for contingent consideration	(3,998)	(9,871)
Distributions to VIE member	(2,471)	—

Net cash provided by (used in) financing activities	(5,187)	552

Net change in cash and cash equivalents	2,831	4,107
Cash and cash equivalents—beginning of period	4,605	498

Cash and cash equivalents—end of period	$7,436	$4,605

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$4,444	$4,733
Income taxes	$149	$1,383

Supplemental disclosures of noncash investing and financing activity:
Capital expenditures incurred, not yet paid	$15,614	$6,903

The accompanying notes are an integral part of these consolidated financial statements.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

Note 1 NATURE OF BUSINESS

CMI Acquisition, LLC (“CMI”), together with its consolidated subsidiaries (“we”, “us”, “our”, or “SkyWater”), is a U.S.-owned, independent, pure-play technology foundry that provides a broad range of Wafer Services for volume manufacturing based on proprietary technology for high-growth markets and co-develops process technology intellectual property which enables disruptive technologies, with its Advanced Technology Services.

EMERGING GROWTH COMPANY STATUS

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are (1) no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (1) the last day of the first fiscal year (A) following the fifth anniversary of the completion of this offering, (B) in which our total annual gross revenue is at least $1.07 billion or (C) when we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Note 2 BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The consolidated financial statements are presented in thousands of U.S. dollars (except unit and per unit information) in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

PRINCIPLES OF CONSOLIDATION

Our consolidated financial statements include our assets, liabilities, revenues, and expenses, as well as the assets, liabilities, revenues, and expenses of subsidiaries in which we have a controlling financial interest, SkyWater Technology Foundry, Inc. (“SkyWater Technology Foundry”) and SkyWater Federal, LLC (“SkyWater Federal”), and variable interest entities (“VIE”) for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated statements of operations, members’ equity (deficit) and cash flows are for the years ended January 3, 2021 and December 29, 2019. Our fiscal year ends on the Sunday closest to the end of the calendar year. The years ended January 3, 2021 and December 29, 2019 contained 53 weeks and 52 weeks, respectively.

USE OF ESTIMATES

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management evaluates these estimates and judgments on an ongoing basis and bases its estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. Actual results could differ from those estimates.

COVID-19

In March 2020, the World Health Organization declared the novel coronavirus 2019 (“COVID-19”) outbreak a global pandemic. The COVID-19 pandemic continues to spread throughout the United States and the world, with the

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

continued potential for significant impact. Our business has been adversely affected by the effects of COVID-19. We implemented modifications to employee travel and employee work locations, as required in some cases by federal, state and local authorities, which has had a negative impact on employee productivity. Because we have manufacturing operations, we may be vulnerable to an outbreak of a new coronavirus or other contagious diseases. Although we have not experienced a shutdown of our manufacturing operations, the effects of such an outbreak could include the temporary shutdown of our facilities or the operations of our customers, disruptions or restrictions on the ability to ship our products to our customers as well as disruptions that may affect our suppliers. Any disruption of our ability to manufacture or distribute our products, the ability of our suppliers to deliver key components on a timely basis, or our customers’ ability to order and take delivery of our products could have a material adverse effect on our sales and operating results. The future broader implications of the pandemic remain uncertain and will depend on certain future developments, including the duration, scope and severity of the pandemic and the availability and effectiveness of vaccines.

OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

Operating segments are identified as components of an enterprise about which separate financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment.

The following table discloses revenue by country as determined based on the customer address:

	FOR THE YEARS ENDED
	JANUARY 3, 2021	DECEMBER 29, 2019
United States	$118,480	$115,874
Canada	9,138	13,286
All others	12,820	7,565

	$140,438	$136,725

All of our long-lived assets are located in the United States.

NET LOSS PER UNIT

Basic net loss per unit is calculated by dividing the net loss by the weighted-average number of Preferred Class B Units outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per unit is computed by dividing the net loss by the weighted-average number of Preferred Class B Units and potentially dilutive securities outstanding for the year determined using the treasury-stock method. Due to the exercise of Common Unit options in December 2020 near the end of our fiscal year, an immaterial amount of earnings was allocated to the Common Units for the year ended January 3, 2021. This amount was not shown in our net loss per unit calculations due to the insignificant effect on the reported amounts.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

The following table sets forth the computation of basic and diluted net loss per unit:

	FOR THE YEARS ENDED
	JANUARY 3, 2021	DECEMBER 29, 2019
Numerator:
Net loss attributable to CMI Acquisition, LLC	$(20,617)	$(16,419)
Denominator:
Weighted-average units outstanding	18,000,000	18,000,000

Weighted-average units used to compute net loss per unit, basic and diluted	18,000,000	18,000,000

Basic and diluted net loss per unit	$(1.15)	$(0.91)

Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits. We have not experienced any losses in our deposit accounts.

ACCOUNTS RECEIVABLE

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the need for an allowance for doubtful accounts by identifying troubled accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. We did not have an allowance for doubtful accounts at January 3, 2021 or December 29, 2019.

INVENTORIES

Inventories consist of wafer raw materials, work in process, and supplies and spare parts. Cost is determined on the first-in, first-out basis. Raw materials are stated at weighted-average cost, while work in process inventory is stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Supplies and spare parts are measured at cost and expensed when utilized. Supplies and spare parts are classified as Inventory if expected use is within one year. Supplies and spare parts not expected to be used within one year are classified as Other assets in our consolidated balance sheets.

DEFERRED OFFERING COSTS

Deferred offering costs are capitalized and consist of fees incurred in connection with the anticipated sale of units in an initial public offering (“IPO”) and include legal, accounting, printing, and other IPO-related costs. Upon completion of an IPO, these deferred costs will be reclassified to equity and recorded against the proceeds from the offering. In the event an IPO is terminated or significantly delayed, the deferred offering costs would be expensed in the period of termination as a charge to operating expenses in the consolidated statement of operations. The balance of deferred offering costs included within Prepaid assets and other current assets at January 3, 2021 was $2,183. As of December 29, 2019, we had not incurred any IPO-related costs.

PROPERTY AND EQUIPMENT

Property and equipment acquired in the normal course of business are initially recorded at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

incurred. When equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in our consolidated statement of operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which are generally seven years for machinery and equipment and 25 years for buildings.

INTANGIBLE ASSETS

Our intangible assets consist of a customer list, software and licenses, initially recorded at cost. Amortization is computed using the straight-line method over an estimated useful life of 4.25 years for the customer list and 3 to 6 years for software and licenses.

IMPAIRMENT OF LONG-LIVED ASSETS

We review our long-lived assets, including property and equipment and intangible assets, to determine potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability is measured by comparing the carrying amount of the asset group with the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of long-lived assets. Management determined that there was no impairment of long-lived assets during the years ended January 3, 2021 and December 29, 2019.

DEFERRED DEBT ISSUANCE COSTS AND DEBT DISCOUNT

Deferred debt issuance costs and debt discounts consist of costs incurred in relation to obtaining our long-term debt and line of credit. These costs are amortized over the life of the related agreements using the effective interest method or on a basis which approximates the effective interest method. The amortization of these costs is included in interest expense. The unamortized debt issuance costs and debt discount are presented as a direct reduction from the outstanding borrowings in our consolidated balance sheet. Unamortized deferred debt issuance costs and debt discount at the time of an extinguishment of debt are charged to interest expense, as are third party costs of a modification.

CONTINGENT CONSIDERATION

In connection with our acquisition of the business from Cypress Semiconductor Inc. (“Cypress”), the purchase price of the acquisition was allocated to assets acquired and liabilities assumed and did not result in any goodwill being recorded. We recorded a contingent consideration liability of $24,900 for the future estimated earn-out/royalties owed on Advanced Technology Services revenues, at fair value as of the acquisition date in March 2017. For each reporting period thereafter, we revalue future estimated earn-out payments and record the changes in fair value of the liability in our consolidated statements of operations.

The royalties represent a declining percentage of revenue generated by the sale of Advanced Technology Services through 2021, and are paid quarterly. The fair value of the contingent consideration royalty liability is the present value of the amount expected to be paid and is based on the forecast of revenue for Advanced Technology Services. The present value of royalties expected to be paid in the 12 months following year-end are classified as a current liability. See Note 11, Fair Value Measurements, for fair value measurements related to the contingent consideration.

Royalties of $11,294 and $9,871 were paid during the years ended January 3, 2021 and December 29, 2019, respectively. During the same periods, we recorded royalty expense of $2,094 and $9,271 to reflect the change in fair value of the contingent consideration obligation in our consolidated statements of operations.

FOUNDRY SERVICES OBLIGATION

The foundry services agreement (“FSA”) obligation relates to a take-or-pay supply contract for us to provide semiconductor wafers to our main customer for a period of 40 months starting March 1, 2017, the date we acquired the business from Cypress. The contract obligation results from fixed pricing in the supply contract and a deferred volume discount that were determined to be out of market. The fair value of the FSA was estimated to be an

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

obligation of $26,200, as of March 1, 2017, using the income approach and is not subsequently remeasured. The volume discount portion of the liability is recognized as revenue to offset the volume discounts made by us, while the fixed priced portion of the liability is amortized to revenue monthly using the straight-line method. The FSA obligation ended in June 2020.

VARIABLE INTEREST ENTITIES

We evaluate whether an entity is a VIE based on the sufficiency of the entity’s equity at risk and by determining whether the equity holders have the characteristics of a controlling financial interest. To determine if we are the primary beneficiary of a VIE, we assess whether we have the power to direct the activities that most significantly impact the economic performance of the entity as well as the obligation to absorb losses or the right to receive benefits that may be significant to the entity. These determinations are both qualitative and quantitative, and they require us to make judgments and assumptions about the entity’s forecasted financial performance and the volatility inherent in those forecasted results. We regularly review all existing entities for events that may result in an entity becoming a VIE or us becoming the primary beneficiary of an existing VIE. See Note 15, Variable Interest Entities.

Non-controlling interests reported in members’ equity (deficit) on the consolidated balance sheets represent the ownership interests in the consolidated VIE held by entities or persons other than CMI.

REVENUE RECOGNITION

Revenues are recognized when control of the promised goods or services are transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. To recognize revenues, we apply the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenues when or as we satisfy a performance obligation. We account for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. At contract inception, we apply judgment in determining the customer’s ability and intention to pay amounts entitled to us when due based on a variety of factors including the customer’s historical payment experience. See below and Note 4, Revenue, for further discussion of our revenue characteristics.

Performance Obligations

We primarily derive revenue from two sources: the sale of wafers (Wafer Services) and the sale of non-recurring engineering services (Advanced Technology Services).

Wafer Services

Wafers are goods that are generally customer specific, highly customized and have no alternative use to us. For most of our contracts, we have determined that we do not have an enforceable right to obtain payment for performance completed to date plus a reasonable margin should a customer cancel an incomplete contract for reasons other than a failure by us to perform as promised. Accordingly, revenue from the sale of wafers is recognized at a point in time when control of the goods is transferred to the customer, which occurs upon shipment or receipt by the customer, depending on the contract terms. Invoices are generally issued upon shipment of the goods and payable within 30 days.

For those contracts where we have determined that we do have an enforceable right to obtain payment for performance completed to date plus a reasonable margin, revenue is recognized over time using an input method based on costs incurred, which faithfully depicts the progress to meet our obligations under the contract.

Advanced Technology Services

Our Advanced Technology Services result in the customer simultaneously receiving and consuming the benefits provided by our performance because the customer has contractual rights to obtain the engineering, design and development processes in progress and could complete the services on their own or through a third party. Thus,

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

revenue is recognized over time as we perform. Revenue from the sale of Advanced Technology Services is generated from two types of contracts:

1) Time-and-materials contracts (“T&M”)

Under T&M contracts, revenue is recognized over time using the right to invoice practical expedient, as the invoiced amount reflects the value transferred to the customer for performance completed to date for which we have a right to payment. Invoices are generally issued monthly and payable within 30 days.

2) Fixed priced research and development contracts (“Fixed Price”)

For Fixed Price contracts, revenue is recognized over time using an output method based on surveys of performance completed to date or contractual milestones if they correlate directly with the progress to satisfy our performance obligation. We have an enforceable right to payment for the performance of work completed up to contractually agreed upon milestones. Invoices are issued based on the milestones outlined in the contract, which are generally payable within 30 days.

We generally expense incremental costs of obtaining a contract when the amortization period would be less than one year. We made an accounting policy election to exclude from the measurement of revenues any sales or similar taxes collected from customers. We also elected to include freight and handling costs in cost of sales and treat shipping, after control transfers to the customer, as a fulfillment activity.

In the normal course of business, we do not accept product returns unless the item is defective as manufactured. We generally warrant our products against defects for a period of one year and that product warranty is generally limited to a refund of the original purchase price of the product or a replacement. We do not offer an incremental service-type warranty on a standalone basis apart from providing assurance that the product will function as intended. Warranty returns have been historically insignificant and as such no allowance for future returns is recorded in the financial statements.

ADVERTISING COSTS

We expense advertising costs as they are incurred. Advertising expense for the years ended January 3, 2021 and December 29, 2019 totaled $268 and $96, respectively.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. Research and development costs include all costs incurred related to internal technology and process improvements and non-customer funded technology transfers.

LICENSED TECHNOLOGY

We license technology and pay royalties based on the revenue of the related products sold by us. Royalties are expensed as incurred and included in cost of sales in our consolidated statements of operations.

EMPLOYEE UNIT OPTION PLAN

Unit-based compensation cost under the employee unit option plan is measured at the grant date of options to employees, based on the fair value of the award, and is recognized as expense over the requisite service period. Forfeitures reduce compensation expense in the period they occur.

We use the Black-Scholes option-pricing model to measure the grant-date-fair-value of unit-based awards. The Black-Scholes model requires certain assumptions to determine an award’s fair value, including expected term, risk-free interest rate, expected volatility, expected dividend yield and fair value of underlying Common Unit.

INCOME TAXES

We are taxed as a C corporation. Income taxes are accounted for under the liability method. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities and

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We recognize interest and penalties on the income tax expense line in our consolidated statement of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (“Topic 842”). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The standard is effective for public business entities for fiscal years beginning after December 15, 2018. As an emerging growth company, we intend to adopt the new standard on January 3, 2022 for our year ending January 1, 2023. However if we lose our emerging growth company status prior to our intended adoption date, we may be required to adopt the new standard in the year we lose such status. We do not expect adopting Topic 842 will have a material impact on our consolidated financial statements.

In June 2016, the FASB issued a new credit loss accounting standard, ASU 2016-13, Current Expected Credit Losses (“Topic 326”). This guidance replaces the current allowance for loan and lease loss accounting standard and focuses on estimation of expected losses over the life of the loans instead of relying on incurred losses. The standard is effective for certain public business entities for fiscal years beginning after December 15, 2019. As an emerging growth company, we intend to adopt the new standard on January 2, 2023 for our year ending December 31, 2023. However if we lose our emerging growth company status prior to our intended adoption date, we may be required to adopt the new standard in the year we lose such status. We do not expect adopting Topic 326 will have a material impact on our consolidated financial statements.

SUBSEQUENT EVENTS

Through our newly created subsidiary, SkyWater Florida, Inc., we entered into several agreements on January 25, 2021 with the government of Osceola County, Florida (“Osceola”) and ICAMR, Inc., a Florida non-profit corporation (“BRIDG”), to operate the Center for NeoVation (“CfN”), a semiconductor research and development and manufacturing facility. These agreements included a technology and economic development agreement (the “TED Agreement”), a lease agreement (the “CfN Lease”) and a semiconductor line operation agreement (the “LOA”). Under the TED Agreement and the CfN Lease, we agreed to operate the CfN, including certain semiconductor manufacturing equipment, and an advanced water treatment facility currently owned by Osceola for a period of at least 23 years for a lease payment of $1.00 per year. During the period of the CfN Lease, we are responsible for taxes, utilities, insurance, maintenance and operation of those assets. We may terminate the TED Agreement and CfN Lease with 18 months’ notice. In the event we terminate the agreements, we would be required to continue to operate the center until we find a replacement operator or the 18 months expire and may be required to make a payment of up to $15,000 to Osceola.

We intend to account for the CfN Lease as a lease. Given the nominal minimum lease payments required under the lease ($23.00), no assets will initially be recognized on our consolidated balance sheet. As we perform under the agreements, expenses we incur and any revenue we are able to generate from the operations of the center and advanced water treatment facility will be included in our consolidated statements of operations as they are incurred or earned. If we are able to reach and maintain full capacity in the center (as defined) for a minimum period of 20 years, Osceola will convey the land, buildings and equipment to us for no consideration at the end of the CfN Lease. At such time that we believe the conveyance of the land, buildings and equipment is reasonably assured, we will record those assets on our consolidated balance sheet at fair value and record a corresponding deferred gain. We will subsequently amortize the depreciable assets over their remaining economic life and recognize an equivalent amount of income from the amortization of the deferred gain.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

In connection with the TED Agreement and CfN Lease, we executed an LOA with BRIDG. Under the LOA, we agreed to provide engineering and test wafer services as requested by BRIDG based on our standard hourly and activity-based rates, which we intend to account for as revenue over time as we perform. In addition, we agreed to provide BRIDG access to the cleanrooms in the facilities that are subject to the TED Agreement and the CfN Lease for a fee of $15,000. We intend to account for the access fee as a stand-ready obligation with revenue recognized ratably over 33 months, the life of BRIDG’s third-party contracts for which we are a subcontractor.

Subsequent events have been evaluated for recognition or disclosure through March 22, 2021, the date the consolidated financial statements were issued.

Note 4 REVENUE

On March 6, 2020, we executed a contract for total consideration of $32,431 that includes the sale of equipment and the right to use of a portion of our existing facility to produce wafers using the customer’s equipment. We determined that the contract had one performance obligation related to the sale of the equipment to the customer and the installation of the customer’s equipment in our facility, and a lease component for the right to use our facility. The contractual amounts that relate to revenue from contracts with customers and the lease were $11,431 and $21,000, respectively. We allocated the consideration to the equipment based on estimated standalone selling prices. We are recognizing the revenue allocated to the equipment at the point in time in which control passes to the customer. We are recognizing revenue from the lease component over the estimated term of the lease – or 4.5 years.

During 2019, we signed a long-term contract for $79,783 that includes funding for additional manufacturing capacity (expansion of existing facilities and the purchase of new equipment). On March 17, 2020, we executed a contract modification to amend this contract for additional consideration of $25,642. Under the original contract, the customer (1) has a first right of refusal to future manufacturing capacity and product that is discounted over a period of approximately five years, which represents a material right and (2) purchased certain Advanced Technology Services. Advanced Technology Services will be completed over a period of one to two years and revenue allocated to the Advanced Technology Services performance obligation are recognized over time as the performance obligation is satisfied. Consideration allocated to the material right will be recognized when or as the options are exercised or expire, which is expected to occur over the estimated period in which the customer can exercise its option and benefit from purchasing discounted product. The customer, therefore, has a right to acquire a finite number of goods at a discount over the five-year period and such right is either exercised or expires over that term. Our customer’s ability to exercise its option to acquire product at a discount will begin once the expansion is completed and continue for a period of approximately five years.

Through the 2020 modification, the customer executed options for additional equipment commitments that we will own, which will increase our capacity to provide discounted product, and to extend the material right within the contract from five to seven years. We allocated the additional consideration from the modification to the existing performance obligations based upon our use of observable inputs that faithfully depict the selling price of the promised goods or services if we sold them separately to a similar customer.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

DISAGGREGATED REVENUE

The following table discloses revenue by product type and the timing of recognition of revenue for transfer of goods and services to customers (point-in-time or over time):

	FOR THE YEAR ENDED JANUARY 3, 2021			FOR THE YEAR ENDED DECEMBER 29, 2019
	POINT IN TIME	OVER TIME	TOTALS	POINT IN TIME	OVER TIME	TOTALS
Wafer Services	$46,019	$—	$46,019	$72,413	$1,395	$73,808
Advanced Technology Services
T&M	—	64,155	64,155	—	47,037	47,037
Fixed Price	—	29,476	29,476	—	14,231	14,231

Total revenue from contracts with customers	$46,019	$93,631	139,650	$72,413	$62,663	135,076
Lease revenue			389			—
Other revenue recognized from foundry services obligation			399			1,649

Total revenue			$140,438			$136,725

DEFERRED CONTRACT COSTS

We recognize an asset for the incremental costs of obtaining a contract with a customer (i.e., deferred contract costs) when costs are considered recoverable and the duration of the contract is in excess of one year. We amortize such deferred costs as the related revenue is recognized. We recognized amortization of deferred contract costs in our consolidated statements of operations totaling $462 and $0 for the years ended January 3, 2021 and December 29, 2019, respectively. In our consolidated balance sheet, the current portion of deferred contract costs is included in Prepaid assets and other current assets, while the non-current portion of deferred contract costs is included in Other assets.

CONTRACT ASSETS

Contract assets represent the satisfaction of over time performance obligations in advance of when we have the ability to invoice the customer. Contract assets are included in Accounts receivable, net in our consolidated balance sheets as follows:

Balance at December 30, 2018	$—
Increase due to revenue recognized in advance of customer billings	172

Balance at December 29, 2019	172
Transfers to accounts receivable, net	(15,505)
Increase due to revenue recognized in advance of customer billings	23,480

Balance at January 3, 2021	$8,147

CONTRACT LIABILITIES

Contract liabilities represent payments from customers for which performance obligations have not yet been satisfied. In some instances, cash may be received, or payment may be contractually due by a customer before the related revenue is recognized. The current and long-term portions of contract liabilities are included in Deferred revenue on our consolidated balance sheets.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

The contract liabilities and other significant components of deferred revenue are as follows:

	JANUARY 3, 2021			DECEMBER 29, 2019
	CONTRACT LIABILITIES	DEFERRED LEASE REVENUE	TOTAL DEFERRED REVENUE	CONTRACT LIABILITIES	DEFERRED LEASE REVENUE	TOTAL DEFERRED REVENUE
Current	$25,986	$4,667	$30,653	$2,980	$—	$2,980
Long-term	79,455	15,944	95,399	48,494	—	48,494

Total	$105,441	$20,611	$126,052	$51,474	$—	$51,474

Significant changes in contract liabilities are as follows:

Balance at December 30, 2018	$2,056
Revenue recognized included in the balance at the beginning of the period	(216)
Increase due to payments received, excluding amounts recognized as revenue during the year	49,634

Balance at December 29, 2019	51,474
Revenue recognized included in the balance at the beginning of the period	(1,553)
Increase due to payments received, excluding amounts recognized as revenue during the year	55,520

Balance at January 3, 2021	$105,441

REMAINING PERFORMANCE OBLIGATIONS

As of January 3, 2021, we had approximately $88,173 of transaction price allocated to remaining performance obligations that are unsatisfied (or partially satisfied) on contracts with an original expected duration of one year or more, which are primarily related to Advanced Technology Services contracts. We expect to recognize those remaining performance obligations as follows:

Within one year	$8,711
From one to two years	15,326
From two to three years	12,827
After three years	51,309

Total	$88,173

We do not disclose the value of remaining performance obligations for contracts with an original expected duration of one year or less. Further, we do not adjust the promised amount of consideration for the effects of a significant financing component if we expect, at contract inception, that the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

CONTRACT ESTIMATES

Pricing is established at or prior to the time of sale with our customers, and we record sales at the agreed-upon selling price. The terms of a contract and historical business practices can, but generally do not, give rise to variable consideration. We estimate variable consideration at the most likely amount we will receive from customers. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized for such transaction will not occur, or when the uncertainty associated with the variable consideration is resolved. In general, variable consideration in our contracts relates to the entire contract. As a result, the variable consideration is allocated proportionately to all performance obligations. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us at contract inception. There are no significant instances where variable consideration is constrained and not recorded at the initial time of sale.

CONTRACT MODIFICATIONS

When contracts are modified to account for changes in contract specifications and requirements, we consider whether the modification either creates new, or changes existing, enforceable rights and obligations. Contract modifications that are for goods or services that are not distinct from the existing contract, due to the significant integration with the original product or service provided, are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price, and our measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) under the cumulative catch-up method. When the modifications include additional performance obligations that are distinct and at a relative stand-alone selling price, they are accounted for as a new contract and performance obligation and recognized prospectively. We had one significant contract modification during the year ended January 3, 2021 as noted above. However, this contract modification did not result in an adjustment to previously recognized revenue. We had no significant contract modifications during the year ended December 29, 2019.

Note 5 BALANCE SHEET INFORMATION

Certain significant amounts included in our consolidated balance sheets consist of the following:

Accounts receivable, net:

	JANUARY 3, 2021	DECEMBER 29, 2019
Trade accounts receivable	$21,357	$60,991
Unbilled revenue (contract assets)	8,147	172
Note receivable	230	—
Employee note receivable	222	—
Other receivables	39	284

Total accounts receivable, net	$29,995	$61,447

On December 31, 2020, we entered into a note receivable with a key employee for $222. The note may be repaid any time prior to its maturity date of March 31, 2022 and bears interest at 6%.

Inventories:

	JANUARY 3, 2021	DECEMBER 29, 2019
Raw materials	$1,463	$1,274
Work-in-process	19,719	9,652
Supplies and spare parts	5,987	5,068

Total inventories - current	27,169	15,994
Supplies and spare parts classified as other assets	1,949	2,427

Total inventories	$29,118	$18,421

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

Prepaid assets and other current assets:

	JANUARY 3, 2021	DECEMBER 29, 2019
Prepaid expenses	$2,761	$1,925
Tax receivable	—	521
Equipment purchased for customers (1)	5,343	—
Deferred contract costs	1,647	—
Deferred offering costs	2,183	—
Other	38	25

Total prepaid assets and other current assets	$11,972	$2,471

(1)

In connection with a customer contract as more fully described in Note 4, Revenue, we acquired equipment for the customer that we will install and calibrate in our facility. Prior to the customer obtaining ownership and control of the equipment, we recorded costs incurred to date within prepaid assets and other current assets.

Property and equipment, net:

	JANUARY 3, 2021	DECEMBER 29, 2019
Land	$5,396	$5,396
Buildings and improvements	85,197	30,400
Machinery and equipment	124,130	99,193
Fixed assets not yet in service	22,602	8,892

Total property and equipment, at cost	237,325	143,881
Less: Accumulated depreciation	(59,247)	(42,011)

Total property and equipment, net	$178,078	$101,870

Depreciation expense was $17,721 and $16,324 for the years ended January 3, 2021 and December 29, 2019, respectively.

Intangible assets consist of purchased software and licenses costs and a customer list from our acquisition of the business in 2017. Intangible assets are summarized as follows:

	JANUARY 3, 2021	DECEMBER 29, 2019
Customer list	$1,500	$1,500
Software and licenses	5,408	1,323

Total intangible assets, at cost	6,908	2,823
Less: Accumulated amortization	(2,347)	(1,202)

Total intangible assets, net	$4,561	$1,621

For the years ended January 3, 2021 and December 29, 2019, amortization of the customer list intangible asset charged to operations was $353 and amortization of software and licenses was $792 and $338, respectively. The

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

weighted average remaining amortization period for the customer list as of January 3, 2021 was one year. Remaining estimated aggregate annual amortization expense is as follows for the years ending:

AMORTIZATION EXPENSE
2021	$1,654
2022	1,041
2023	701
2024	422
2025	422
Thereafter	321

Total	$4,561

Other assets:

	JANUARY 3, 2021	DECEMBER 29, 2019
Supplies and spare parts	$1,949	$2,427
Deferred contract costs	2,049	—

Total other assets	$3,998	$2,427

Accrued expenses:

	JANUARY 3, 2021	DECEMBER 29, 2019
Accrued compensation	$6,315	$2,402
Accrued commissions	5,183	242
Accrued fixed asset expenditures	6,337	2,676
Accrued accounts payable	4,608	2,553
Other accrued expenses	3,053	2,361

Total accrued expenses	$25,496	$10,234

Note 6 DEBT

The components of debt outstanding are as follows:

	JANUARY 3, 2021	DECEMBER 29, 2019
Revolver, net of unamortized debt issuance costs of $1,537	$30,766	$—
Financing (by VIE), net of unamortized debt issuance costs of $3,458	35,381	—
Paycheck Protection Program loan	6,453	—
Revolving credit facility (Line of Credit), net of unamortized debt issuance costs of $391	—	11,990
Term Loan, net of unamortized debt issuance costs of $2,273	—	35,997

Total long-term debt	72,600	47,987
Less: current portion of long-term debt	(2,772)	(4,148)

Long-term debt, excluding current portion	$69,828	$43,839

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

REVOLVER

On December 28, 2020, we entered into an amended and restated revolving credit agreement (“Revolver”) of up to $65,000 that replaced the prior revolving credit agreement (“Line of Credit”) and our term loan agreement (“Term Loan”), both dated October 23, 2018. Under the agreement, the facility is available on a revolving basis, subject to availability under a borrowing base consisting of a percentage of eligible accounts receivable, inventory and owned equipment. The Revolver can be repaid and borrowed again at any time without penalty or premium until the maturity date of December 28, 2025. The Revolver is available for issuance of letters of credit to a specified limit of $10,000.

Under the Revolver, we can elect the base rate (greatest of the federal funds rate plus 0.5%, LIBOR for a one-month period plus 1%, or the institution’s prime rate) or LIBOR for a period of one, two, three or six months as selected by us, plus a margin depending on the amount of borrowings outstanding. We will also pay a commitment fee equal to 0.25% to 0.375% of the average commitment not utilized, depending on the amount not utilized. Interest payments are due monthly.

The Revolver includes a financial covenant that requires us to maintain a fixed charge coverage ratio of at least 1.1 to 1.0 on a rolling twelve-month basis. The fixed charge coverage ratio included in our credit agreement is defined as (A) earnings before interest, taxes, depreciation and amortization (“EBITDA”), less unfinanced capital expenditures, divided by (B) fixed charges, which are generally defined as cash interest and income taxes, scheduled principal payments on loans and contingent consideration arrangements, and restricted payments such as dividends. EBITDA, as defined, includes adjustments for such items as unusual gains or losses, equity-based compensation and management fees, as well as other adjustments. The Revolver also includes a financial covenant that requires us to maintain a leverage ratio of no greater than 3.5 to 1.0 on a rolling twelve-month basis measured quarterly. On January 2, 2022, the ratio decreases to 3.0 to 1.0 through the remainder of the agreement. The leverage ratio included in our credit agreement is defined as our funded indebtedness as of the measurement date divided by our EBITDA for the twelve-month period as of the measurement date.

The Revolver agreement contains covenants, including restrictions on indebtedness, liens, mergers, consolidations, investments, acquisitions, disposition of assets, and transactions with affiliates. Dividends, redemptions and other payments on equity (restricted payments) are limited to (1) restricted payments to the loan parties, (2) declaring and making dividend payments or other distributions payable solely in capital stock, (3) so long as no default or event of default exists or would result therefrom, we may pay management fees and compensation to our principal shareholder not exceeding an agreed upon amount in any fiscal year, and (4) so long as no default or event of default exists or would result therefrom, we may redeem up to $5,000 of Class B Preferred Units, $10,200 of Common Units and our warrant liability. Customary events of default (with customary grace periods, notice and cure periods and thresholds) include payment default, breach of representation in any material respect, breach of certain covenants, default to material indebtedness, bankruptcy, ERISA violations, material judgments, change in control and termination or invalidity of guaranty or security documents.

The Revolver is secured by a security interest in substantially all of our accounts receivable, inventory and equipment.

We incurred third-party transaction costs of $884 and fees paid to the lender of our Revolver of $488, which we recognized, along with the $175 of prior unamortized debt issuance costs from the Line of Credit, as debt issuance costs and are amortizing as additional interest expense over the life of the Revolver.

The outstanding balance of our Revolver was $32,303 as of January 3, 2021 at an interest rate of 3%. Our remaining availability under the Revolver was $21,577 as of January 3, 2021.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

FINANCING

On September 30, 2020, the VIE which we consolidate (see Note 14, Related Party Transactions, and Note 15, Variable Interest Entities) entered into a loan agreement with Citi Real Estate Fund for $39,000 (the “Financing”). The Financing is repayable in equal monthly installments of $194 over 10 years, with the balance payable at the maturity date of October 6, 2030. The interest rate under the Financing is fixed at 3.44%. The Financing is guaranteed by our principal owner, who is also the sole equity member of the VIE.

The Financing includes a financial covenant that requires our VIE to maintain a debt service coverage ratio of at least 1.2 to 1.0. The debt service coverage ratio included in the loan agreement is defined as (A) underwritable cash flow to (B) the aggregate amount of debt service which would be due for the 12-month period immediately preceding the date of calculation. Underwritable cash flow is equal to the sum of gross rents we are paying to the VIE plus the trailing 12 months operating income, less the trailing 12 months operating expenses. The Financing also includes a financial covenant for CMI to maintain an EBITDAR ratio of at least 5.0 to 1.0. EBITDAR is the quotient (calculated based on a trailing 12-month basis) of (i) our annual earnings before interest, taxes, depreciation, amortization and restructuring or rent costs, divided by (ii) the amount of gross rents we pay. The loan agreement contains covenants, including restrictions on indebtedness, liens, mergers, investments, acquisitions, disposition of assets, and transactions with affiliates, and requirements to provide quarterly and annual financial information for us and our VIE and to maintain a manager for the property. Customary events of default (with customary grace periods, notice and cure periods and thresholds) include payment default, breach of representation in any material respect, breach of certain covenants, default to material indebtedness, bankruptcy, material judgments, and change in control.

The Financing is secured by a security interest in the land and building which was the subject of the sale-leaseback transaction (see Note 14, Related Party Transactions – Sale-Leaseback Transaction).

Our VIE incurred third-party transaction costs of $65, which are recognized as debt issuance costs and are amortizing as additional interest expense over the life of the Financing. We incurred additional third-party transaction costs of $3,487, which are recognized as debt issuance costs and are amortizing as additional interest expense over the life of the Financing.

PAYCHECK PROTECTION PROGRAM

On April 18, 2020, we received proceeds of $6,453 pursuant to a loan from TCF Bank under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Association, provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loan is evidenced by a promissory note, which contains customary events of default relating to, among other things, failure to make payment, bankruptcy, breaches of representations and material adverse effects.

Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the program. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. No assurance is provided that we will obtain forgiveness of the PPP loan in whole or in part. The PPP loan bears interest at a rate of 1% per annum. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties.

LINE OF CREDIT

On October 23, 2018, we entered into a revolving credit agreement (“Line of Credit”) up to $20,000 that replaced the prior secured asset-based revolving credit agreement (the “Prior ABL”). Under the agreement, the facility was available on a revolving basis, subject to availability under a borrowing base consisting of 85% to 90% of eligible accounts receivable and 65% of eligible inventory. The Line of Credit could be repaid and borrowed again at any time without penalty or premium until the maturity date of October 23, 2021. The Line of Credit was available for issuance of letters of credit to a specified limit of $10,000. The interest rate on the Line of Credit as of

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

December 29, 2019 was 6.25%. We also paid a commitment fee equal to 0.25% to 0.375% of the average commitment not utilized, depending on the amount not utilized. Interest payments were due monthly.

In connection with the Revolver as noted above, amounts owed under our Line of Credit totaling $2,752 of principal and accrued interest were rolled over into the Revolver and our Line of Credit was discontinued. We accounted for the amendment of our Line of Credit as a modification with the remaining unamortized debt issuance costs of $175 recognized as debt issuance costs of our Revolver.

TERM LOAN

On October 23, 2018, we entered into a $36,500 new term loan agreement (“Term Loan”) that replaced the prior senior secured term note facility. Subject to satisfaction of certain conditions, we could increase the amount of the revolving loans available under the Term Loan in an amount not to exceed an incremental $6,000 in the aggregate. In March 2019 and July 2019, we borrowed an additional $4,000 and $1,472, respectively.

The Term Loan was repayable in equal quarterly installments, with the balance payable at the maturity date of October 23, 2021. We were required to make principal prepayments to the lender for certain proceeds of disposition of assets and for extraordinary receipts. We could prepay the loan at any time, subject to a prepayment penalty of 3% in the first year of the loan, 2% in the second year and 1% in the final year.

Under the Term Loan agreement, interest was due based on three-month LIBOR plus applicable margins. The interest rate as of December 29, 2019 was 5.4% on the first $7,500 borrowed and 11.4% on the remaining balance.

The Line of Credit and Term Loan were secured by a security interest in substantially all of our assets.

In connection with the sale-leaseback transaction on September 29, 2020 as more fully described in Note 14, Related Party Transactions, we were required by the conditions of our Term Loan to amend the Term Loan agreement and make a prepayment of principal amounting to $6,348 resulting from the reduction in our borrowing base. We also incurred expenses of $182 to finalize the amendment. We accounted for the prepayment as a partial extinguishment of our Term Loan and recognized a loss of $223 in our consolidated statement of operations consisting of a partial write-off of unamortized debt issuance costs and fees paid to our lender.

In connection with the Revolver as noted above, we repaid all outstanding amounts owed under our Term Loan totaling $27,774 of principal, $161 of accrued interest and incurred $278 of prepayment penalties. We accounted for the repayment of our Term Loan as an extinguishment and recognized a loss of $1,211 in our consolidated statement of operations consisting of a write-off of unamortized debt issuance costs of $933 and the prepayment penalties paid to our Term Loan lender.

COVENANTS

As of January 3, 2021, we were not in compliance with the fixed charge coverage ratio and leverage ratio covenants related to the Revolver. On March 19, 2021, we were granted a waiver from the lender related to these financial covenants. The amendment modified those ratios and we are no longer in an event of default. Based on these modifications, we are in full compliance with the Revolver covenant requirements. Our VIE was in compliance with the financial covenants related to the Financing. No financial covenants exist related to the PPP loan.

MATURITIES

As of January 3, 2021, the Revolver is due in December 2025. The Financing is repayable in equal monthly installments of $194 over 10 years, with the balance payable at the maturity date of October 6, 2030. If we are required to repay the PPP loan, monthly principal and interest payments of $363 begin in August 2021 and

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

continue until July 2023. Future principal payments of our Revolver, PPP loan and consolidated VIE’s Financing, excluding unamortized debt issuance costs, are as follows:

2021	$2,772
2022	5,333
2023	1,422
2024	1,094
2025	33,440
Thereafter	33,534

Total	$77,595

Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt and fund working capital, and planned capital expenditures) with operating cash flows, borrowings under credit facilities, and proceeds from the term loans. Our ability to execute our operating strategy is dependent on our ability to continue to access capital through our Revolver and other sources of financing and if we were unable to obtain financing on reasonable terms, this may impact our ability to execute our operating strategy.

Note 7 INCOME TAXES

The components of income tax (benefit) expense are as follows:

	FOR THE YEARS ENDED
	JANUARY 3, 2021	DECEMBER 29, 2019
Current:
Federal	$1,499	$252
State	1,033	24

Total current tax expense	2,532	276
Deferred:
Federal	2,777	(3,604)
State	(390)	(231)

Total deferred tax benefit	2,387	(3,835)

Income tax expense (benefit)	$4,919	$(3,559)

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

A reconciliation between the income tax provision and the amount computed by applying the statutory federal tax rate to loss before income taxes is as follows:

	FOR THE YEARS ENDED
	JANUARY 3, 2021	DECEMBER 29, 2019
Taxes at U.S. statutory tax rate	$(3,107)	$(4,249)
State income taxes, net of federal income tax benefit	(297)	(309)
Permanent differences	(97)	1,042
Federal tax credits	(281)	(281)
Remeasurement of deferred tax assets and liabilities	(58)	35
Change in valuation allowance	1,609	—
Equity-based compensation	(1,196)	—
Disallowed loss on sale-leaseback transaction	8,208	—
Non-controlling interest	(190)	—
Other	328	203

Income tax expense (benefit)	$4,919	$(3,559)

The significant components of deferred tax assets and liabilities are reflected in the following table:

	JANUARY 3, 2021	DECEMBER 29, 2019
Deferred tax assets:
Deferred compensation & accrued vacation	$787	$2,007
Foundry services obligation	—	91
Interest expense carry-over	—	2,382
Deferred revenue	16,198	451
Financing lease	7,689	—
Net operating loss and credit carryforwards	38	378
Other	552	71

Total deferred tax assets	25,264	5,380
Deferred tax liabilities:
Property & equipment	(31,713)	(10,765)
Intangible asset	—	(162)
Other	—	(124)

Total deferred tax liabilities	(31,713)	(11,051)

Net deferred tax liability	(6,449)	(5,671)

Valuation allowance	(1,609)	—

Net deferred tax liability after valuation allowance	$(8,058)	$(5,671)

Our federal net operating loss carryforwards do not expire. Federal net operating loss carryforwards are subject to limitation of 80% of taxable income in any given tax year beginning after December 31, 2020. Our state net operating loss carryforwards will expire in 2042 and are not subject to the aforementioned limitation. Section 163(j) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) limits our ability to deduct interest accrued or paid on indebtedness. The interest expense carry-over deferred tax asset does not expire but is subject to the

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

section 163(j) limit on an annual basis. Management assesses the available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations, to estimate whether sufficient future taxable income will be generated to permit the use of existing deferred tax assets. On the basis of this evaluation, a valuation allowance of $1,609 has been recorded as of January 3, 2021. No valuation allowance was recorded as of December 29, 2019.

On March 27, 2020, the CARES Act was enacted to provide economic relief to those impacted by the COVID-19 pandemic. The CARES Act made various tax law charges, including among other things: (i) modification to the federal net operating loss rules, including permitting federal net operating losses incurred in 2018, 2019 and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes; (ii) enhanced recoverability of AMT tax credit carryforwards; (iii) delayed payment of employer payroll taxes; (iv) increased the limitation on business interest expenses under IRC Section 163(j) for the 2019 and 2020 tax years to permit additional expensing of interest; and (v) enacted a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k). We have included the income tax impact of certain provisions of the CARES Act in the current year tax provision and balance sheet accounts.

We are not currently under examination by the Internal Revenue Service or in any state jurisdictions, but we may be subject to examination in these jurisdictions in the future. Our tax returns are open to examination for the years 2018 through 2020. We have analyzed our filing position with the Internal Revenue Service and all state tax jurisdictions where we file tax returns. We believe our income tax filing positions and deductions will be sustained on examination and do not anticipate any adjustments that will result in a material adverse effect on our financial condition, results of operations or cash flows. Pursuant to FASB authoritative guidance regarding accounting for tax uncertainties, no liability has been recorded for uncertain tax positions. As allowed under this guidance, we would accrue, if applicable, income tax related interest and penalties in income tax expense in our consolidated statement of operations. No interest and penalties were incurred during the years ended January 3, 2021 and December 29, 2019.

Note 8 WARRANT LIABILITY

We issued a warrant on March 1, 2017 to the lender in connection with a prior term loan. The warrant entitled the holder to purchase Class A Preferred Units representing ten percent of our outstanding units on the date of any exercise, with an exercise price of $0.01 per unit. The warrant was exercisable from the date of issuance through March 1, 2027. Upon full repayment of the Term Loan outstanding, the holder could tender the warrant and receive cash from us for the fair value of the warrant. Accordingly, we accounted for the fair value of the warrant as a liability, with the change in fair value during each reporting period being recognized under the caption Change in fair value of warrant liability in other income (expense) in our consolidated statements of operations. We valued the warrant by using 10% of the estimated total fair value of our equity using an option pricing model, deducting the total exercise price at $0.01 per unit, and then deducting a discount for lack of marketability. Our fair value was determined using (1) discounted projected future cash flows, using a weighted average cost of capital, and (2) our EBITDA multiple.

During the years ended January 3, 2021 and December 29, 2019, we recorded income (expense) of $780 and ($4,460), respectively, in our consolidated statements of operations for the change in fair value of the warrant liability. On December 28, 2020, we repurchased the warrant for $14,000.

Note 9 MEMBERS’ EQUITY (DEFICIT)

CLASSES OF EQUITY UNITS

We have three classes of limited liability interests, designated as Class A Preferred Units, Class B Preferred Units, and Common Units (collectively, the “Unit” or “Units”). There are 2,000,000 Class A Preferred Units authorized specifically for issuance upon exercise of warrants, of which none were issued and outstanding at January 3, 2021 and December 29, 2019. There are 18,000,000 Class B Preferred Units authorized, of which 18,000,000 were issued and outstanding at January 3, 2021 and December 29, 2019. There are 5,000,000 Common Units

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

authorized, of which 3,057,344 were issued and 2,107,452 were outstanding as of January 3, 2021. No Common Units were issued and outstanding as of December 29, 2019. Class A Preferred Units and Common Units are non-voting classes, and Class B Preferred Units are a voting class.

The Board has not declared dividends. Future dividends would be allocated as follows: first, to holders of Class A Preferred Units in proportion to their respective number of Class A Preferred Units until the cumulative amount distributed to each Class A Preferred Unit holder equals 10 percent of total distributions; second, to holders of Class B Preferred Units in proportion to their respective number of Class B Preferred Units until the cumulative amount distributed to each Class B Preferred Unit holder equals such holder’s accrued but unpaid preferred return, which is an amount that will accrue cumulatively on a daily basis at 8 percent per annum on the Class B Preferred Unit original issue price ($1 per Unit); third, to Class B Preferred Units in proportion to their respective number of Class B Preferred Units until the cumulative amount distributed to each Class B Preferred Unit holder equals such holder’s Class B Preferred Units multiplied by the Class B Preferred Unit original issue price (total of $18,000 at January 3, 2021 and December 29, 2019); and fourth, to holders of Common Units and Class B Preferred Units in proportion to their respective number of Common Units and Class B Preferred Units. The cumulative preferred return to the holders of the Class B Preferred Units was $5,539 and $4,080 at January 3, 2021 and December 29, 2019, respectively.

COMMON UNITS REPURCHASED

In December 2020, key employees and two directors who were granted Common Unit options in 2017 and 2018 exercised their 3,052,672 options for an equivalent number of Common Units. In connection with the exercise of those options, we agreed to repurchase 949,892 Common Units at $4.28 per Common Unit, including 634,103 Common Units from our two directors. We recorded the cash paid for the repurchase of those Common Units amounting to $4,085 as a reduction to the Common Unit balance in our consolidated balance sheet as of January 3, 2021.

EMPLOYEE UNIT OPTION PLAN

We have an equity plan (the “Plan”) that provides for Common Unit options to be granted to certain of our key employees and directors. The maximum number of authorized Common Units is 5,650,000. Granted Common Unit options have a 10-year term and a two- to three-year cliff-vesting period. In 2017 and 2018, we granted Common Unit options with an exercise price of $0.01. We estimated the fair value of unit-based payment awards on the date of grant using an option-pricing model. The value of the awards was recognized as expense over the requisite service periods, which was the vesting period, in our consolidated statements of operations.

The following is a summary of unit options outstanding and activity under the Plan:

	UNIT OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE FAIR VALUE
Number outstanding as of December 30, 2018	3,480,000	$0.01	$2.25
Granted	—
Exercised	—
Cancelled	(427,328)	$0.01	$2.25
Forfeited	—

Number outstanding as of December 29, 2019	3,052,672	$0.01	$2.25
Granted	—
Exercised	(3,052,672)	$0.01	$2.25
Cancelled	—
Forfeited	—

Number outstanding as of January 3, 2021	—

As of January 3, 2021, 2,170,000 units were available for future grants pursuant to the Plan.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

RESTRICTED COMMON UNITS

On November 1, 2020, we granted 4,672 restricted Common Units to directors. The restricted Common Units vest over a one-year period. We estimated the fair value of the restricted Common Unit awards on the grant date using an option-pricing model. The value of the awards, amounting to $4.28 per restricted Common Unit, will be recognized as expense over the requisite service period, which is the vesting period, in our consolidated statements of operations.

On December 18, 2020, we granted restricted unit units to acquire up to 1,602,588 Common Units to certain key employees. The restricted unit units vest in equal amounts over a three-year period, but only in the event we complete an IPO of our stock or experience a change of control event. These restricted unit units are issued as Common Units upon vesting. The grantee has no rights as a Common Unitholder until the Common Units related to the restricted units have been issued. We estimated the fair value of the awards on the date of grant using an option-pricing model. The value of the awards, amounting to $5.62 per restricted Common Unit, will be recognized as expense over the requisite service period, which is the vesting period, in our consolidated statements of operations, but only after an IPO or change of control event.

Unit-based compensation expense is based on the estimated fair value of the award at the date of grant. The fair value of each award is estimated on the date of grant using the Black-Scholes option-pricing model, requiring the use of subjective assumptions. We used assumptions as follows:

2020 RESTRICTED COMMON UNIT GRANT
Expected term (years)	1.0
Expected volatility	55.6%
Expected dividend yield	0.0%
Risk-free rate of return	0.1%

The expected volatility is based upon historical volatility of similar entities whose share prices are publicly available. The expected term is based on the expected holding period of this type of investment until a liquidity event would occur. The risk-free rate of return is based on the U.S. Treasury yield curve in effect at the time of the grant.

UNIT-BASED COMPENSATION EXPENSE

Total unit-based compensation expense recorded in General and administrative expenses in our statement of operations related to the unit options and restricted Common Units was $488 and $3,408 for the years ended January 3, 2021 and December 29, 2019, respectively. In 2019, we entered into an agreement that cancelled 427,328 unit options. We accounted for the transaction as a repurchase for no consideration and, accordingly, $68 of unrecognized compensation cost was recorded in compensation expense for the year ended December 29, 2019. As of January 3, 2021, there was $9,027 of unrecognized compensation cost related to the restricted Common Units.

Note 10 BENEFIT PLANS

401(k) PLAN

We established a defined contribution plan which qualifies under Section 401(k) of the Code and covers employees who meet certain age and service requirements. Employee contributions are limited to the maximum amount allowed by the Code. We may make discretionary matching contributions or profit-sharing contributions. For the years ended January 3, 2021 and December 29, 2019, we made contributions of $1,005 and $893, respectively.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

LONG-TERM INCENTIVE PLAN

We adopted a long-term incentive plan (“LTIP”) in 2018 for certain key employees. Management determines the key employees who are eligible to participate in the program and the amounts to be awarded to each such employee. The employee generally vests in the deferred compensation 50 percent after three years of service and 100 percent after five years of service. Employees are 100 percent vested in the event of death, disability, retirement or change in control. Amounts awarded are adjusted by the percentage change in our annual appraised value. Awards do not represent units in our company, and vested participant accounts are paid in cash upon separation from service, if a minimum appraised value has been attained.

LTIP compensation expense and liability are based on the estimated fair value of the award at each reporting date. The fair value of each award is estimated using the Black-Scholes option-pricing model, requiring the use of subjective assumptions. We used assumptions as follows:

	JANUARY 3, 2021	DECEMBER 29, 2019
Expected term (years)	1.0	3.0
Expected volatility	55.6%	46.9%
Expected dividend yield	0.0%	0.0%
Risk-free rate of return	0.1%	1.6%

The value of the LTIP award is recognized as expense over the requisite service in our consolidated statements of operations. Total compensation expense related to the LTIP was $2,152 and $766 for the years ended January 3, 2021 and December 29, 2019, respectively.

Note 11 FAIR VALUE MEASUREMENTS

We follow the provisions of FASB’s authoritative guidance regarding fair value measurements. The FASB defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine fair value, we use a fair value hierarchy categorized into three levels based on inputs used. Generally, the three levels are as follows:

∎	Level 1 – Quoted prices in active markets for identical assets or liabilities;

∎

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

∎	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

Level 3 inputs are used in the valuation of our warrant liability and contingent consideration obligation. The change in level 3 assets measured at fair value on a recurring basis is summarized as follows:

	WARRANT	CONTINGENT CONSIDERATION
Balance at December 30, 2018	$10,320	$20,700
Payments	—	(9,871)
Change in fair value	4,460	9,271

Balance at December 29, 2019	14,780	20,100
Change in fair value	(780)	2,094
Payments	(14,000)	(11,294)

Balance at January 3, 2021	$—	$10,900

The change in fair value is reflected in our consolidated statements of operations.

The fair value of our warrant liability was developed using the approach discussed in Note 8, Warrant Liability. The warrants were revalued at December 29, 2019 based on updated forecasts of our business, and changes in marketplace assumptions including the discount rate, and revenue and earnings multiples of guideline companies. On December 28, 2020, we repurchased the warrants for $14,000.

The fair value of our contingent consideration liability at January 3, 2021 and December 29, 2019 was determined using forecasted receipts of projected future revenues of Advanced Technology Services. The royalty is paid out quarterly through 2021. The forecasted future cash flows were discounted reflecting the risk in estimating future revenues. We expect total future cash payments to be between $11,000 and $12,000.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The carrying values of accounts receivable, accounts payable, accrued liabilities, and other financial working capital items approximate fair values at January 3, 2021 and December 29, 2019 due to the short maturity of these items. The carrying values of our borrowings under our Revolver, Financing, Line of Credit and Term Loan approximate their fair values due to the frequency of the floating interest rate resets on these borrowings. The fair value of the Revolver, Financing, Line of Credit and Term Loan were determined based on inputs that are classified as Level 2 in the fair value hierarchy.

Our non-financial assets such as property and equipment and intangible assets are recorded at fair value upon acquisition and are remeasured at fair value only if an impairment charge is recognized. Our FSA obligation was recorded at fair value at the time of the business combination and was not remeasured. As of January 3, 2021 and December 29, 2019, we did not have any assets or liabilities measured at fair value on a non-recurring basis.

Note 12 COMMITMENTS AND CONTINGENCIES

FOUNDRY SERVICES AGREEMENT

Under the FSA which expired in June 2020, we were required to provide semiconductor wafers to our main customer over a 40-month period, beginning March 1, 2017, at contractual rates. As part of the FSA, the customer guaranteed certain levels of purchase orders for wafers. Sales to this customer were $40,632 and $65,519 for the years ended January 3, 2021 and December 29, 2019, respectively.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

SELF INSURANCE

We maintain a self-insurance program for our employees’ health care costs. We are liable for losses on claims up to $175 per individual and $1,000 in total for all individuals for the years ended January 3, 2021 and December 29, 2019. We maintain third party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based on claims reported as of the balance sheet date, as well as an estimated liability for claims incurred but not reported. The accrued liability for self-insurance costs of $404 and $249 as of January 3, 2021 and December 29, 2019, respectively, was recorded in Accrued expenses in our consolidated balance sheets.

LITIGATION

On May 8, 2020, we filed a complaint in the District Court for the Northern District of California against one of our commissioned third-party sales representatives. On June 1, 2020, the sales representative filed an answer and counterclaims. The counterclaims alleged that we breached a consulting agreement, dated May 18, 2018, by failing to pay certain invoiced amounts and failing to deliver certain quarterly reports. The sales representative sought relief in the form of damages, an accounting of all awards received by us, an award of pre-judgement interest, a recovery of costs and attorneys’ fees, and other relief the court deems appropriate. We recorded a liability for the estimated contractual amount owed to our sales representative. On January 12, 2021, we resolved this matter with our sales representative for an amount that did not exceed the total balance previously accrued and adjusted the accrued liability as of January 3, 2021 to the settlement amount.

From time to time, we are involved in legal proceedings and subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the resolution of these ordinary-course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows. Even if any particular litigation is resolved in a manner that is favorable to our interests, such litigation can have a negative impact on us because of defense and settlement costs, diversion of management resources from our business and other factors.

Note 13 MAJOR CUSTOMERS AND CONCENTRATION RISK

The following customers accounted for 10% or more of sales for the years ended January 3, 2021 and December 29, 2019:

	FOR THE YEARS ENDED
	JANUARY 3, 2021	DECEMBER 29, 2019
Customer A	29%	48%
Customer B	16%	13%
Customer C	—	11%
Customer D	14%	—

	59%	72%

We had four major customers that accounted for 30%, 20%, 19% and 18% of outstanding trade accounts receivable as of January 3, 2021 and three major customers that accounted for 50%, 14%, and 10% of outstanding trade accounts receivable as of December 29, 2019. The loss of a major customer could adversely affect our operating results and financial condition.

Note 14 RELATED PARTY TRANSACTIONS

PROFESSIONAL SERVICES

Oxbow Industries, LLC (“Oxbow”), our principal owner, provides management and financial consulting services to us for an annual management fee not to exceed $700. We incurred $640 and $563 of management fees to Oxbow during the years ended January 3, 2021 and December 29, 2019, respectively, which have been expensed and included in General and administrative expenses in our consolidated statements of operations.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

Members of our board of directors provide legal and professional services to us. We incurred fees of $239 and $180 for the years ended January 3, 2021 and December 29, 2019, respectively, which have been expensed and included in General and administrative expenses in our consolidated statements of operations.

SALE-LEASEBACK TRANSACTION

On September 29, 2020, we entered into an agreement to sell the land and building representing our primary operating location in Bloomington, Minnesota to an entity (“Oxbow Realty”) controlled by our principal owner for $39,000, less applicable third-party transaction costs of $1,494 and fees paid to Oxbow Realty of $1,950, representing expenses incurred to complete the sale, and to our principal owner of $1,950, representing fees to secure a guarantee of Oxbow Realty’s loan from a bank. We subsequently entered into an agreement to lease the land and building from Oxbow Realty for initial payments of $394 per month over 20 years. The monthly payments are subject to a 2% increase each year during the term of the lease. Due to our continuing involvement in the property, we accounted for the transactions as a failed sale leaseback (a financing transaction). Under failed sale leaseback accounting, we are deemed the owner of the property, and will continue to recognize the land and building on our consolidated balance sheet, with the proceeds received recorded as a financial obligation. See Note 15, Variable Interest Entities, for further information. Future minimum lease commitments to Oxbow Realty as of January 3, 2021 were as follows (such amounts are eliminated from our consolidated financial statements due to the consolidation of Oxbow Realty):

2021	$4,741
2022	4,836
2023	4,932
2024	5,031
2025	5,132
Thereafter	89,350

Total lease payments	114,022
Less: imputed interest	(87,005)

Total	$27,017

Note 15 VARIABLE INTEREST ENTITIES

Oxbow Realty was established for the purpose of holding real estate and facilitating real estate transactions. This included facilitating the purchase of our land and building with proceeds from a bank loan and managing the leaseback of the land and building to us. We determined that Oxbow Realty meets the definition of a VIE under Topic 810, Consolidation, because it lacks sufficient equity to finance its activities. We concluded that we are the primary beneficiary of Oxbow Realty as we have the power to direct operation and maintenance decisions during the lease term, which would most significantly affect the VIE’s economic performance. As the primary beneficiary, we consolidate the assets, liabilities and results of operations of Oxbow Realty, eliminate any transactions between us and Oxbow Realty, and record a non-controlling interest for the economic interest in Oxbow Realty not owned by us because the owners of our Class B and Common Units do not legally have rights or obligations to those profits or losses. In addition, the assets of Oxbow Realty can only be used to settle its liabilities, and the creditors of Oxbow Realty do not have recourse to the general credit of SkyWater.

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

The following table shows the carrying amounts of assets and liabilities of Oxbow Realty that are consolidated by us as of January 3, 2021. The assets and liabilities are presented prior to consolidation, and thus a portion of these assets and liabilities are eliminated in consolidation. We have included these amounts, net of eliminations, in the corresponding tables in the notes to our consolidated financial statements.

ASSETS
Cash and cash equivalents	$860
Prepaid expenses	99
Finance receivable	36,930

Total assets	$37,889

LIABILITIES
Accounts payable	$672
Accrued expenses	9
Debt	38,776

Total liabilities	$39,457

The following table shows the revenue and expenses of Oxbow Realty that are consolidated by us for the period from September 29, 2020 to January 3, 2021, the period subsequent to the sale-leaseback transaction. We have included these amounts, net of eliminations, in the corresponding tables in the notes to our consolidated financial statements.

REVENUE
Revenue	$1,345

EXPENSES
General and administrative expenses	$213
Interest expense	229

Total expenses	$442

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

Note 16 CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Since the restricted net assets of CMI and its subsidiaries exceed 25% of our consolidated net assets, the accompanying condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X. This information should be read in conjunction with our consolidated financial statements.

CMI Acquisition, LLC

(Parent Company Only)

Condensed Balance Sheets

(in thousands, except unit and per unit data)

	JANUARY 3, 2021	DECEMBER 29, 2019
Assets
Current assets:
Cash and cash equivalents	$—	$—
Income tax receivable	—	521

Total current assets	—	521
Due from subsidiaries	49,791	79,586
Investment in subsidiaries	(16)	24,167
Deferred income tax asset	38	2,760

Total assets	$49,813	$107,034

Liabilities and members’ equity
Current liabilities:
Current portion of long-term debt	$1,783	$4,148
Current portion of contingent consideration	8,904	14,219
Income taxes payable	1,710	—

Total current liabilities	12,397	18,367
Long-term debt, less current portion and unamortized debt issuance costs	35,436	43,839
Contingent consideration, less current portion	1,996	5,881
Warrant liability	—	14,780

Total liabilities	49,829	82,867

Commitments and contingencies
Members’ equity:
Class A Preferred Units (2,000,000 Class A Preferred Units authorized, none issued and outstanding)	—	—
Class B Preferred Units (18,000,000 Class B Preferred Units authorized, 18,000,000 issued and outstanding)	—	—
Common Units (5,000,000 Common Units authorized, 3,057,344 issued and 2,107,452 outstanding at January 3, 2021; none issued and outstanding at December 29, 2019)	3,767	7,333
Retained earnings (deficit)	(3,783)	16,834

Total members’ equity (deficit)	(16)	24,167

Total liabilities and members’ equity	$49,813	$107,034

CMI ACQUISITION, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except unit and per unit data)

CMI Acquisition, LLC

(Parent Company Only)

Condensed Statements of Operations

(in thousands, except per unit data)

FOR THE YEARS ENDED
	JANUARY 3, 2021	DECEMBER 29, 2019
Revenue	$—	$—
Operating expenses	—	—

Operating income	—	—
Other income (expense), net	—	—

Income before income taxes and equity in net loss of subsidiaries	—	—
Benefit for income taxes	—	—
Equity in net loss of subsidiaries	(20,617)	(16,419)

Net loss	$(20,617)	$(16,419)

Net loss per unit, basic and diluted	$(1.15)	$(0.91)

BASIS OF PRESENTATION

CMI owns 100% of SkyWater Technology Foundry and SkyWater Federal, our primary operating subsidiaries. CMI was formed October 3, 2016 and became the ultimate parent of SkyWater Technology Foundry through its acquisition of the business from Cypress on March 1, 2017. CMI formed SkyWater Federal on September 25, 2018.

CMI is a holding company with no material operations of its own that conducts substantially all of its activities through its subsidiaries. No investment or noncontrolling interest related to Oxbow Realty is shown in the parent company schedule, as subsidiaries and VIE’s are not consolidated, and the Company does not have rights or obligations to these amounts. CMI has no cash and, as a result, all expenses and obligations of CMI are allocated to and paid by its subsidiaries. CMI issued the warrants discussed in Note 8, Warrant Liability. CMI and SkyWater Technology Foundry are the borrowers under the Revolver, Line of Credit and Term Loan discussed in Note 6, Debt. However, SkyWater Technology Foundry is limited in its ability to declare dividends or make any payment on equity to, directly or indirectly, fund a dividend or other distribution to CMI in connection with those borrowings. Dividends, redemptions and other payments on equity (restricted payments) are limited to (1) restricted payments to the loan parties, (2) declaring and making dividend payments or other distributions payable solely in capital stock, (3) so long as no default or event of default exists or would result therefrom, the loan parties may pay management fees and compensation to our principal shareholder not exceeding an agreed upon amount in any fiscal year, and (4) so long as no default or event of default exists or would result therefrom, the loan parties may redeem up to $5,000 of Class B Preferred Units, $10,200 of Common Units and the warrant liability. Due to the aforementioned restrictions, substantially all of the net assets of CMI’s subsidiaries are restricted.

These condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, CMI’s investment in subsidiaries is presented under the equity method of accounting. A condensed statement of cash flows was not presented because CMI has no cash, and, therefore, no material operating, investing, or financing cash flow activities for the years ended January 3, 2021 and December 29, 2019. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As a result, these parent-only statements should be read in conjunction with the accompanying notes to these consolidated financial statements.

             Shares

SkyWater Technology, Inc.

Common Stock

Prospectus

Jefferies	Cowen

Piper Sandler

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the issuance and distribution of the common stock being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the listing fee of the Nasdaq Capital Market.

AMOUNT TO BE PAID
SEC registration fee	$	*
Financial Industry Regulatory Authority, Inc. filing fee		*
Nasdaq Capital Market listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

The following summarizes arrangements under which controlling persons, directors and officers of the registrant are indemnified against liability which they may incur in their capacities as such.

Delaware General Corporation Law. We plan to convert to a Delaware corporation prior to the effectiveness of this registration statement. As a Delaware corporation, the registrant will be subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of incorporation. The registrant’s certificate of incorporation, which will be in effect immediately before the closing of the offering described in the prospectus, provides that, to the fullest extent permitted by the Delaware General Corporation Law, the registrant’s directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The registrant’s bylaws, which will be in effect immediately before the closing of the offering described in the prospectus, provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by applicable law. The bylaws state that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit or other entity, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law against all liability and loss suffered and all expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith.

We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our certificate of incorporation and our bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

Other Insurance. The registrant expects to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by the registrant in the past three years. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

From July 12, 2017 through the date of this prospectus, the registrant issued to its managers and employees an aggregate of 4,200,000 options to purchase common units under its 2017 Option Incentive Plan, of which 3,052,632 options were exercised in November and December 2020 at an exercise price of $0.01 per unit. In some cases, the holders of such options exercised their options on a net exercise basis to cover the exercise price or the tax withholding payable in connection therewith, or a combination of the foregoing, which resulted in the registrant issuing an aggregate of 2,735,367 common units upon exercise of all such options for aggregate cash proceeds of $17,895. The remainder of the options granted were forfeited or canceled. As of the date of this prospectus, no options to purchase common units remain outstanding.

On November 1, 2020, the registrant issued to its managers an aggregate of 4,672 restricted common units. No purchase price was paid for the restricted common units, which vest according to the vesting criteria specified in the applicable restricted unit agreement.

On December 21, 2020, the registrant issued to its employees an aggregate of 1,602,588 restricted unit units that settle in common units. No purchase price was paid for the restricted unit units, which vest according to the vesting criteria specified in the applicable restricted unit unit agreements.

The foregoing transactions were effected in reliance on the exemption from registration under the Securities Act afforded by Rule 701 thereunder as transactions pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT NUMBER	DESCRIPTION

1.1**	Form of Underwriting Agreement

3.1**	Form of Certificate of Incorporation of SkyWater Technology, Inc. (the “Company”) (to be effective before the closing of the offering)

3.2**	Form of Bylaws of the Company (to be effective before the closing of the offering)

4.1**	Form of Registration Rights Agreement

5.1**	Opinion of Hogan Lovells US LLP regarding validity of the securities being registered

10.1*+	Form of 2021 Equity Incentive Plan

10.2*+	Form of Nonqualified Stock Option Agreement pursuant to 2021 Equity Incentive Plan

10.3*+	Form of Incentive Stock Option Agreement pursuant to 2021 Equity Incentive Plan

10.4*+	Form of Restricted Stock Unit Agreement pursuant to 2021 Equity Incentive Plan

10.5*+	Form of SkyWater Technology, Inc. 2021 Employee Stock Purchase Plan

10.6**	Process Technology License Agreement, dated as of March 1, 2017, between Cypress Semiconductor Corporation and Cypress Semiconductor (Minnesota) Inc.

10.7**	Amendment No. 1 to the Process Technology License Agreement, dated as of March 19, 2020, between Cypress Semiconductor Corporation and SkyWater Technology Foundry, Inc. (f/k/a Cypress Semiconductor (Minnesota) Inc.)

10.7.1**	Amendment No. 2 to the Process Technology License Agreement, dated as of April 16, 2020, between Cypress Semiconductor Corporation and SkyWater Technology Foundry, Inc. (f/k/a Cypress Semiconductor (Minnesota) Inc.)

10.8*	Management Fee Agreement, dated as of March 1, 2017, by and between SkyWater Technology Foundry, Inc. and Oxbow Industries, LLC

10.9**+	Amended and Restated Employment Agreement, dated as of March 19, 2021, by and between SkyWater Technology Foundry, Inc. and Thomas J. Sonderman

10.10**+	Amended and Restated Employment Agreement, dated as of March 19, 2021, by and between SkyWater Technology Foundry, Inc. and Stephen Manko

10.11*+	Project Patriot Bonus Agreement, dated as of August 28, 2020, by and between SkyWater Technology Foundry, Inc. and Tom Sonderman

10.12*+	Project Patriot Bonus Agreement, dated as of August 28, 2020, by and between SkyWater Technology Foundry, Inc. and Steve Wold

10.13*+	Project Patriot Bonus Agreement, dated as of August 28, 2020, by and between SkyWater Technology Foundry, Inc. and Steve Manko

10.14*+	Form of Restricted Unit Agreement, by and between CMI Acquisition, LLC and certain directors of the Company

10.15*+	Form of Restricted Unit Unit Agreement, by and between CMI Acquisition, LLC and certain officers of the Company

10.16*+	Redemption Agreement, dated as of December 29, 2020, by and between CMI Acquisition, LLC and Thomas Lujan

10.17*+	Redemption Agreement, dated as of December 29, 2020, by and between CMI Acquisition, LLC and Gary Obermiller

10.18*	Purchase Agreement, dated as of September 29, 2020, by and between SkyWater Technology Foundry, Inc. and Oxbow Realty Partners, LLC

10.19*	Lease, dated as of September 30, 2020, by and between Oxbow Realty Partners, LLC, as landlord, and SkyWater Technology Foundry, Inc., as tenant

10.20*	Amended and Restated Credit Agreement, dated as of December 28, 2020, by and among Wells Fargo Bank, National Association, as administrative agent, lead arranger and book runner, the lenders party thereto, CMI Acquisition, LLC, SkyWater Technology Foundry, Inc. and the other borrowers party thereto

10.21*	Waiver, Consent and First Amendment to Amended and Restated Credit Agreement, dated as of March 19, 2021, by and among Wells Fargo Bank, National Association, as administrative agent, CMI Acquisition, LLC, SkyWater Technology Foundry, Inc. and the other borrowers party thereto

10.22*	Warrant Purchase Agreement, dated as of December 27, 2020, by and between CMI Acquisition, LLC and Gordon Brothers Finance Company

10.23*	Technology and Economic Development Agreement, dated January 25, 2021, by and between Osceola County, Florida and SkyWater Florida, Inc., and joined for limited purposes by ICAMR, Inc.

21.1*	List of Subsidiaries

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2**	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

*	Filed herewith.
**	To be filed by amendment.
+	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes thereto included in the prospectus that forms a part of this registration statement.

Item 17. Undertakings

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on March 22, 2021.

SKYWATER TECHNOLOGY, INC.

By:	/s/ Thomas Sonderman
Name: Title:	Thomas Sonderman President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Sonderman, Steve Manko and Jason Stokes, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Thomas Sonderman Thomas Sonderman	President and Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2021

/s/ Steve Manko Steve Manko	Chief Financial Officer (Principal Financial Officer)	March 22, 2021

/s/ Khoua Yang Khoua Yang	Vice President of Finance (Principal Accounting Officer)	March 22, 2021

/s/ Wendi B. Carpenter Wendi B. Carpenter	Director	March 22, 2021

/s/ John T. Kurtzweil John T. Kurtzweil	Director	March 22, 2021

/s/ Thomas R. Lujan Thomas R. Lujan	Director	March 22, 2021

/s/ Gary J. Obermiller Gary J. Obermiller	Director	March 22, 2021

/s/ Loren A. Unterseher Loren A. Unterseher	Director	March 22, 2021